As filed with the Securities and Exchange Commission on May 15, 2006

Registration No. 333-131306

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO FORM S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

GSC CAPITAL CORP.
(Exact name of Registrant as specified in its governing instruments)

12 East 49th Street
Suite 3200
New York, NY 10017
(212) 884-6200
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

David L. Goret
General Counsel
12 East 49th Street
Suite 3200
New York, NY 10017
(212) 884-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Winthrop B. Conrad, Jr.	David J. Goldschmidt
Davis Polk & Wardwell	Skadden, Arps, Slate, Meagher & Flom LLP
450 Lexington Avenue	Four Times Square
New York, New York 10017	New York, New York 10036
(212) 450-4000	(212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated                 , 2006

GSC Capital Corp.

              Shares
Common Stock

     GSC Capital Corp. is a recently organized Maryland corporation that invests in real estate-related securities and various other asset classes. We are externally managed and advised by GSCP (NJ), L.P., an SEC-registered investment adviser. GSCP (NJ), L.P., together with certain affiliates, does business as GSC Partners.

     We expect to qualify as a real estate investment trust, or REIT, for federal income tax purposes and will elect to be taxed as a REIT under the federal income tax laws for the taxable year ended December 31, 2005 and subsequent tax years.

     This is our initial public offering. We are offering           shares of common stock and           shares of common stock are being offered by the selling stockholders described in this prospectus. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

     We currently expect the initial public offering price of our common stock to be between $           and $           per share. Prior to this offering, there has been no public market for our common stock. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "GCR".

     Shares of our common stock are subject to ownership limitations that we must impose in order to qualify and maintain our status as a REIT. Generally, no person may own more than 9.5% in market value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock determined both on the basis of disregarding our 7.25% convertible senior notes due 2010 and on the basis of treating the notes as stock on a fully converted basis. This ownership limitation is subject to an exception for GSC Partners and for two other investors who each own approximately 10% of our common stock.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 16.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

		Per Share		Total
Public offering price	$		$
Underwriting discounts and commissions	$		$
Proceeds, before expenses, to GSC Capital Corp.	$		$
Proceeds, before expenses, to selling stockholders	$		$

     We have granted the underwriters the right to purchase up to           additional shares of our common stock to cover over-allotments.

Deutsche Bank Securities

The date of this prospectus is             , 2006.

i

Staffing	95
Legal Proceedings	96
Our Properties	96
MANAGEMENT	97
Directors and Executive Officers	97
Biographical Information	97
Investment Committee	99
GSC Management and Advisory Board	100
Board Committees	103
Audit Committee	103
Compensation Committee	103
Nominating and Corporate Governance Committee	104
Code of Business Conduct and Ethics	104
Corporate Governance Guidelines	104
Director Compensation	104
Executive Compensation	105
Equity Compensation	105
2005 Stock Incentive Plan	105
Equity Compensation Plan Information	107
Indemnification and Limitation on Liability; Insurance	108
Management Agreement	109
Management Fees and Incentive Compensation	112
Restricted Stock and Option Grant	115
Conflicts of Interest in Our Relationship with our Manager	116
License Agreement	117
PRINCIPAL STOCKHOLDERS AND NOTEHOLDERS	118
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	120
SELLING STOCKHOLDERS	122
DESCRIPTION OF CAPITAL STOCK	124
General	124
Common Stock	124
Power to Reclassify Shares of Our Stock	124
Power to Issue Additional Shares of Common Stock and Preferred Stock	124
Restrictions on Ownership and Transfer	125
Transfer Agent and Registrar	127
Registration Rights	127
SHARES ELIGIBLE FOR FUTURE SALE	129
LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION AND ADVANCE OF EXPENSES	131
CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS	132
Board of Directors	132
Number of Directors; Vacancies; Removal	132
Action by Stockholders	132
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals	132
Calling of Special Meetings of Stockholders	133
Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws	133
No Appraisal Rights	133
Control Share Acquisitions	133
Certain Restrictions on Ownership and Transfer of Our Capital Stock	134
Business Combinations	134
Subtitle 8	135
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	136
Taxation of GSC Capital Corp	137

ii

Requirements for Qualification	138
Ownership of Subsidiary Entities	139
Gross Income Tests	140
Asset Tests	142
Annual Distribution Requirements	144
Failure to Qualify	145
Prohibited Transactions	146
Foreclosure Property	146
Taxable Mortgage Pools	146
Taxation of Stockholders	147
Other Tax Consequences	151
UNDERWRITING	152
LEGAL MATTERS	156
EXPERTS	156
WHERE YOU CAN FIND MORE INFORMATION	156
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

iii

PROSPECTUS SUMMARY

     This summary highlights some of the information in this prospectus. It is not complete and does not contain all of the information that you should consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms the “company,” “we,” “us” and “our” refer to GSC Capital Corp.; “GSC Partners” refers collectively to GSCP (NJ), L.P., GSCP, Inc., GSCP (NJ) Holdings, L.P. and GSC Partners Europe Limited, which do business as GSC Partners and are substantially owned in various proportions by certain of their senior professionals; “our Manager” refers to GSCP (NJ), L.P., our external manager. Unless indicated otherwise, the information in this prospectus assumes no exercise by underwriters of their over-allotment option to purchase up to an additional shares of our common stock.

Our Company

     We are a specialty finance company, formed in May 2005, that invests in real estate-related securities and various other asset classes. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Our objective is to provide competitive risk-adjusted returns to our investors through a combination of dividends and capital appreciation. We intend to achieve this objective by investing in broad classes of financial assets to construct a diversified investment portfolio that is leveraged, where appropriate. Overall, our investment portfolio is and will likely continue to be highly leveraged. Future dividends and capital appreciation are not guaranteed, and we may not be able to achieve our performance objectives as our operating history and our REIT experience are limited.

     Our investment portfolio is structured to comply with the various federal income tax requirements for REIT status and the requirements for exclusion from regulation under the Investment Company Act of 1940, or the 1940 Act. We invest or intend to invest primarily in the following asset classes:

  Real estate-related securities, principally private label and agency residential mortgage-backed securities (RMBS), as well as other real estate-related securities, including commercial mortgage-backed securities (CMBS), either directly or indirectly through credit default swaps;

  Whole loan mortgages sourced through primary originators, mortgage conduits and the secondary market;

  Middle market and broadly syndicated senior secured loans;

  Tranches of other asset-backed securities (ABS), including collateralized debt obligations, or CDOs, collateralized by residential or commercial mortgage loans or other financial assets, either directly or indirectly through credit default swaps; and

  Leveraged finance instruments, including, but not limited to, high yield corporate bonds, distressed debt securities and corporate mezzanine loans and other investments, including private and public equity investments.

     Investing in assets through credit default swaps subjects us to additional risks. We would not have any legal or beneficial interest in any assets in entering into a credit default swap on such assets. We would have only a contractual relationship with our counterparty, typically a broker-dealer or other financial institution, and would not have the benefit of any collateral or other security or remedies that would be available to holders of such assets or the right to receive information regarding the underlying obligors or issuers of such assets. In addition, in event of insolvency of a credit default swap counterparty, we would be treated as a general creditor of such counterparty and therefore subject to significant counterparty credit risk. Furthermore, credit default swaps are relatively new instruments, the terms of which may contain ambiguous provisions that are subject to interpretation, which may have consequences that could be adverse to us.

     As of December 31, 2005, we had a portfolio of approximately $1.8 billion consisting primarily of agency residential mortgage-backed securities and middle market senior secured loans, as shown in the following chart:

			Weighted Average

Security Description	Estimated Fair Value	Percent of Total Investments	S&P Equivalent Rating	Coupon	Months to Reset(1)	Yield to Maturity(2)	Constant Prepayment Rate(3)

	(In thousands)
Agency:
3/1 hybrid adjustable rate
RMBS	$351,790	19.8%	AAA	4.4%	29.7	4.5%	21.4%
5/1 hybrid adjustable rate
RMBS	570,766	32.1	AAA	4.8	53.6	4.8	10.4
7/1 hybrid adjustable rate
RMBS	399,344	22.4	AAA	5.0	78.1	4.9	10.7
Other RMBS	235,272	13.2	AA	4.9	n/a	5.2	7.5
Senior Secured Loans	173,048	9.7	B	7.1	n/a	n/a	n/a
Corporate Bonds	39,222	2.2	B-	8.9	n/a	10.6	n/a
Equity Securities	10,275	0.6	n/a	n/a	n/a	n/a	n/a

Total	$1,779,717	100.0%

(1)	Represents number of months before conversion to floating rate.
(2)	Represents the yield to date of conversion to floating rate.
(3)	Represents the estimated percentage of principal that will prepay over the next 12 months based on historical principal paydowns.

     As of December 31, 2005, we had total indebtedness of $1.73 billion, including $97.9 million from the issuance of our 7.25% convertible senior notes due 2010 (which refer to as the “notes”) in our July 2005 private offering. We utilize or intend to utilize a variety of financing techniques to finance our investments, including repurchase agreements, warehouse facilities, and term financing in the form of CDOs and securitizations.

     Following our private offering in July 2005, we invested a substantial portion of the net proceeds, together with the proceeds of repurchase agreement financings, in U.S. government agency and AAA-rated hybrid adjustable rate RMBS pending the full implementation of our diversified investment strategy. During the quarter ended December 31, 2005, we sold certain of the RMBS to allow us to invest in more diversified, higher yielding investments. These sales resulted in losses of $2.2 million being recognized in the quarter ended December 31, 2005. We intend to hold a significant number of our assets in RMBS, but we may sell additional investments in the future as more suitable investments, such as whole loan mortgages through securitizations, are identified and become available.

     Although we intend to continue to focus on the investments described above, our investment decisions will depend on prevailing market conditions. As a result, we cannot predict the percentage of our assets that will be invested in each asset class or whether we will invest in other classes of investments. We may change our investment strategy and policies without a vote of our stockholders.

     Our investment process benefits from the resources and professionals of our Manager and GSC Partners. The investment process is managed by an investment committee consisting of five senior members of GSC Partners and includes our chairman, chief executive officer, head of corporate credit and chief investment officer. The investment committee operates under investment guidelines and consults periodically to develop a set of preferences for sectors and sub-sectors, with a strong emphasis on credit performance characteristics. The primary focus of the investment committee is to review and approve our investment policies and to review and approve our investment portfolio purchases and holdings and related compliance with investment policies. The chairman of the investment committee is required to be consulted on, and has the right, but not the obligation, to approve or disapprove all proposed actions or determinations of the investment committee. We do not have specified or target criteria for our investment portfolio. We invest in the broad classes of financial assets listed above based on the pricing of specific assets as measured against their underlying and composite attributes, such as average score issued by the Fair Isaac Company, or the FICO score, loan-to-value ratio and prepayment rate in the case of RMBS.

     We generate income by investing in income producing securities. We use substantial leverage in order to increase potential returns to our stockholders and are subject to additional risk as a result. As interest rates rise, the costs of financing our investments generally increase faster than the income from our investments, which reduces the net returns on our investments. As interest rates fall, prepayment rates on our investments generally increase, resulting in return of invested capital, thereby forcing us to redeploy our capital into lower yielding assets at prevailing market rates. As we seek to match our hedging strategy with anticipated prepayments of our investments, as such prepayment rates generally increase as interest rates fall and generally decrease as interest rates rise, unanticipated changes in interest rates could cause our hedging instruments be mismatched with our underlying investments. In addition, defaults on our underlying investments reduce the net returns on our investments. Reduced net investment returns do not result in a reduction in the base management fees payable to our Manager, which are fixed and are not tied to our investment performance.

     To manage the interest rate risk associated with the financing of our fixed rate assets with variable rate debt, we utilize from time to time derivative financial instruments, including interest rate swaps to convert variable rate debt to fixed rate. Entering into interest rate swaps will generally reduce returns on our investments due to the cost of hedging transactions, which include commissions paid to brokers to enter into such transactions, upfront payments required by counterparties and the difference between the rate at which swaps are available from time to time and the prevailing interest rate. We regularly evaluate the appropriate number of interest rate swaps that we enter into in light of the costs and benefits associated with these investments.

     As of December 31, 2005, we had hedged $725.0 million of our liabilities by entering into three interest rate swaps and one option to enter into a swap, or swaption, the aggregate notional value of which was approximately $725.0 million.

Summary Risk Factors

     An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock.

  We have a limited operating history and our Manager has limited experience operating a REIT and no prior experience operating a public company. Accordingly, our Manager may not operate us successfully.

  We have incurred losses since commencing operations and we may not achieve or maintain profitability. Our net loss for the period from inception of our Company on July 11, 2005 to December 31, 2005 was $1,674,000.

  We are dependent upon our Manager and certain key personnel of our Manager and may not find a suitable replacement if our Manager terminates the management agreement or such key personnel are no longer available to us.

  Our Manager is entitled to a base management fee which is independent of the performance of our portfolio. We paid aggregate base management fees of $1,516,000 to our Manager for the period from the inception of our company on July 11, 2005 to December 31, 2005.

  If our Manager ceases to be our Manager pursuant to the management agreement, financial institutions currently providing financing to us may not provide future financing to us.

  Our Manager is entitled to incentive compensation based on our portfolio’s performance, which may lead it to place emphasis on the maximization of net income. This could result in our Manager increasing the risk profile of our investment portfolio. We have not paid any incentive compensation to our Manager for the period from the inception of our company on July 11, 2005 to December 31, 2005.

  We may terminate the management agreement between us and our Manager, without cause, upon 180 days notice after an affirmative vote of holders of at least 75% of our then outstanding common stock (other than those shares held by our Manager or its affiliates) and the authorization of a majority of our independent directors. This provision in our management agreement makes termination of our Manager without cause difficult.

  Our Manager's liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities.

  As of December 31, 2005, approximately 87.5% of our investment portfolio was concentrated in adjustable-rate RMBS, and we cannot assure you that we will be successful in achieving a more diversified portfolio that generates comparable or better returns. Even if we are successful in achieving a more diversified portfolio, it is likely that a substantial portion of our fully leveraged assets will be MBS.

  We may change our investment strategy without stockholder consent, which could result in investments that are different, and possibly more risky, than the proposed and actual investments we describe in this prospectus.

  Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, our Manager may in the future sponsor or manage investment vehicles with a more similar investment focus to ours, which, in each case, could result in our competing for access to the benefits that our relationship with our Manager provides to us, including potentially reduced availability of investment opportunities. See “Resolution of Potential Conflicts of Interest; Equitable Allocation of Investment Opportunities” and “Risk Factors—Risks Related to Our Business”.

  We have invested in CDOs managed by our Manager. As a result of this conflict of interest our Manager could make decisions that are not in the best interests of our stockholders.

  We do not control the management, investment decisions or operations of the entities in which we have invested. Management of those entities may invest in assets that underperform, or take other actions over which we have no control and that may reduce the value of our investment in those entities.

  An active market for our common stock may not develop, which may cause our common stock to trade at a discount and/or make it difficult to sell common stock held by you.

  The market price and trading volume of our common stock may be volatile.

  We expect to leverage our investments. Our use of leverage may have the effect of magnifying our investment losses when and as incurred. Our leverage ratio at December 31, 2005 was 23.3 to 1.

  The yields on our investments and the costs of our borrowings may be sensitive to changes in prevailing interest rates and changes in underlying prepayment rates. Mismatches between the repricing or maturity dates of our assets and those of our borrowings may reduce or eliminate income derived from our investments or result in losses.

  The mortgage-backed assets in which we invest are subject to the credit risk of the underlying mortgage loan collateral, and in the event of default of such mortgage loan collateral and the exhaustion of any underlying collateral or additional credit support, we may not recover our full investment.

  Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other security holders may consider favorable.

  The stock ownership limits that apply to REITs, as prescribed by the Internal Revenue Code and by our charter, may restrict our business combination opportunities.

  If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates, which would reduce the amount of cash available for distribution to our stockholders and reduce cash available for making interest and principal payments to our lenders, which could reduce the value of our stock.

  The REIT qualification rules impose limitations on the types of investments and activities which we may undertake, including limitation on our use of hedging transactions and derivatives, and these limitations may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

  Because we attempt to operate in such a manner to be excluded from regulation as an investment company under the 1940 Act, the assets that we may acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated thereunder and may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

  Holders of our notes will be able to convert the notes into shares of our common stock in order to include such shares in this offering. Thereafter, those holders who do not participate in this offering may convert their notes into our common stock (i) at any time after sixty days following this offering; (ii) upon notice of redemption of the notes by us; or (iii) if the company is party to a consolidation, merger or similar transaction where the common stock of the company is converted into cash. Conversion of our notes may significantly dilute the ownership interest of existing stockholders, including holders who had previously converted their notes and received shares of common stock upon conversion.

  The trading prices for our common stock may be affected by trading, hedging or arbitrage activities with respect to the notes.

  Holders of the notes have certain rights of redemption and are entitled to receive additional cash payments if we do not consummate a public offering of our common stock resulting in gross proceeds of at least $125 million prior to January 15, 2008 or if we consummate such an offering at a price of less than $25 per share.

  The terms of the notes contain certain restrictive covenants that limit our ability to take certain actions that may be beneficial to us and our stockholders, such as incurring certain indebtedness, primarily unsecured indebtedness, incurring liens or entering into a consolidation, merger or sale of substantially all of our assets.

Our Formation and Structure

     We were formed by GSC Partners as a Maryland corporation in May 2005. We completed a private offering of our common stock and the notes in July 2005, in which we raised net proceeds of approximately $183.3 million, net of purchase and placement fees, legal costs and organizational costs. GSC Secondary Interest Fund, LLC, an affiliate of our Manager, purchased 340,000 shares of our common stock and $8,500,000 aggregate principal amount of the notes in our July 2005 private offering. In addition, in connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock (68,000 shares in July 2005 and 10,522 shares in January 2006) and options to purchase 117,783 shares of our common stock with an exercise price of $25.00 per share (options to purchase 102,000 shares were granted in July 2005 and options to purchase 15,783 shares were granted in January 2006), representing in the aggregate approximately 4.7% of the outstanding shares of our common stock as of the date of this prospectus, or 2.4% if the notes are fully converted into an additional 3,916,000 shares of common stock, assuming in each case all outstanding options are exercised. Following completion of this offering, our Manager and its affiliates including our independent directors, will collectively own 429,022 shares of our common stock, representing 10.4% of our outstanding shares of common stock, and will have options to purchase an additional 117,783 shares of our common stock representing an additional 2.8% of our outstanding shares of common stock, or representing 5.3% and 1.5% of our common stock, respectively, if the notes are fully converted, and in each case, assuming all outstanding options are exercised.

     We presently have three qualified REIT subsidiaries, or “QRS” entities. GSC Capital Corp. QRS Delaware Loan Holdings, Inc. was formed to invest in residential mortgage loans, GSC Capital Corp. QRS Delaware Real Estate Holdings, Inc. was formed to invest in other real estate and non-real estate assets, including securities held upon securitization of residential mortgage loans and GSC Capital Corp. Holdings, Inc. (Cayman), which was formed for the purpose of investing in non-real estate assets. In addition, we have a taxable REIT subsidiary, GSC Capital Corp. TRS Delaware Holdings, Inc., which holds our investments in CDOs and other non-real estate assets.

Our Manager

     We are externally managed and advised by GSCP (NJ), L.P., an SEC-registered investment advisor , which we refer to as our Manager. Our Manager was formed in 1999. Our Manager, together with its affiliates GSCP, Inc., GSC Partners Europe, Limited, GSCP (NJ), Inc. and GSCP (NJ) Holdings, Inc., does business as GSC Partners. GSC Partners started active investment management operations in 1999, and managed approximately $10.7 billion of assets, including our assets, as of March 31, 2006. Through our relationship with GSC Partners, we benefit from GSC Partners’ investment and operational expertise across all of our targeted asset classes, mature infrastructure and financial and capital structuring skills. In particular, these resources provide us with a wide variety of investment opportunities and access to information that assist us in making investment decisions across our targeted asset classes, which we believe provide us with a competitive advantage. However, neither our Manager nor GSC Partners has any prior experience managing a REIT. Our Manager also acts as an investment manager to other entities formed by GSC Partners.

     Our Manager is responsible for administering our business activities and day-to-day operations and uses the resources of GSC Partners to support our operations. GSC Partners has well-respected and established portfolio management resources for each of our targeted asset classes and a mature infrastructure supporting those resources. GSC Partners’ 14 most senior investment professionals have a range of 12 to 35 years of experience, with an average of 23 years.

     GSC Partners has senior management and investment advisory teams with extensive experience in identifying, financing, hedging and managing RMBS, ABS, CMBS, mezzanine financing and other alternative investments. Mr. Joseph H. Wender, our chairman, is also a senior managing director of GSC Partners. Mr. Frederick H. Horton, our chief executive officer, is the head of the structured finance group at GSC Partners, Mr. Thomas V. Inglesby is the head of corporate credit at our company and GSC Partners, Mr. Daniel I. Castro, Jr., our chief investment officer, is a managing director in the structured finance group at GSC Partners, and Mr. Edward S. Steffelin, our president, is a managing director and chief operating officer of the structured finance group at GSC Partners. Mr. Wender has 34 years, both Mr. Horton and Mr. Castro have over 22 years, Mr. Inglesby has over 18 years, Mr. Oswald, our chief financial officer, has over 22 years, and Mr. Steffelin has over 10 years of related investment experience.

     Pursuant to our management agreement, our Manager has formed an investment committee to advise and consult with our Manager’s senior management team with respect to our investment policies, investment portfolio holdings, financing and leveraging strategies and investment guidelines. The investment committee does not review investments for our Manager’s affiliates or other entities, however, individual members of the investment committee may serve on investment committees of other funds managed by GSC Partners. The members of the investment committee are Mr. Alfred C. Eckert III, chairman and chief executive officer of the general partner of our Manager, who also serves as chairman of the investment committee, Mr. Wender, our chairman, Mr. Horton, our chief executive officer, Mr. Inglesby, the head of corporate credit at our company and GSC Partners, and Mr. Castro, our chief investment officer. Messrs. Wender, Horton, Inglesby and Castro each have additional roles and responsibilities with our Manager and are expected to devote approximately 25%, 75%, 10% and 75% of their time to our business, respectively.

GSC Partners

     GSC Partners had approximately $10.7 billion of assets under management as of March 31, 2006. GSC Partners specializes in credit-based alternative investment strategies, including structured finance, corporate credit, control distressed debt investing and European mezzanine lending. GSC Partners is privately owned and has over 140 employees with headquarters in New Jersey, and offices in New York, London and Los Angeles.

     GSC Partners was founded in 1999 by Alfred C. Eckert III, its Chairman and Chief Executive Officer. Its senior officers and advisors are in many cases long-time colleagues who have worked together extensively at other institutions, including Goldman, Sachs & Co., Greenwich Street Capital Partners and The Blackstone Group. Through the combined experience of these individuals, GSC Partners identifies sectors of the credit markets that it believes to be attractive. GSC Partners generally invests its own capital alongside the capital of its clients.

Our Relationship with Our Manager and GSC Partners

     We are externally managed and advised by our Manager, which, together with certain related entities, does business as GSC Partners. We leverage the personnel, infrastructure, relationships and experience of GSC Partners and our Manager to enhance the growth of our business. We currently have no employees. We currently have no employees, although we reimburse our Manager for 100% of our chief financial officer’s compensation. Each of our executive officers, except for our chief financial officer, are also officers of our Manager or GSC Partners.

     We entered into a management agreement with our Manager, effective upon the closing of our July 2005 private offering. The initial term of the management agreement is through December 31, 2008, with automatic, one-year renewals at the end of each year. Pursuant to the management agreement, our Manager implements our business strategy on a day-to-day basis and performs certain services for us, subject to oversight by our board of directors. Our Manager is responsible for, among other duties, performing all of our day-to-day functions, determining investment criteria in conjunction with our board of directors, sourcing, analyzing and executing investments, asset sales and financings and performing asset management duties. Pursuant to our management agreement, our Manager has formed an investment committee to advise and consult with our Manager’s senior management team with respect to our investment policies, investment portfolio holdings, financing and leveraging strategies and investment guidelines.

     The following table summarizes the fees and expense reimbursements and other amounts that we pay to our Manager:

Type		Description
Base management fee:	1.75% per annum of our stockholders equity, defined as the aggregate net proceeds from sales of our equity securities (including the notes but excluding the issuance of securities upon conversion of the notes), plus (or minus) retained earnings (or deficit) for the measurement period, less amounts paid for repurchases of our capital stock or repayment of notes. This base management fee is payable independent of the performance of our portfolio.

Payable quarterly in arrears in cash.

Incentive management fee:	Quarterly fee equal to 25% of:

	—	The amount by which our net income per share (before non-cash compensation expense, the incentive management fee, interest on the notes and, to the extent not included in interest on the notes, amortization of debt discount and issuance costs with respect to the notes) for such quarter (assuming conversion of all the notes at the beginning of such quarter) exceeds an amount equal to:

	—	the product of the weighted average price per share in the July 2005 private offering and any subsequent offerings by us of our common stock, including this offering, and the common stock issuable upon conversion of the notes issued in the July 2005 private offering, assuming a conversion price of $25 per share, multiplied by the higher of:

— 2.25% and

— 25% of the then applicable 10-year treasury note rate plus 0.75%

Multiplied by the weighted average number of shares of common stock outstanding during the quarter, assuming full conversion of all the notes at the beginning of the quarter.

The calculation is subject to adjustment for one-time charges pursuant to changes in U.S. generally accepted accounting principles and other one time charges with the approval of a majority of our independent directors.

Payable quarterly; at least 10% shall be payable in shares of common stock and the remainder in cash, provided that under our management agreement, our Manager may not receive payment of its incentive fee in shares of our common stock if such payment would result in our Manager owning directly or indirectly through one or more subsidiaries more than 20% of our common stock.

Because our Manager’s incentive management fee is based on our portfolio’s performance, our Manager may be incentivized to maximize net income by increasing the riskiness of our investment portfolio. We have not paid any incentive compensation to our Manager for the period from the date of our private offering on July 11, 2005 to December 31, 2005.

Type	Description
Fee reduction for CDOs managed by our Manager:

With respect to investments made by us in CDOs managed by our Manager, or “Manager CDOs”, the aggregate management fees we pay on an annual basis with respect to Manager CDO’s will be reduced on a dollar-for-dollar basis by the amount of the fees paid by the Manager CDO to the Manager during such period in an amount up to the amount of the aggregate management fee otherwise payable by us to our Manager for such period. The fees we may pay to the Manager in connection with an investment in a Manager CDO may exceed the aggregate amount of the management fee, in which case the management fees we pay to the Manager would be reduced to zero, however, the Manager CDO would continue to pay the full management fee payable under its separate agreement with our Manager. This arrangement goes beyond what is required by the terms of the management agreement and our Manager reserves the right to change this policy at any time. The management agreement provides that, with respect to Manager CDOs, the base management fee (as described above) we pay to our manager will be reduced by an amount equal to the base management fee allocable to the equity supporting such investment in the Manager CDO except where our Manager does not receive a fee in connection with the management of the Manager CDO. See Management — Management Fees and Incentive Compensation — Fee reduction for certain CDOs.

Expense reimbursement:	Reimbursement of expenses incurred by our Manager, including rent, the compensation of our chief financial officer, legal, accounting, due diligence and other services, estimated to be approximately $0.6 million each quarter, however is not subject to any specific limitation and is payable quarterly in cash.

Resolution of Potential Conflicts of Interest; Equitable Allocation of Investment Opportunities

     There are conflicts of interest in our relationship with our Manager and/or GSC Partners. You should review “Risk Factors—Risks Related To Our Business” for a description of these conflicts. Our Manager has historically managed investment vehicles with similar or overlapping investment strategies and has a conflict-resolution policy in place so that we may generally share equitably with other GSC Partners investment vehicles in investment opportunities, particularly those involving a security with limited supply, that may be suitable for us and such other investment vehicles. Our Manager has designed a compliance program to monitor its conflict-resolution policies and procedures and regularly evaluates the effectiveness of such policies and procedures.

     Our Manager has agreed to offer us the right to participate in all investment opportunities that it determines are appropriate for us in view of our investment objectives, policies and strategies and other relevant factors, subject to the exception that, in accordance with GSC Partners’ conflict of interest policy, we might not participate in each such opportunity, but will on an overall basis equitably participate with GSC Partners’ other clients. Additionally, in the area of European mezzanine lending, our ability to make investments of this type is limited by the governing documents of these investment vehicles. However, our Manager has agreed that any other investment vehicle created or managed by it or by its affiliates shall not have any contractual right to receive priority in allocation of investments in ABS, MBS, CDO equity and non-distressed middle market loans. The policy permits departure from such equitable allocation only if the allocation would result in an inefficiently small amount of the security being purchased for an account.

     In addition, there may be conflicts of interest that arise by our sharing legal counsel with GSC Partners and if we and GSC Partners have invested in the securities of a company that becomes distressed. For more information regarding our potential conflicts of interest with our Manager and/or GSC Partners, see “Risk Factors — Risks Related To Our Business”.

Our Business Strengths

  Leading Investment Advisor

  Diversified Credit-Oriented Investment Strategy

  Experienced Management Team

  Experienced Investment Committee and Board of Directors

  Access to GSC Partners’ Infrastructure

  Alignment of Interests between GSC Partners and Our Investors

Our Distribution Policy

     Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. For more information, please see “Material Federal Income Tax Considerations.”

     In connection with the REIT requirements, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. In addition, our cash available for distributions may be less than 90% of our REIT taxable income, which could require us to sell assets or borrow funds in order to make distributions to satisfy the REIT requirements. For more information, please see “Distribution Policy.”

     We paid quarterly distributions of $0.28 per share of our common stock on November 3, 2005 and January 17, 2006. The total amount of these distributions was approximately $2.2 million. As we incurred net losses in each of our last two fiscal quarters in 2005, these quarterly distributions have been funded from the net proceeds from the July 2005 private offerings and short-term borrowings, and 100% of such distributions have been treated as a return of capital for federal income tax purposes. The aggregate amount of distributions that were funded from the net proceeds of the July 2005 private offerings was $2.2 million We have declared these quarterly distributions in spite of our operating losses in the expectation that we will ultimately achieve profitability but, given these losses, we cannot assure you that we will continue future quarterly distributions at this level, or at all. See “Risk Factors.” On April 24, 2006 we declared a quarterly distribution of $0.30 per share of our common stock, payable to holders of record as of April 27, 2006.

Operating and Regulatory Structure

     REIT Qualification

     We intend to elect to be treated as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2005. Our qualification as a REIT will depend upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

     Because we intend to elect and qualify to be taxed as a REIT and to operate our business so as to be excluded from regulation under the 1940 Act, we are required to invest a substantial majority of our assets in real estate-related assets, such as certain types of MBS and loans secured by mortgages on real estate. Therefore, the percentage of our assets we may invest in ABS, bank loans, leveraged finance instruments and other types of instruments may be limited.

     As a REIT, we generally will not be subject to federal income tax on our REIT taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property.

     We generally make and hold our investments and conduct our other operations directly or through a qualified REIT subsidiary, or QRS, although certain of our investments and activities may be conducted through a TRS, which will be subject to federal, state and local income tax on its income if such TRS is a domestic corporation.

     Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter, among other limitations, generally prohibits any stockholder from beneficially or constructively owning more than 9.5% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock, determined both by disregarding the notes and by treating the notes as stock on a fully converted basis, subject to an exception for GSC Partners and for two other investors who each own approximately 10% of our common stock. Our board of directors has discretion to grant exemptions from this ownership limit, subject to terms and conditions as it deems appropriate.

   Exclusion from Regulation under the 1940 Act

     In order to maximize our flexibility under the 1940 Act, we changed our corporate structure in 2006 by organizing GSC Capital Corp. as a holding company and conducting our business through wholly-owned subsidiaries, three of which are our qualified REIT subsidiaries, or QRSs, and one of which is our taxable REIT subsidiary, or TRS. We meet the test for exclusion under Section 3(a)(1)(C) of the 1940 Act through our investment in our QRSs, which will account for at least 60% of the value of our holding company’s assets on an unconsolidated basis.

     In turn, our QRSs will rely on the exemption from registration provided by Section 3(c)(5)(C) of the 1940 Act and we will monitor our portfolio periodically and prior to each acquisition to confirm that we continue to qualify for the exemption. In compliance with Section 3(c)(5)(C), our QRSs invest at least 55% of their assets in mortgage loans, MBS that represent the entire ownership in a pool of mortgage loans and other qualifying interests in real estate, which we refer to as qualifying real estate assets and at least 80% of their assets in qualifying real estate assets and other types of mortgages, MBS, securities of REITs and other real estate-related assets. As a result, our QRSs are limited in their ability to make certain investments.

     We generally expect that our QRS’s investments in RMBS, real estate whole loans and CMBS will be considered real estate-related assets under Section 3(c)(5)(C) of the 1940 Act. In addition, we expect that certain of our investments in RMBS and real estate whole loans will be considered qualifying real estate assets under Section 3(c)(5)(C) of the 1940 Act. The treatment of these assets as real estate-related assets or qualifying real estate assets will be based on the characteristics of the underlying collateral and the particular type of loan, including whether we have foreclosure rights with respect to the underlying real estate collateral. At present, we do not generally expect that our investments in bank loans, CDOs, consumer and non-consumer ABS, high yield corporate bonds, distressed debt securities, corporate mezzanine financing or private equity will constitute qualifying real estate assets or real estate-related assets.

     Satisfying these requirements for exclusion from regulation limits our ability to make certain investments. For more information about the requirements of the 1940 Act, please see “Business — Operating and Regulatory Structure — Exclusion from Regulation under the 1940 Act.”

Selling Stockholders

     All holders of our common stock and notes sold in the private offering we completed in July 2005 and their respective direct and indirect transferees may elect to participate in this offering in order to resell their shares or, in the case of holders of the notes, shares issuable upon conversion of the notes, in this offering, pursuant to, and subject to compliance with, the registration rights agreements described in “Description of Capital Stock — Registration Rights Agreement”. We are including          shares of our common stock in this offering to be sold by selling stockholders.

Lock up Agreements

     We, our directors and officers, members of our Investment Committee, our Manager, GSC Secondary Interest Fund, LLC, GSC Partners and the selling stockholders have agreed to be bound by certain agreements that prohibit us and them from selling, pledging, transferring or otherwise disposing of any of our common stock or securities convertible into our common stock for 180 days (60 days in the case of the selling stockholders) after this offering.

Our Corporate Information

     Our offices are located at 12 East 49th Street, Suite 3200, New York, NY 10017, and our telephone number is (212) 884-6200. Our website is www.gsccapitalcorp.com.

The Offering

Common stock offered by us	shares

Common stock offered by selling stockholders	shares

Common stock to be outstanding after this offering	shares*

Use of proceeds	We intend to use the net proceeds of this offering to continue to make investments in a diversified investment portfolio of real estate-related securities and real estate loans, as well as various other asset classes, subject to maintaining our REIT status and exclusion from regulation under the 1940 Act. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering.

New York Stock Exchange Symbol	We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "GCR."

Ownership and transfer restrictions	Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter generally prohibits any stockholder from beneficially or constructively owning more than 9.5% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock, subject to an exception for GSC Partners and for two other investors, each of whom owns approximately 10% of our common stock. For this purpose, the value and number of our outstanding shares of capital stock is determined both by disregarding the notes and by treating the notes as stock on a fully converted basis.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors.”

*	The number of shares of our common stock to be outstanding after this offering assumes that the underwriters' option to purchase up to an additional shares of our common stock solely to cover over-allotments, if any, is not exercised. This number includes 3,926,100 shares of our common stock issued in our July 2005 private offering and 78,522 restricted shares of our common stock granted to our Manager in connection with the completion of the July 2005 private offering under our stock incentive plan in July 2005 and January 2006. Excludes 117,783 shares of common stock issuable upon exercise of options with an exercise price of $25.00 per share granted to our Manager in connection with the completion of the July 2005 private offering under our stock incentive plan in July 2005 and January 2006. These shares and options will vest or become exercisable in three equal annual installments beginning on J uly 11, 2006, the first anniversary of the closing date of our July 2005 private offering, and our Manager does not currently intend to, but has the right in its discretion to, allocate these shares and options to its officers, employees and other individuals who provide services to us. Also includes grants of shares of restricted stock under our stock incentive plan to our independent directors in an aggregate of 6,000 shares on January 3, 2006 and an aggregate of 6,000 shares on January 23, 2006, all of which vested on the date of grant. Does not include approximately 184,305 shares of our common stock available for future grant under our stock incentive plan (subject to automatic quarterly and annual adjustment, subject to limitations, in the event that any of the notes issued in the July 2005 private offering, including the notes issued in connection with the exercise of the option granted to the initial purchaser, are converted into shares of our common stock).

Summary Consolidated Financial Information

     The following table presents summary historical consolidated financial information as of December 31, 2005 and for the period from July 11, 2005 (commencement) to December 31, 2005. The summary historical consolidated financial information presented below under the captions “Consolidated Income Statement Data” and “Consolidated Balance Sheet Data” has been derived from our consolidated financial statements audited by Ernst & Young LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

Consolidated Income Statement Data

For the period from July 11, 2005 (commencement of operations) to December 31, 2005 (in thousands)

Net investment income:
Securities interest income	$34,823
Loan interest income	3,046
Dividend income	650

Total investment income	38,519

Interest expense	32,404
Other investment expenses	857

Net investment income	5,258

Other income (loss):
Net realized loss on investments	(2,184)
Net unrealized gain on derivatives	366

Total other income	(1,818)

Non-investment expenses:
Management fee	1,516
Deferred management fee	344
Organization costs	560
Professional fees	1,304
Insurance expense	316
Directors expense	80
Other general and administrative expenses	994

Total non-investment expenses	5,114

Net loss:[1]	$(1,674)

Net loss per common share:
Basic and diluted	$(0.42)

Weighted-average number of common shares outstanding:
Basic and diluted	3,994,100

Selected Consolidated Balance Sheet Data

As of December 31, 2005 (in thousands)

Assets:
Cash and cash equivalents	$1,442
Restricted cash and cash equivalents	10,264
Securities available-for-sale, at fair value	1,606,669
Loans held for investment, at amortized cost	172,480
Derivative assets, at fair value	4,515
Total Assets	1,834,684

Liabilities and stockholders’ equity
Borrowings	1,733,848
Stockholders’ equity	74,438
Total liabilities and stockholders’ equity	1,834,684

1.	The amount by which our earnings, as defined in SEC regulations, are inadequate to cover fixed charges was $1,674,000 for the period ended December 31, 2005. The schedule containing the calculation of the ratio of earnings to fixed charges is included as exhibit 12 to the registration statement of which this prospectus forms a part, and is incorporated in this prospectus by reference.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly and you could lose all or a part of your investment.

Risks Related To Our Business

We have a limited operating history and limited experience as a REIT, and we may not be able to successfully operate our business or generate sufficient revenue to make or sustain dividends to stockholders.

     We have recently been organized and have limited operating history and experience operating as a REIT. GSC Partners’ structured finance group was recently formed and its members have limited experience working together. Prior to becoming our manager, our Manager had no experience managing a REIT. The federal income tax laws impose numerous constraints on the operations of REITs and maintaining our REIT qualification limits the types of investments we are able to make. Our Manager’s lack of experience in managing a portfolio of assets under such constraints may hinder its ability to achieve our investment objectives. We are also subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially. If we do not implement our investment strategy successfully, our business could be harmed or fail entirely. We may not be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain dividends to stockholders. See “Distribution Policy.”

We have incurred losses since commencing operations, we expect losses to continue and we might not achieve or maintain profitability.

     Our accumulated deficit as of December 31, 2005 was approximately $1.7 million. To date we have funded our operations primarily through the use of the net proceeds of approximately $183.3 million, net of purchase and placement fees, legal costs and organizational costs, from our private offering in July 2005 and short-term borrowings. As a company that recently commenced operations, we expect to incur significant operating expenses that could be in excess of our net revenues. We also expect to incur substantial non-cash costs relating to the recognition of expenses related to restricted stock and options granted in the July 2005 private offering and upon the closing of this offering, which will be amortized over the three year vesting period following the issuance, which will contribute to our net losses. As a result, we expect to continue to incur losses this year. Even when we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. See “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a more complete description of our historical losses.

We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

     We have no employees and all of our officers are employees of our Manager. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies. We are subject to the risk that our Manager will terminate the management agreement and that no suitable replacement will be found to manage us.

If GSC Partners ceases to be our Manager, financial institutions and counterparties have the right to terminate our existing financing and hedging transactions and may be unwilling to enter into future financing and hedging transactions with us.

     Under our master agreement with Deutsche Bank Securities Inc. with respect to hedging transactions, if GSC Partners ceases to be our Manager, Deutsche Bank would have the right to terminate all of our hedging transactions with them and payment of any termination amounts. In the future, financial institutions and counterparties with whom we may enter into repurchase agreements, warehouse facilities, credit facilities, swap agreements or other financing or hedging arrangements may require that GSC Partners be our Manager as a condition to funding future borrowings or other financings or entering into new hedging transactions and may have the right to terminate these arrangements and require repayment of financed amounts or payment of termination amounts. If GSC Partners ceases to be our Manager for any reason and we are not able to replace existing financing and hedging arrangements or obtain new financing and hedging arrangements, our liquidity and capital resources may be reduced and our operations would be impaired.

We are dependent upon our Manager’s key personnel for our success and the departure of any of these key personnel could negatively impact our performance.

     We depend on the diligence, skill and network of business contacts of members of our Manager’s senior management, whose continued service is not guaranteed. The senior management of our Manager evaluates, negotiates, structures, closes and monitors our investments. Our success depends on the continued service of the senior management team of our Manager. The members of the senior management team include Alfred C. Eckert III, Joseph H. Wender, Frederick H. Horton, Thomas V. Inglesby and Andrew J. Wagner. For a description of our Manager’s senior management team, see “Management.” The departure, including through death or disability, of any of the senior managers of our Manager, or of a significant number of the other investment professionals or principals of GSC Partners, could impair our ability to effectively monitor our portfolio of assets, source investment opportunities, make investment decisions or execute our strategy and investment objectives. In addition, we can offer no assurance that our Manager will remain our investment manager or that we will continue to have access to GSC Partners’ principals and professionals or their information and deal flow, which would result in reduced availability of investment opportunities for us.

The incentive fee provided for under the management agreement may induce our Manager to make risky or speculative investments.

     Our Manager’s entitlement to an incentive fee may cause it to invest in risky or speculative investments with the potential for higher returns. In addition to its base management fee, our Manager is entitled to receive incentive compensation based, in part, upon our achievement of targeted levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher return potential are generally riskier or more speculative. This could result in increased risk in the value of our invested portfolio. For the period from inception of our company on July 11, 2005 to December 31, 2005, the base management fee payable to our Manager was $1.5 million. We have not paid any incentive compensation to our Manager for the period from the inception of our company on July 11, 2005 to December 31, 2005.

Our board of directors has approved very broad investment guidelines for our Manager and does not approve each investment decision made by our Manager.

     Our Manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines and our investment portfolio. However, neither the board nor the investment committee reviews all of our proposed investments, or any particular type or category of investment. However, a majority of our independent directors must approve any investment made by us in an investment vehicle managed by our Manager. In addition, in conducting periodic reviews, the directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our Manager has wide latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us.

We may change our investment strategy and asset allocation without stockholder consent, which may result in riskier investments.

     We may change our investment strategy or asset allocation at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in instrument categories different from those described in this prospectus.

The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be difficult to terminate.

     We are entirely dependent upon our Manager for our day-to-day Management and do not have any independent officers. Our chairman, chief executive officer, president, and chief investment officer also serve as officers and/or directors of our Manager and/or its affiliates. In addition, certain of our other directors are affiliated with our Manager and/or its affiliates. As a result, our management agreement with our Manager was negotiated between related parties, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

     Termination of the management agreement with our Manager without cause is difficult. The management agreement provides that it may be terminated without cause only with an affirmative vote of holders of at least 75% of our then outstanding shares of common stock (other than those shares held by our Manager or its affiliates) and the authorization of a majority of our independent directors. Our Manager will be provided 180 days’ prior notice of any such termination. These provisions limit our ability to terminate the management agreement without cause and replace our Manager with another entity.

     In addition, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

There are conflicts of interest in our relationship with our Manager and/or GSC Partners, which could result in decisions that are not in the best interests of our stockholders.

     We have investments in securities in which GSC Partners has an interest and may invest in securities in which GSC Partners has, or is making, an investment. Similarly GSC Partners may invest in securities in which we have made, or are making, an investment. Although certain such investments may present conflicts of interest, we nonetheless may pursue and consummate such transactions.

The terms of investments where we co-invest with GSC Partners are determined by GSC Partners and those terms may be less favorable to us than to GSC Partners or other investment vehicles managed by GSC Partners.

     In instances where we co-invest with GSC Partners, GSC Partners may control the structure of the transaction and terms of the securities. In such cases, the various economic and other terms of the debt and equity securities may raise conflicts of interest between GSC Partners and us, including the interest rates to be paid on the debt, and these terms may be less favorable to us.

Our Manager has an incentive to invest our funds in investment vehicles managed by our Manager because of the possibility of generating an additional incremental management fee.

     While any investment in investment vehicles managed by our Manager or its affiliates is subject to the approval of our board, including a majority of our independent directors, we cannot assure you that current or future investments in investment vehicles managed by our Manager will prove beneficial to us.

If an investee company in which both we and GSC Partners have invested becomes distressed, decisions relating to actions to be taken could raise conflicts of interest.

     Because our interests and those of GSC Partners are not fully aligned, decisions to be made by GSC Partners with respect to distressed investments may raise conflicts of interest. For example, GSC Partners might be best served by a liquidation of an investee company that would result in its senior debt being paid in full but leave nothing for us as holders of subordinated debt.

There may be conflicts of interest that arise by our sharing legal counsel with GSC Partners.

     We and GSC Partners generally engage common legal counsel in transactions in which both are participating, including transactions in which they may have conflicting interests resulting from investments in different securities of a single company. Although separate counsel may be engaged, the time and cost savings and other efficiencies and advantages of using common counsel will generally outweigh the disadvantages. In the event of a significant dispute or divergence of interests, typically in a work-out or other distressed situation, separate representation may be desirable, but absent such separate representation being necessary or required, we and GSC Partners may continue to engage the same counsel. In litigation and other circumstances, separate representation may be necessary, in which case we may lose the efficiencies of retained counsel and may incur extra expense or be disadvantaged in such circumstances with retained new counsel.

We compete with other investment vehicles of GSC Partners for access to GSC Partners’ resources and investment opportunities, which may reduce investment opportunities available to us.

     Our Manager and its affiliates may be involved in other financial, investment or professional activities that may, on occasion, give rise to conflicts of interest with us. In particular, our Manager provides investment management, investment advice or other services in relation to a number of investment vehicles of GSC Partners, which focus on private equity, mezzanine investments, distressed debt and structured finance products. GSC Partners may have conflicting interests, including a larger capital commitment to, or larger fees from, other investment vehicles managed by GSC Partners, in determining which investment vehicle should pursue the investment opportunity. While there are currently no investment vehicles sponsored or managed by our Manager and its affiliates which compete directly or indirectly with us, there may be competing investment vehicles in the future.

We may engage in transactions directly with GSC Partners or our Manager, including the purchase or sale of all or a portion of a portfolio investment. These types of transactions may result in a conflict of interest between us and GSC Partners or our Manager.

     We may invest in securities of investment vehicles managed by GSC Partners, which if securities of such investment vehicles were not fully placed, GSC Partners would have experienced losses due to changes in the book value of the underlying investments during the period of the launching of such investment vehicle. To the extent we invest in a portion of the equity securities of such investment vehicles, we would experience an immediate loss in book value with the expectation of future returns.

Our Manager's liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities.

     Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow the advice or recommendations of our Manager. Our Manager and its members, managers, officers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts determined by a non-applicable order of a competent court to constitute bad faith, willful misconduct, gross negligence, or reckless disregard of our Manager’s duties under the management agreement. We have agreed to indemnify our Manager and its members and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

We substantially leverage our investments, which may reduce the return on our investments and may reduce cash available for distribution to our stockholders.

     We substantially leverage our investments through borrowings, generally through the use of warehouse facilities, repurchase agreements, secured loans, securitizations, including the issuance of collateralized debt obligations, loans to entities in which we hold, directly or indirectly, interests in pools of assets and other borrowings. As of December 31, 2005, we had $1.73 billion in total indebtedness. The extent to which we use leverage varies depending on our ability to obtain financing and the lenders’ and rating agencies’ estimates of the stability of our investments’ cash flow. As of December 31, 2005, our leverage ratio was 23.3 to 1. We may be required to maintain minimum average cash balances in connection with such financings. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions increase the cost of our financing relative to the income that can be derived from the assets acquired. Our debt service payments reduce cash flow available for distributions to stockholders. As a result, we may not be able to meet our debt service obligations, including the notes, and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt service obligations. We leverage certain of our assets through repurchase agreements. A decrease in the value of these assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls, in which case we risk the loss of some or all of the assets subject to such repurchase agreement to satisfy our obligations under the related repurchase agreement.

We operate in a highly competitive market for investment opportunities and more established competitors may be able to compete more effectively for investment opportunities than we can.

     We compete with other REITs, public and private funds, commercial and investment banks and commercial finance companies over investment opportunities consistent with our investment objectives. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do, which they can apply to compete with us for investment opportunities. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, that have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Some of our competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Competitive pressures we face may reduce our ability to achieve our objectives and impair our results of operations. Also, as a result of this competition, we may not be able to take advantage of competitive investment opportunities that we identify from time to time, and we may not be able to identify and make attractive investments that are consistent with our investment objectives.

Failure to procure adequate capital and funding would impede our ability to carry on our operations and may, in turn, negatively affect the market price of shares of our common stock and the availability of dividends to be distributed to our stockholders.

     We depend upon the availability of adequate funding and capital for our operations. As a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain significant amounts of our earnings for new investments. Adequate levels of capital or funding may not be available to us in the future on terms that are acceptable to us or at all. In the event that we cannot obtain sufficient funding on acceptable terms, our operations would be adversely affected and there may be a negative impact on the market price of our common stock and the notes and in our ability to distribute dividends to our stockholders and pay interest and principal on the notes.

If we issue senior securities we will be subject to additional restrictive covenants and limitations on our operating flexibility, which could adversely affect our ability to make distributions.

     If we decide to issue securities in the future senior to the notes, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We and, ultimately, our stockholders, will bear the cost of issuing and servicing such securities.

If credit spreads widen before we obtain long-term financing for our assets we may experience a material reduction in the economic value of the assets that we have acquired.

     We price our assets based on our assumptions about future levels of credit spreads (the risk premium for taking credit risk which is the difference between the risk free rate and the interest rate paid on particular assets) for longer term fixed rate financing of those assets. We expect to obtain longer term financing for these assets at a spread over a certain benchmark, such as the yield on United States Treasury bonds, swaps, or LIBOR. If the spread that investors will pay over the benchmark widens and the rates we charge on our loans or the income we generate from our other assets are not increased accordingly, we may experience a material reduction in the economic value of the assets that we have acquired.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

     The terms of CDO financings which we may undertake generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” The CDO terms provide that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other performance tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. In advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, we cannot accurately predict the actual terms of the CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us or that, once such CDO financings are entered into, that such performance tests will be satisfied. Failure to obtain favorable terms with regard to these matters may materially reduce net income to us. If our assets underlying our CDO financings fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase.

We may not be able to acquire eligible securities for a CDO issuance, or may not be able to issue CDO securities on competitive terms that closely match-fund the duration of our underlying debt assets, which may require us to seek more costly financing for these investments or to liquidate such assets.

     We intend to finance certain of our portfolio investments on a long-term basis, such as through the issuance of CDOs. We initially financed our investments and will finance future investments with relatively short-term credit facilities. We have used and will use these short-term facilities to finance the acquisition of securities until a sufficient quantity of securities has been accumulated, at which time we refinance these facilities through a securitization, CDO issuances, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities to maximize the efficiency of a CDO issuance. We also bear the risk that we will not be able to obtain short-term credit facilities or may not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long-term financing. Inability to renew our short-term credit facilities may require us to seek more costly financing for our investments or to liquidate assets. In addition, conditions in the capital markets may make the issuance of a CDO less competitive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO to finance these assets, we may be required to seek other forms of potentially less competitive financing or otherwise to liquidate the assets.

We may be required to repurchase loans or securities under the terms of the loans or securities that we have sold in connection with CDOs.

     If any of the loans or securities that we originate or acquire and sell or securitize does not comply with representations and warranties that we make about certain characteristics of such loans or securities, the borrowers or the underlying assets or properties, we may be required to repurchase such loans or securities (including from a trust vehicle used to facilitate a structured financing of the assets through CDOs) or replace them with substitute loans or securities. In addition, in the case of loans or securities that we have sold instead of retained, we may be required to indemnify purchasers for losses or expenses incurred as a result of a breach of a representation or warranty. Any such significant repurchases or indemnification payments could materially and adversely impact our liquidity, financial condition and operating results.

We have entered into warehouse agreements in connection with our investment in the equity securities of CDOs and if the investment in the CDO is not consummated, the warehoused collateral will be sold and we may be required to bear losses resulting from the purchase price of the collateral exceeding the sale price.

     In connection with our investment in CDOs that our Manager structures for us, we have entered into warehouse agreements with investment banks or other financial institutions, pursuant to which the institution will initially finance 100% of the purchase of the collateral that will be transferred to the CDO. Our Manager selects the collateral. If the CDO transaction is not consummated, the institution would liquidate the warehoused collateral and we would have to pay any amount by which the original purchase price of the collateral exceeds its sale price, subject to negotiated caps, if any, on our exposure. In the past, we have negotiated these caps ranging from $0 to $50 million. Although we generally expect to complete a CDO transaction within about three to nine months after the warehouse agreement is signed, we may not be able to complete any such transaction, or complete it within the expected time period.

We will lose money on our repurchase transactions if the counterparty to the transaction defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term or if we default on our obligations under the repurchase agreement.

     When we engage in a repurchase transaction, we generally sell securities to the transaction counterparty and receive cash from the counterparty. The counterparty is obligated to resell the securities back to us at the end of the term of the transaction, which is typically 30 to 90 days. Because the cash we receive from the counterparty when we initially sell the securities to the counterparty is less than the value of those securities (typically about 97% for agency ARMs and ranging from 50% to 90% for other assets), if the counterparty defaulted on its obligation to resell the securities back to us we would incur a loss on the transaction equal to the value of the securities less the cash we received. We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions would reduce our earnings, and thus our cash available for distribution to our stockholders.

     If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another repurchase dealer in order to continue to leverage our portfolio and carry out our investment strategy. We may not be able to establish a suitable replacement facility or at all.

An increase in our borrowing costs relative to the interest we receive on our assets may reduce our profitability and our cash available for distribution to our stockholders.

     As our repurchase agreements and other short-term borrowings mature, we are required either to enter into new borrowings or to sell our investments subject to such financings. An increase in short- term interest rates at the time that we seek to enter into new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would reduce our returns on our assets, especially those that are subject to prepayment risk, including our mortgage-backed securities, which would reduce earnings and, in turn, cash available for distribution to our stockholders.

Hedging against interest rate exposure may reduce our earnings, which could reduce cash available for distribution to our stockholders.

     We pursue various hedging strategies to seek to reduce our exposure to losses from unfavorable changes in interest rates. As of December 31, 2005, we used interest rate swaps and options to enter into such swaps, or swaptions, to hedge our interest rate risk. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions as determined in the discretion of our Manager. Interest rate hedging may fail to protect or could reduce our earnings because, among other things:

  interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

  available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

  the duration of the hedge may not match the duration of the related liability;

  the amount of income that a REIT may earn from hedging transactions (other than through TRSs) to offset interest rate losses is limited by federal tax provisions governing REITs;

  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

  the party owing money in the hedging transaction may default on its obligation to pay.

     Our hedging activity may increase our costs of investing and thereby reduce our net earnings, which could reduce cash available for distribution to our stockholders.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve substantial risks and costs.

     The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a hedge position until exercise or expiration, which could result in losses.

Negative covenants contained in our repurchase agreements increase the possibility that we will be unable to maintain adequate capital and funding and may reduce cash available for distribution.

     We obtain a significant portion of our funding through the use of repurchase facilities. Certain of our repurchase agreements include negative covenants that, if breached, may cause transactions to be terminated early. For example, the repurchase agreement for one repurchase facility includes provisions that (a) would require us to pay an exit fee upon any election to terminate a transaction prior to the termination date set forth in the relevant confirmation and (b) would cause us to be in default under the repurchase agreement upon any acceleration, liquidation, disaffirmation or repudiation of certain other agreements with the same counterparty and/or another financial institution. An event of default or termination event under the standard master repurchase agreement or additional provisions referenced above would give our counterparty the option to terminate all repurchase transactions existing with us and make any amount due by us to the counterparty to be payable immediately. If we are required to terminate outstanding repurchase transactions and are unable to negotiate more favorable funding terms, our liquidity and capital resources will be negatively impacted. This may reduce the amount of capital available for investing and/or may negatively impact our ability to distribute dividends. In addition, we may have to sell assets at a time when we might not otherwise choose to do so.

Declines in the market values of our investments may reduce our asset value, operating results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

     A substantial portion of our assets are classified for accounting purposes as “available-for-sale.” Changes in the market values of those assets are directly charged or credited to stockholders’ equity. As a result, a decline in market values would reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale security is other than temporary, such decline will reduce our earnings.

     A decline in the market value of our assets may impair our ability to operate and achieve profitability, particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan, effectively reducing our available credit. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so and realize losses as a result, reducing our operation results. Accordingly, a decline in market value of our investments may reduce our earnings and, in turn, cash available for distribution to stockholders.

Our failure to achieve adequate operating cash flow could reduce our cash available for distribution to our stockholders.

     As a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders, determined without regard to the deduction for dividends paid and excluding net capital gain. We have incurred losses since we commenced operations, and our quarterly distributions to date have been funded primarily from the net proceeds from the July 2005 private offering. These quarterly distributions would generally be considered a return of capital for federal income tax purposes. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, operating expense levels and certain restrictions imposed by Maryland law. Some of these factors are beyond our control, and a change in any such factor could affect our ability to pay future dividends. We may not be able to continue to pay distributions. See “Distribution Policy.”

Failure to satisfy the 1940 Act requirements for exclusion from registration would adversely affect our operations and our ability to distribute dividends and could result in the termination of the management agreement with our Manager each of which would negatively affect the market price of shares of our common stock.

     We believe that we currently are not, and we intend to continue operating our company so that we will not become, required to register as an investment company under the 1940 Act because we are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Consistent with the exemption from registration set forth in Section 3(c)(5)(C), we invest at least 55% of our assets in mortgage loans, MBS that represent the entire ownership in a pool of mortgage loans and other qualifying interests in real estate and approximately an additional 25% of our assets in other types of mortgages, MBS, securities of REITs and other real estate-related assets. As a result, we are limited in our ability to make certain investments.

     In order to maximize our flexibility under the 1940 Act, we changed our corporate structure in 2006 by turning GSC Capital Corp. into a holding company and conducting our business through wholly-owned subsidiaries, one of which is our qualified REIT subsidiary, or QRS, and one of which is our taxable REIT subsidiary, or TRS. We meet the test under Section 3(a)(1)(C) of the 1940 Act through our investment in our QRS, which will account for at least 60% of the value of our assets on an unconsolidated basis.

     Our QRS, in turn, will rely on the exemption from registration provided by Section 3(c)(5)(C) of the 1940 Act and we will monitor our portfolio periodically and prior to each acquisition to confirm that we continue to qualify for the exemption. In compliance with Section 3(c)(5)(C), our QRS invests at least 55% of its assets in mortgage loans, MBS that represent the entire ownership in a pool of mortgage loans and other qualifying interests in real estate and approximately an additional 25% of its assets in other types of mortgages, MBS, securities of REITs and other real estate-related assets. As a result, our QRS is limited in its ability to make certain investments.

     If we or our QRS fail to satisfy these requirements for exclusion from regulation in the future, we could be required to restructure our activities. For example, if the market value of our investments in equity securities were to increase by an amount that resulted in less than 55% of our assets being invested in mortgage loans or MBS that represent the entire ownership in a pool of mortgage loans or less than 80% of our assets being invested in real estate-related assets, we might have to sell equity securities in order to satisfy the requirements under the 1940 Act. The sale could occur under unfavorable market conditions. In addition, there can be no assurance that the laws and regulations governing REITs, including the Division of Investment Management of the SEC providing more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that negatively impacts our ability to continue our operations and achieve profitability.

     A failure to satisfy these 1940 Act requirements for exclusion from registration would allow our Manager to terminate the management agreement with us, which would materially adversely affect our business and ability to continue our operations.

Rapid changes in the values of our MBS and other real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or exclusion from regulation under the 1940 Act.

     If the market value or income potential of our MBS and other real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification and exclusion from registration under the 1940 Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of many of our non-real estate assets. We may have to make investment decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

We are highly dependent on information systems provided by third parties, and failure of such third parties to perform their services and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.

     Our business is highly dependent on communications and information systems provided by third parties. These include Bear Stearns, our prime broker; SS&C Technologies, Inc., a provider of a range of specialized software and software-enabled outsourcing solutions to the financial services industry; Bloomberg Professional® Service, a global provider of real-time and archived financial and market data, pricing, trading, news and communications tools; Wall Street Office, a suite of products for the management of portfolios and structured deals; Intex Solutions, Inc., which provides deal modeling capabilities, deal cashflow and deal performance data; and ABSNet, which provides trustee remittance reports on cash distributions of deals. Any failure or interruption of our systems could cause delays or other problems in our securities-trading activities, including mortgage-backed securities-trading activities, which could reduce our earnings and negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.

Terrorist attacks and other outbreaks of violence or war may affect the market for our common stock, the industry in which we conduct our operations and our profitability.

     Terrorist attacks against the United States or U.S. businesses may occur and harm our results of operations and your investment. These terrorist attacks or outbreaks of conflict may directly impact the assets or property underlying our asset-backed securities or the securities markets in general. Losses resulting from these types of events are uninsurable.

     More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Adverse economic conditions resulting from such events could harm the value of the assets or property underlying our asset-backed securities or other assets, or the securities markets in general, which could harm our operating results and revenues and may result in the increased volatility of, or decline in, the value of our securities.

Risks Related To Our Investments

Increases in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

     We invest indirectly in mortgage loans by purchasing MBS. Generally, an investment in MBS will decline in value if long-term interest rates increase. Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of certain of the MBS we own, those guarantees do not protect us from declines in market value caused by changes in interest rates. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

     A significant risk associated with our investment in MBS is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates were to increase significantly, the market value of these MBS would decline, and the expected duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest incurred on the repurchase agreements we may enter into in order to finance the purchase of such MBS.

     Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases in borrower defaults, increases in voluntary prepayments for those investments that are subject to prepayment risk, and widening of credit spreads.

A flat or inverted yield curve (when short-term interest rates are the same or higher than longer term interest rates) may reduce our profitability.

     A flat or inverted yield curve may occur as a result of one or more of the following: short term interest rates rise, long term interest rates fall, short term rates rise faster than long term rates, or long term rates fall faster than short term interest rates. In any of these scenarios, the spread between the earnings on our assets which are tied most closely to long term interest rates could be reduced and the costs of our liabilities or borrowings which are tied to short term interest rates could be increased, and lead to a resulting decrease in our net interest income, reducing our profitability.

We do not completely hedge our exposure to changes in interest rates. This net exposure to changes in interest rates could reduce our earnings and result in less cash available for distribution to our stockholders.

     Subject to maintaining our qualification as a REIT, we engage in certain hedging transactions to limit our exposure to changes in interest rates and therefore may expose ourselves to risks associated with such transactions. We may utilize instruments such as forward contracts and interest rate swaps, caps, collars and floors to seek to hedge against mismatches between the cash flows on our assets and the interest payments on our liabilities or fluctuations in the relative values of our portfolio positions, in each case resulting from changes in market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

     The success of our hedging transactions depends on our Manager’s ability to anticipate the correlation of the value of our portfolio position to changes in interest rates and the anticipated direction and magnitude of such changes. While we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary, resulting in a mismatch. Costs of hedging transactions are comprised of the commissions paid to brokers and upfront payments made to counterparties to enter into such hedging transactions and the difference in the rate at which swaps are available and the prevailing interest rate. We do not have formal policies or procedures to address the risks associated with the use of derivatives. Moreover, due to cost of hedging instruments, REIT compliance constraints or other reasons, we may not seek to establish a perfect hedge between our hedging instruments and the portfolio holdings being hedged. Any such imperfect hedge would expose us to interest rate risk with respect to any unhedged holding.

Our assets include high yield corporate securities that may have greater risks of loss than senior secured loans, and if those losses are realized it could reduce our earnings, which would in turn reduce cash available for distribution to our stockholders.

     Our assets include high yield securities that involve a higher degree of risk than long-term senior secured loans. First, the high yield securities may not be secured by mortgages or liens on assets. Even if secured, these high yield securities may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest may be subordinated to the payment rights and security interests of a senior lender. Therefore, we may be limited in our ability to enforce our rights to collect these loans and to recover any of the loan balance through a foreclosure of collateral.

     Certain of these high yield securities may have an interest only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the obligation. In this case, a borrower’s ability to repay its obligation may be dependent upon a liquidity event such as a refinancing that will enable the repayment of the obligation.

     In addition to the above, numerous other factors may affect a company’s ability to repay its obligation and comply with its covenant obligations, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a company’s financial condition and prospects may be accompanied by deterioration in any collateral for the obligation. Losses in our high yield securities could reduce our earnings, which could in turn reduce cash available for distribution to our stockholders.

High yield securities from highly leveraged companies may have a greater risk of loss which, in turn, could reduce cash available for distribution to our stockholders.

     Leverage may have material adverse consequences to the companies in which we hold investments. These companies may be subject to restrictive financial and operating covenants. The leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to business opportunities may be limited. In addition, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used. As a result, high yield securities of leveraged companies have a greater risk of loss. Losses on our investments in such securities could reduce our earnings, which could reduce cash available for distribution to our stockholders.

Our investment portfolio is heavily concentrated in adjustable-rate MBS and we cannot assure you that we will be successful in achieving a more diversified portfolio.

     We are not required to observe specific diversification criteria. As of December 31, 2005, approximately 87.5% of our investment portfolio consisted of adjustable-rate RMBS. We cannot assure you that we will be successful in diversifying our investment portfolio and even if we are successful in diversifying our investment portfolio it is likely that at least a majority of our fully leveraged assets will be MBS. If we are unable to achieve a more diversified portfolio, we will be particularly exposed to the investment risks that relate to investments in adjustable-rate MBS and we may suffer losses if investments in adjustable-rate MBS as an asset class decline in value.

In the future we may continue to invest in RMBS backed by non-prime or sub-prime residential mortgage loans which are subject to higher delinquency, foreclosure and loss rates than prime residential mortgage loans, which could result in losses to us.

     Non-prime and sub-prime residential mortgage loans are made to borrowers who have poor or limited credit histories and, as a result, do not qualify for traditional mortgage products. Because of the poor, or lack of, credit history, non-prime and sub-prime borrowers have a materially higher rates of delinquencies, foreclosure and loss compared to prime credit quality borrowers. There is limited history with respect to the performance of RMBS backed by residential mortgage loans over various economic cycles. Investments in non-prime and sub-prime RMBS backed by sub-prime or non-prime residential mortgage loans, and investments in derivatives that reference sub-prime or non-prime RMBS, have higher risk than investments in RMBS backed by prime residential mortgage loans. Currently, we invest in RMBS backed by non-prime or sub-prime residential mortgage loans. We may realize losses if we continue to invest in RMBS backed by sub-prime and non-prime residential mortgage loans, or derivatives that reference sub-prime or non-prime RMBS, because such RMBS and derivatives are subject to all of the risks of the underlying sub-prime and non-prime residential mortgage loans. Currently, we do not have a targeted asset allocation for sub-prime RMBS in our RMBS portfolio.

Our investments in the debt or equity securities of other REITs are subject to specific risks relating to the particular REIT issuer of the securities and to the general risks of investing in debt and equity real estate related securities, which may result in losses to us.

     Our investments in debt and equity securities of other REITs involve specific risks relating to the particular REIT issuers of the securities, including dependence on the management and the financial condition and business outlook of such issuers. REITs generally are required to invest substantially in operating real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus. Our investments in REIT securities are also subject to the risks described above with respect to mortgage loans and mortgage-backed securities and similar risks, including (i) risks of delinquency and foreclosure, and risks of loss in the event thereof, (ii) the dependence upon the successful operation of and net income from real property, (iii) risks generally incident to interests in real property, and (iv) risks that may be presented by the type and use of a particular commercial property. REIT securities are generally unsecured and may also be subordinated to other obligations of the issuer.

We may invest in the equity securities of CDOs, and such investments involve significant risks, including that the equity securities of CDOs receive distributions from the CDO only if the CDO generates enough income to first pay its expenses and the holders of its debt securities.

     Our assets may include the equity securities of CDOs. A CDO is a special purpose vehicle that purchases collateral (such as bank loans or asset-backed securities) that is expected to generate a stream of principal and interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a residual class of securities. The CDO’s equity is usually entitled to all of the income generated by the CDO after the CDO pays all of its expenses and the interest due on the debt securities. However, there will be little or no income available to the CDO equity if there are defaults by the issuers of the underlying collateral and those defaults exceed specific thresholds. In that event, the value of our investment in the CDOs equity could decrease substantially. In addition, the equity securities of CDOs are generally illiquid, and because they represent a highly leveraged investment in the CDO's assets, the value of the equity securities will generally have greater fluctuations than the values of the underlying collateral.

Our dependence on the management of entities in which we have invested may lower the value of our investments and, in turn our profitability.

     We do not control the management, investment decisions or operations of the entities in which we have invested. Management of those enterprises may decide to change the nature of their assets, or management may otherwise effect change in a manner that is not satisfactory to us. We have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.

Some of our portfolio investments are recorded at fair value, as determined in good faith by our Manager and, as a result, there is uncertainty as to the value of these investments.

     Some of our portfolio investments are in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We value these investments quarterly at fair value, as determined in good faith by our Manager. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock and notes could be reduced if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

The lack of liquidity in our investments may reduce our ability to dispose of these investments and respond to changes in market conditions.

     We make investments in illiquid securities. A portion of these securities may be subject to legal and other restrictions on resale, transfer, pledge or other disposition or will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less value than the value at which we have previously recorded our investments. In addition, we may face other restrictions on our ability to liquidate an investment in a publicly-traded security to the extent that we or our Manager has or could be attributed with material non-public information regarding such publicly-traded security.

Exchange rate fluctuations may limit gains or result in losses in our investment portfolios.

     To the extent that we directly or indirectly hold assets denominated in currencies other than U.S. dollars, we are exposed to currency risk that may reduce our earnings. Changes in the U.S. dollar’s rate of exchange with other currencies may affect the value of investments in our portfolio and the income that we receive in respect of such investments. In addition, we may incur costs in connection with conversion between various currencies, which may reduce our net income and accordingly may reduce our ability to pay dividends and make interest and principal payments on the notes.

A prolonged economic slowdown, a recession or declining real estate values could impair our investments and reduce our earnings.

     Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and reduce our earnings.

We may be exposed to environmental liabilities with respect to properties to which we take title.

     In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we become subject to significant environmental liabilities, the satisfaction of these liabilities could reduce our liquidity and capital resources, our earnings and result in less cash available for distribution to our stockholders.

Prepayment rates could negatively affect the value of our RMBS, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders and for interest and principal payments to our noteholders.

     In the case of residential mortgage loans, there may not be any restrictions on borrowers’ abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our mortgage-backed securities portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders and interest and principal payments on the notes.

     Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of principal and interest related to certain of the RMBS we own, those guarantees do not protect investors against prepayment risks.

The mortgage loans we invest in and the mortgage loans underlying the mortgage and asset-backed securities we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

     Residential mortgage loans are secured by one-to-four family residential property and are subject to risks of delinquency and foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. Also, residential mortgage loans may have a balloon payment due on maturity. Although, as of December 31, 2005 none of our RMBS portfolio was subject to balloon payments in the underlying mortgages, we may invest in such securities in the future. Balloon residential mortgage loans involve greater risk to lenders than fully-amortizing loans because the ability of the borrower to pay such amount will normally depend on its ability to obtain refinancing of the related mortgage loan or sell the related mortgaged property at a price sufficient to permit the borrower to make the balloon payment.

Our investments in private label RMBS are not guaranteed by federally chartered entities.

     We invest in private label RMBS, which are backed by residential real property but, in contrast to agency RMBS, their principal and interest is not guaranteed by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, the U.S. government.

Governmental regulation may limit our ability to collect on a residential mortgage loan.

     The origination of mortgage loans and the servicing thereof are subject to governmental regulation which may, among other things, limit the servicer’s ability to collect all or part of the principal of or interest on a residential mortgage loan, entitle the borrower to a refund of amounts previously paid by it or subject the servicer to damages and sanctions. In addition, lenders and their assignees may be liable for failure to comply with the Truth in Lending Act, which could subject the issuers of RMBS securities to monetary penalties and could result in rescission. The occurrence of any of these events may reduce the amount available for distribution to holders of the RMBS securities.

Our ABS portfolio is subject to risk of default without recourse to underlying real property.

     Asset-backed securities (ABS) are bonds or notes backed by loans and/or other financial assets. The ability of a borrower to repay these loans or other financial assets is dependant upon the income or assets of these borrowers.

Our CMBS portfolio is subject to greater risks than our RMBS portfolio.

     Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances. As of December 31, 2005, approximately 0% and 87.5% of our portfolio consisted of CMBS and RMBS, respectively.

The type and use of a particular commercial property may provide additional risks, either as a result of greater government regulation or because of greater capital expenditure are required to realize a profitable conversion from an unprofitable one.

     Commercial properties that operate as hospitals and nursing homes may present special risks to lenders due to the significant governmental regulation of the ownership, operation, maintenance and financing of health care institutions. Furthermore, the conversion of a commercial property that is unprofitable for its original purpose may require substantial capital expenditures and, as a result, if the borrower becomes unable to meet its obligations under the related commercial mortgage loan, the liquidation value of any such commercial property may be substantially less than would be the case if such commercial property were readily adaptable to other uses. As a result, the value of our investments in these assets could decline significantly, which may reduce our earnings and cash available for distribution.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan. This could reduce our cash flow from operations and cash available for distribution.

     Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. Furthermore, the market for defaulted residential mortgage loans for foreclosed properties may be very limited. Residential mortgage-backed securities evidence interests in or are secured by pools of residential mortgage loans and commercial mortgage-backed securities evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage-backed securities we invest in are subject to all of the risks of the underlying mortgage loans.

The bankruptcy of a mortgage loan borrower exposes us to greater the risk of not being able to collect on the collateral.

     In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

We may enter into derivative contracts that could expose us to contingent liabilities in the future.

     Subject to maintaining our qualification as a REIT, part of our investment strategy involves entering into derivative contracts that could require us to fund cash payments in certain circumstances. These potential payments will be contingent liabilities and therefore may not appear on our balance sheet. Our ability to fund these contingent liabilities will depend on the liquidity of our assets and access to capital at the time, and the need to fund these contingent liabilities could increase cash outflows, reduce earnings and cash available for distribution.

Our due diligence may not reveal all of an entity’s liabilities and may not reveal other weaknesses in its business.

     Before investing in a company, we assess the strength and skills of its management and other factors that we believe are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. There can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

     We may make investments in companies which are not subject to public company reporting requirements including requirements regarding preparation of financial statements and will, therefore, depend upon the compliance by investee companies with their contractual reporting obligations. The financial information appearing in the financial statements of such companies may not reflect their financial position or results of operations in the way that they would be reflected if the financial statements had been prepared in accordance with U.S. GAAP or other generally accepted accounting standards and practices. As a result, the evaluation of potential investments and the ability to perform due diligence and effective monitoring of investments may be impeded and the returns which we expect in respect of a particular investment may not be realized. In the event of fraud by any company in which we invest, we may suffer a partial or total loss of the amounts invested in that company.

We may allocate the net proceeds from this offering to investments with which you may not agree.

     We have significant flexibility in investing the net proceeds of this offering and may use the net proceeds from this offering in investments with which you may not agree or for purposes other than those contemplated at the time of the offering. The failure of our management to apply these proceeds effectively could result in unfavorable returns, could cause a material reduction in our financial condition, liquidity and results of operations, and could cause the value of our common stock to decline.

Risks Related To Our Common Stock

There may not be an active market for our common stock and a market may never develop, which could result in holders of our common stock being unable to monetize their investment.

     Currently, there is no public market for our common stock. The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that the price of our shares available in the public market will reflect our actual financial performance.

     We intend to have our common stock listed on the New York Stock Exchange under the symbol “GCR.” Listing on the New York Stock Exchange would not ensure that an actual market will develop for our common stock. Accordingly, no assurance can be given as to:

  the likelihood that an active market for the shares will develop;

  the liquidity of any such market;

  the ability of our stockholders to sell their common stock; or

  the price that our stockholders may obtain for their common stock.

     Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations after this offering and may fall below the offering price. Some of the factors that could negatively affect our share price include:

  actual or anticipated variations in our quarterly operating results;

  changes in our earnings estimates or publication of research reports about us or the real estate industry;

  increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

  changes in market valuations of similar companies;

  adverse market reaction to any increased indebtedness we incur in the future;

  additions or departures of our Manager’s key personnel;

  actions by institutional stockholders;

  speculation in the press or investment community; and

  general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our common stock.

     The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may reduce the market price of our common stock.

     In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and shares of preferred stock, if any, and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued pursuant to our incentive plan), or the perception that these sales could occur, could reduce the price of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Sales of substantial amounts of common stock, or the perception that such sales could occur, may reduce prevailing market prices for our common stock.

     We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, may reduce prevailing market prices for our common stock.

     On January 27, 2006, we filed a shelf registration statement for the benefit of the holders of           shares of common stock issued in the July 2005 private offerings and also registered 78,522 shares of restricted stock and 117,783 shares of common stock underlying options issued to our Manager in connection with the completion of our July 2005 private offering. In addition, we expect to register the shares issuable under our 2005 Stock Incentive Plan pursuant to a registration statement on Form S-8 after the completion of this offering. The management agreement provides that 10% of our Manager’s incentive compensation is to be paid in shares of our common stock (provided that under our management agreement, our Manager may not receive payment of its incentive fee in shares of our common stock if such payment would result in our Manager owning directly or indirectly through one or more subsidiaries more than 20% of our common stock) and the balance in cash. Our Manager may, in its sole discretion, elect to receive a greater percentage of its incentive compensation in the form of our common stock. In addition, after a period of 60 days following this offering, the holders of the notes will be entitled to convert the notes into an aggregate of 3,916,000 shares of common stock, which will be registered for resale on the shelf registration statement.

     We will agree with the underwriters not to directly or indirectly sell, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days following the date of this prospectus, subject to certain exceptions. Our directors and executive officers, our Manager and the holders of our common stock and notes that are beneficiaries of the registration rights agreements and that include any of their shares (including shares issuable upon conversion of the notes) in this offering will agree with the underwriters not to directly or indirectly sell, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days following the date of this prospectus, subject to certain exceptions.

     Deutsche Bank Securities Inc., at any time and without notice, may release all or any portion of the securities subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreement are waived, common stock will be available for sale into the market, which could reduce the market price for our common stock.

     We also may issue, from time to time, additional common stock in connection with the acquisition of investments, and we may grant additional registration rights in connection with such issuances and any issuances could dilute the value of existing shares of our common stock.

     Sales of substantial amounts of common stock or the perception that such sales could occur may reduce the prevailing market price for our common stock.

There is a risk that you may not receive distributions or that distributions may not grow over time.

     We intend to make distributions on a quarterly basis out of assets legally available therefor to our stockholders in amounts such that all or substantially all of our REIT taxable income in each year is distributed. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. In addition, all of our past distributions have been, and our distributions in the future may include, a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes. A return of capital is not taxable, but it has the effect of reducing the holder's tax basis in its investment.

Investing in our shares may involve a high degree of risk.

     The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore, an investment in our shares may not be suitable for someone with low risk tolerance.

An increase in market interest rates may reduce the market price of our common stock.

     One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our investments and our related distributions to stockholders, and not from the market value of the investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby reducing cash inflows and our ability to service our indebtedness and pay distributions.

Investors in this offering will suffer immediate and substantial dilution.

     The initial public offering price of our common stock is substantially higher than what our net tangible book value per share will be immediately after this offering. Purchasers of our common stock in this offering will incur immediate dilution of approximately $           in net tangible book value per share of our common stock, based on the mid-point of the price range for the shares to be sold in this offering.

The trading prices for our common stock may be affected by the hedging or arbitrage trading activities with respect to the convertible notes issued in our July 2005 private offering.

     The price of our common stock could be affected by possible sales of our common stock by investors who view the convertible notes issued in our July 2005 private offering as a more competitive means of equity participation in our company. In addition, hedging or arbitrage trading activity, including short sales of shares, that may develop involving our common stock by holders of the notes. This activity may increase if an active trading market develops for our common stock, especially in the event that we consummate this initial public offering and list our common stock on a national securities exchange or market. The impact of this activity could depress the price of our common stock.

Conversion of the notes in our July 2005 private offering and additional shares and options granted to our Manager may dilute the ownership interest of existing stockholders, including holders who had previously converted their notes and received shares of common stock upon conversion.

     The conversion of some or all of the notes in our July 2005 private offering may dilute the ownership interests of existing stockholders. Any sales in the public market of the shares of common stock issuable upon such conversion could reduce prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock. This activity may increase if an active trading market develops for our common stock, especially following the expected listing of our common stock on the New York Stock Exchange in connection with this offering.

     In addition, we will automatically grant to our Manager, subject to certain exceptions, at the end of each fiscal quarter, additional restricted stock and options under the plan in the same proportion as the initial grant to our Manager in an aggregate amount equal to 5% of any shares of common stock issued during that quarter in connection with the conversion of notes. These grants will further dilute the ownership interest of existing stockholders.

Holders of the notes have certain rights of redemption and additional cash payments if we do not consummate a Qualifying IPO prior to January 15, 2008 or if we consummate a Qualifying IPO at a price of less than $25 per share.

     Holder of the notes have a right to require us to repurchase the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest up to, but not including, the date of repurchase, if no Qualifying IPO is consummated prior to January 15, 2008. A Qualifying IPO is a public offering of shares of our common stock, registered under the Securities Act, in which the gross proceeds received by us and/or by the selling stockholders exceed $125 million. In addition, if we do not consummate a Qualifying IPO on or prior to January 15, 2008, we will pay to holders of the notes on January 15, 2008 (including holders that elected to require us to repurchase their notes) a cash payment equal to 4% of the principal amount of the notes. These redemptions and payments could materially impair our financial condition, liquidity and results of operations.

     In addition, if we consummate a Qualifying IPO at an IPO price of less than $25 per share (subject to adjustment for stock splits, stock dividends and reclassifications or recombination of our common stock), each holder of notes (whether or not converted) will be entitled to receive, per $1,000 principal amount of notes, a payment in cash equal to the difference between (i) $1,000 and (ii) the IPO price multiplied by 40 (subject to adjustment for stock splits, stock dividends and reclassifications or recombination of our common stock). If paid, this payment could reduce our liquidity and cash available for our continued operations and for distributions.

The terms of the notes issued in our July 2005 private offering contain certain restrictive covenants that limit our ability to take certain actions that may be beneficial to us and our stockholders.

     The terms of the notes issued in our July 2005 private offering will limit our ability to take certain actions, such as incurring certain indebtedness, primarily unsecured indebtedness, incurring liens, and entering into a consolidation, merger or sale of substantially all of our assets to another person, subject to certain exceptions. As a result, the terms of the notes may restrict our ability to take actions that may be beneficial to us and our stockholders.

     The terms of the notes issued in our July 2005 private offering contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

     We are required to redeem in certain change of control transactions the notes issued in our July 2005 private offering for cash at a repurchase price equal to 110% of the principal amount thereof, plus accrued but unpaid interest up to, but not including, the date of repurchase, which effectively increases the cost of a takeover of our company. The change in control transactions that would give rise to this repurchase are (i) the transfer of all or substantially all of our assets to a person or group (as defined in section 13(d) of the Exchange Act); (ii) the liquidation or dissolution of our company; or (iii) if any person or group, other than our Manager or one of its affiliates, becomes the beneficial owner of an excess of 50% of our common stock eligible to vote. In the event of a change of control of our company, holders of the notes have the right to require us to repurchase for cash all or any portion of their notes. These features may in certain circumstances make more difficult or discourage such a takeover.

Risks Related To Our Organization And Structure

Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other stockholders and noteholders may consider favorable, and the market price of our common stock and the notes may be lower as a result.

     Our charter and bylaws contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following, each of which is discussed below: ownership limits and restrictions on transferability and ownership of our common stock; the ability of our board of directors to amend our charter and increase our authorized share capital; and other anti-takeover provisions.

There are ownership limits and restrictions on transferability and ownership in our charter.

     In order to qualify as a REIT for each taxable year after 2005, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals during the second half of any calendar year. This test must be satisfied both by disregarding the notes and by treating the notes as stock on a fully converted basis. In addition, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year for each taxable year after 2005. The indenture governing the notes restricts the aggregate principal amount of notes that a person may own, and our charter generally prohibits any person from beneficially or constructively owning more than 9.5% in value or number of shares on a fully diluted basis (including any ownership by such person of the notes), whichever is more restrictive, of any class or series of our outstanding capital stock, subject to an exception for GSC Partners (which is deemed to be an acquisition by its partners) and for two other investors who each own approximately 10% of our common stock. These restrictions may:

  discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; or

  result in any purported issuance or transfer of notes in violation of these restrictions being rendered null and void and any shares issued or transferred in violation of such restrictions being automatically transferred to a trust for a charitable beneficiary, thereby resulting in a forfeiture of the additional shares.

Our charter permits our board of directors to issue stock with terms that may discourage a third party from acquiring us.

     Our charter permits our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of stock or the number of shares of any class or series and to issue common or preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

Our charter and bylaws contain other possible anti-takeover provisions.

     Our charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. See “Description of Capital Stock” and “Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws.”

The Maryland Control Share Acquisition Act may make the acquisition of control of the corporation more difficult than would be the case in other jurisdictions.

     Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” will have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

     If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

Under Maryland law, certain business combinations with interested stockholders are prohibited for an extended period.

     Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

     A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

     After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

     These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

     Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

  actual receipt of an improper benefit or profit in money, property or services; or

  a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

     In addition, our charter authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Limitation on Liability of Directors and Officers and Indemnification and Advance of Expenses.”

Our access to confidential information may restrict our ability to take action with respect to some investments, which, in turn, may negatively affect the potential return to stockholders.

     We, directly or through our Manager, may obtain confidential information about the companies in which we have invested or may invest. If we do possess confidential information about such companies, there may be restrictions on the ability to dispose of, increase the amount of, or otherwise take action with respect to an investment in those companies. Our management of investment funds could create a conflict of interest to the extent our Manager is aware of inside information concerning potential investment targets. We have implemented compliance procedures and practices designed to ensure that inside information is not used for making investment decisions on behalf of the funds and to monitor funds invested. We cannot assure you, however, that these procedures and practices will be effective. In addition, this conflict and these procedures and practices may limit the freedom of our Manager to make potentially profitable investments, which could reduce the profit we might have otherwise made. These limitations imposed by access to confidential information could therefore negatively affect the potential market price of our common stock and the ability to distribute dividends.

Tax Risks

     If our CDO issuers or other entities in which we have investments are TRSs subject to federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us.

     We may elect in the future to treat one or more of the CDO issuers or other entities in which we have investments that are created in the U.S. as TRSs. Any such issuer or other TRS entity that is created in the U.S. would be subject to tax at the entity level, thus reducing the amounts those entities would have available to distribute to us.

     There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We intend that any of the CDO issuers that are non-U.S. TRSs will rely on that exemption or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. If the IRS were to succeed in challenging that tax treatment, it could greatly reduce the amount that those CDO issuers would have available to distribute to us and to pay to their creditors.

Complying with REIT requirements may cause us to forego otherwise competitive opportunities.

     To qualify as a REIT for federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego investments we might otherwise make. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, requiring us to liquidate otherwise competitive investments in order to make such distributions. Thus, compliance with the REIT requirements may hinder our investment performance.

Complying with REIT requirements may force us to liquidate otherwise competitive investments.

     To qualify as a REIT, we generally must ensure that at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and mortgage backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. See “Material Federal Income Tax Considerations—Taxation of GSC Capital Corp.—Asset Tests.” If we fail to comply with these requirements at the end of any quarter, we must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise competitive investments. These actions could have the effect of reducing our earnings and amounts available for distribution to our stockholders.

Certain financing activities may subject us or certain tax-exempt or foreign stockholders to U.S. federal income tax.

     We may make investments and may participate in financing and securitization transactions that could result in us or a portion of our assets being treated as a “taxable mortgage pool” for federal income tax purposes. Certain categories of stockholders, such as foreign stockholders eligible for treaty benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities that are not subject to tax on unrelated business income, although Treasury regulations have not yet been drafted to clarify the law, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. Disqualified organizations may own our stock. Because this tax would be imposed on us directly, all of our investors, including investors that are not disqualified organizations, may bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. See “Material Federal Income Tax Considerations — Taxable Mortgage Pools.”

Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to our stockholders and interest and principal payments to our noteholders.

     We operate in a manner that is intended to cause us to qualify as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2005. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock and the notes and the amount of our distributions on an ongoing basis. While we operate in a manner that is intended to cause us to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of participation interests that we may hold in mortgage loans and mezzanine loans, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

     If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders and for interest and principal payments to our noteholders.

     In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

  85% of our REIT ordinary income for that year;

  95% of our REIT capital gain net income for that year; and

  any undistributed taxable income from prior years.

     We intend to distribute our REIT taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that taxable REIT subsidiaries distribute their after-tax net income to their parent REIT or their stockholders.

     Our taxable income may substantially exceed our net income as determined based on generally accepted accounting principles, or GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of accounting income or in advance of the corresponding cash flow from the assets. To the extent that we generate such non-cash taxable income, or “phantom” income, in a taxable year, we may incur corporate income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to stockholders in that year. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

     In order for us to qualify as a REIT for each taxable year after 2005, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. This test must be satisfied both by disregarding the notes and by treating the notes as stock on a fully converted basis. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. Our charter generally prohibits any person from directly or indirectly owning more than 9.5% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock , subject to an exception for GSC Partners (which is deemed to be an acquisition by its partners) and for two other investors who each own approximately 10% of our common stock. For this purpose, the value and number of our outstanding shares of capital stock is determined both (a) without regard to the notes, and (b) by taking the notes into account on a fully converted basis.

     This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our ownership of and relationship with any TRS will be subject to certain requirements, and a failure to comply with those requirements would jeopardize our REIT status and may result in the application of a 100% tax.

     A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A domestic TRS will generally be subject to federal, state and local income tax at regular corporate rates on any income that it earns. TRS rules limit the deductibility of interest paid or accrued to its parent. In addition, the TRS rules impose a 100% tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis.

     We have elected to treat GSC Capital Corp. TRS Delaware Holdings, Inc. as a TRS as of January 1, 2006. Any domestic TRS will pay federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but will not be required to be distributed to us. Any TRS income not distributed to us will not be included in our “REIT taxable income” and therefore will not be subject to the REIT requirement that a certain percentage of REIT taxable income be distributed to shareholders each year. See “Material Federal Income Tax Considerations — Annual Distribution Requirements.” The aggregate value of TRS stock and securities that we may own may not exceed 20% of the value of our total assets (including the TRS stock and securities). Furthermore, we monitor the value of our investments in taxable REIT subsidiaries for the purpose of ensuring compliance with the rule that no more than 20% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we scrutinize all of our transactions with taxable REIT subsidiaries for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% tax described above. However, we may not be able to comply with the 20% limitation discussed above or to avoid application of the 100% tax discussed above.

Complying with REIT requirements may limit our ability to hedge effectively.

     The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage-backed securities and related borrowings. Under these provisions, our annual gross income from qualifying and non-qualifying hedges, together with any other income not generated from qualifying real estate assets, cannot exceed 25% of our gross income. In addition, our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

     At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates applicable to certain dividends.

     The maximum federal tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates is 15% (through 2008). Dividends payable by REITs, however, are generally not eligible for this reduced rate. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less competitive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Some of the statements under “Summary,” “Risk Factors,” “Distribution Policy,” “Business” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

     The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider the factors referenced in this prospectus before you invest in our common stock. These factors, including those set forth under the sections captioned “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, could cause actual results to vary from our forward-looking statements.

USE OF PROCEEDS

     We estimate that the net proceeds we will receive from the sale of          shares of our common stock in this offering will be approximately $          million, or approximately $          million if the underwriters fully exercise their over-allotment option, in each case assuming an initial public offering price of $          per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions of approximately $          million, or approximately $          million if the underwriters fully exercise their over-allotment option, and estimated offering expenses of approximately $          million payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $          per share would increase (decrease) the net proceeds we will receive from this offering by $          million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of our common stock by the selling shareholders in this offering.

     We intend to use all of the net proceeds of this offering to continue to make investments in a diversified investment portfolio of real estate-related securities and real estate loans, as well as various other asset classes, subject to maintaining our REIT status and exclusion from regulation under the 1940 Act. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering.

INSTITUTIONAL TRADING OF OUR COMMON STOCK

     There is no public trading market for our common stock. Shares of our common stock issued to qualified institutional buyers in connection with our July 2005 private offering are eligible for trading in the PORTALSM Market, or PORTAL, a subsidiary of the NASDAQ Stock Market, Inc., which permits secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The following table shows the high and low sales prices for our common stock for each quarterly period since our common stock became eligible for trading on PORTAL:

	High Sales Price	Low Sales Price

July 11, 2005 to September 30, 2005	*	*
October 1, 2005 to December 31, 2005	*	*
January 1, 2006 to March 31, 2006	*	*
April 1, 2006 to May 12, 2006	*	*

*	We have been unable to determine whether any trades of our common stock occurred on PORTAL during this period, and consequently cannot provide trading prices, if any. We have access only to information regarding trades reported by our underwriters and not trades reported by other broker-dealers. Moreover, broker-dealers are not required to report all trades to PORTAL.

     As of May 8, 2006, we had 4,016,622 shares of our common stock issued and outstanding, including restricted shares granted to the Manager and our directors in January 2006, which were held by 300 holders of record. The holders of record include Cede & Co., which holds shares as nominee for The Depository Trust Company, which itself holds shares on behalf of approximately eight beneficial owners of our common stock.

DISTRIBUTION POLICY

      We intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2005. Federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will not be required to make distributions with respect to activities conducted through a TRS. For more information, please see “Material Federal Income Tax Considerations — Taxation of GSC Capital Corp.”

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to stockholders. To maintain our REIT status we intend to make regular distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor. Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of REIT status, applicable provisions of the Maryland General Corporation Law, or MGCL, and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. In addition, our cash available for distributions may be less than 90% of our REIT taxable income, which could require us to sell assets or borrow funds in order to make distributions. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors.”

     We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes. A return of capital is not taxable, but it has the effect of reducing the holder's tax basis in its investment. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes. For more information, please see “Material Federal Income Tax Considerations—Taxation of Stockholders.”

     We paid quarterly distributions of $0.28 per share of our common stock on November 3, 2005 and January 17, 2006. The total amount of these distributions was approximately $2.2 million. As we incurred net losses in each of our last two fiscal quarters in 2005, these quarterly distributions have been funded from the net proceeds from the July 2005 private offerings and short-term borrowings, and 100% of such distributions have been treated as a return of capital for federal income tax purposes. The aggregate amount of distributions that were funded from the net proceeds of the July 2005 private offerings was $2.2 million We have declared these quarterly distributions in spite of our operating losses in the expectation that we will ultimately achieve profitability but, given these losses, we cannot assure you that we will continue future quarterly distributions at this level, or at all. See “Risk Factors.”

     On April 24, 2006, we declared a quarterly dividend of $0.30 per share for the first quarter of 2006, payable on May 15, 2006 to holders of record on April 27, 2006. We believe that REIT taxable income for the year will be sufficient for this distribution to be taxable as a dividend and not a return of capital.

CAPITALIZATION

The following table sets forth our secured debt and our capitalization as of December 31, 2005:

  on an actual basis, and

  as adjusted to reflect the effects of the sale of our common stock in this offering at an assumed initial public offering price of $           per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds as described in “Use of Proceeds” and the grant of restricted stock to our independent directors under our stock incentive plan of an aggregate of 6,000 shares on January 3, 2006 and an aggregate of 6,000 shares on January 23, 2006.
  You should read this table together with “Use of Proceeds,” “Management's Discussion and Analysis of Financial Conditions and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.
	As of December 31, 2005

	Actual(1)		As Adjusted(2)

	(in thousands) except share and per share data
Secured debt:
Repurchase agreements	$1,286,616	$
ABS warehouse facility	194,962
CLO warehouse facility	154,370

Total secured debt	$1,635,948	$

Convertible debt:
7.25% convertible senior notes due 2010	$97,900

Stockholders’ equity:
Common stock, par value $0.001 per share; 250,000,000 shares authorized, 3,994,100 shares outstanding, actual and 250,000,000
shares authorized and outstanding, as adjusted	4
Preferred stock, par value $0.001 per share; 100,000,000 shares
authorized, no shares outstanding, actual and as adjusted	—
Additional paid-in capital	89,488
Accumulated other comprehensive loss	(13,380)
Accumulated deficit	(1,674)

Total stockholders’ equity	74,438

Total convertible debt and stockholders’ equity	$172,338	$

(1)	Includes 68,000 shares of restricted stock granted to our Manager under the 2005 Stock Incentive Plan in connection with the completion of our July 2005 private offering. Does not include the option to purchase 102,000 shares of our common stock that we granted to our Manager under the 2005 Stock Incentive Plan upon the completion of the July 2005 private offering, with an exercise price of $25 per share. These shares and this option will vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of the July 2005 private offering, and our Manager does not currently intend to but reserves the right in its discretion to allocate these shares and this option, or interests therein, to its officers, employees and other individuals who provide services to us. Does not include grants of shares of restricted stock under our stock incentive plan to our independent directors in an aggregate of 6,000 shares on January 3, 2006 and an aggregate of 6,000 shares on January 23, 2006, all of which vested on the date of grant. Also does not include 222,610 shares of our common stock (subject to automatic quarterly and annual adjustment, subject to certain limitations, in the event that any of the notes issued in the July 2005 private offering, including the notes issued in connection with the exercise of the option granted to the initial purchaser, are converted into shares of our common stock) available for future grant in 2005 under our stock incentive plan. See “Management — 2005 Stock Incentive Plan.”

(2)	Assumes shares will be sold in this offering at an initial public offering price of $ per share, which is the mid-point of the range set forth on the cover of this prospectus, for net proceeds of approximately $ million after deducting the estimated underwriting discounts and commissions of approximately $ million and estimated offering expenses of approximately $ million.

A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by $ , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

     Purchasers of our common stock offered in this prospectus will experience immediate and substantial dilution of the net tangible book value of their common stock from the initial public offering price. Our net tangible book value as of December 31, 2005 was approximately $74.4 million, or $18.64 per share of our common stock (assuming full conversion of the notes). Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the shares of our common stock that were outstanding on December 31, 2005 (assuming no conversion of the notes). After giving effect to the sale of            shares of our common stock in this offering at an assumed initial public offering price of $            per share, which is the mid-point of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value on December 31, 2005 would have been approximately $            million, or $            per share. This amount represents an immediate increase in net tangible book value of $      per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of $            per share to new investors who purchase our common stock in this offering at an assumed initial public offering price per share of $            . The following table shows this immediate per share dilution:

Assumed initial public offering price per share	$
Net tangible book value per share on December 31, 2005, before giving effect to this offering	$
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share on December 31, 2005, after giving effect to
this offering	$
Dilution in as adjusted net tangible book value per share to new investors	$

     A $1.00 increase (decrease) in the assumed initial public offering price of $           per share would increase (decrease) our increase in net tangible book value per share attributable to this offering by $           per share, the as adjusted net tangible book value per share on December 31, 2005, after giving effect to this offering by $           per share and the dilution in as adjusted net tangible book value per share to new investors in this offering by $           per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

     The discussion and table above include 3,994,100 shares of our common stock subject to restricted stock awards, which are not vested, and an aggregate of 6,000 shares of restricted stock granted to our independent directors on January 3, 2006, and an aggregate of 6,000 shares on January 23, 2006, all of which vested on the date of grant. In addition, on January 10, 2006, we granted an aggregate of 10,522 shares of restricted stock granted to our Manager, which is anticipated to vest over a 3-year period.

     The following table summarizes, as of December 31, 2005, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $           per share, which is the mid-point of the range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering:

	Shares Purchased(1)		Total Consideration

	Number	Percent	Amount	Percent	Average Price Per Share(2)

Existing stockholders
New investors in this offering
Total

(1)	Assumes no exercise of the underwriters' option to cover over-allotments and does not include 117,783 shares of our common stock issuable upon exercise of outstanding options.

(2)	Includes 78,522 shares of restricted stock granted to our Manager in connection with the completion of our July 2005 private offering for which no consideration was paid.

     A $1.00 increase (decrease) in the assumed initial public offering price of $           per share would increase (decrease) total consideration paid by new investors, total consideration paid by all stockholders and the average price per share paid by all stockholders by $           , $           and $           , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and without deducting underwriting discounts and commissions and other expenses of the offering.

     If the underwriters fully exercise their over-allotment option, the number of shares of common stock held by existing holders will be reduced tor            % of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors will be increased to           , or           %, of the aggregate number of shares of common stock outstanding after this offering.

RATIO OF EARNINGS TO FIXED CHARGES

     The amount by which our earnings, as defined in SEC regulations, are inadequate to cover fixed charges was $1,674,000 for the period ended December 31, 2005. The schedule containing the calculation of the ratio of earnings to fixed charges is included as exhibit 12 to the registration statement of which this prospectus forms a part, and is incorporated in this prospectus by reference.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table presents selected historical consolidated financial information as of December 31, 2005 and for the period from July 11, 2005 (commencement of our operations) to December 31, 2005. The summary historical consolidated financial information presented below under the captions “Consolidated Income Statement Data” and “Consolidated Balance Sheet Data” have been derived from our consolidated financial statements audited by Ernst & Young LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

For the period from July 11, 2005 (commencement of operations) to December 31, 2005 (in thousands except share and per share data)

Net investment income:
Securities interest income	$34,823
Loan interest income	3,046
Dividend income	650

Total investment income	38,519
Interest expense	32,404
Other investment expenses	857

Net investment income	5,258
Other income (loss):
Net realized loss on investments	(2,184)
Net unrealized gain on derivatives	366

Total other loss	(1,818)
Non-investment expenses:
Management fee	1,516
Deferred compensation	344
Organization costs	560
Professional fees	1,304
Insurance expense	316
Directors expense	80
Other general and administrative expenses	994

Total non-investment expenses	5,114

Net loss	$(1,674)

Net loss per common share:
Basic	$(0.42)

Weighted-average number of common shares outstanding:
Basic	3,994,100

Consolidated Balance Sheet Data	As of December 31, 2005

(in thousands except share and per share data)
Assets:
Cash and cash equivalents	$1,442
Restricted cash and cash equivalents	10,264
Securities available-for-sale	1,606,669
Loans held for investment, at amortized cost	172,480
Derivative assets, at fair value	4,515
Principal receivable	23,814
Interest and dividend receivable	9,802
Deferred bond issuance costs, net	5,173
Other assets	434
Receivable from related party	91

Total Assets	$1,834,684

Liabilities:
Borrowings:
Repurchase agreements	1,286,616
ABS warehouse	194,962
CLO warehouse facility	154,370
Senior notes payable	97,900

Total borrowings	1,733,848
Derivative liabilities, at fair value	412
Accounts payable, accrued expenses and other liabilities	882
Interest payable	7,162
Payable to manager	1,389
Dividend payable	1,118
Due to broker	15,435

Total Liabilities	1,760,246

Stockholders’ equity:
Common stock, par value $0.001 per share; 250,000,000 shares authorized,
3,994,100 shares outstanding, actual and 250,000,000 shares authorized and
outstanding, as adjusted	4
Preferred stock, par value $0.001 per share; 100,000,000 shares authorized, no
shares outstanding, actual and as adjusted	–
Additional paid-in capital	89,488
Accumulated other comprehensive loss	(13,380)
Accumulated deficit	(1,674)

Total stockholders’ equity	74,438

Total liabilities and stockholders’ equity	$1,834,684

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes to those statements included elsewhere in this prospectus.

Overview

     We are a specialty finance company, formed in May 2005, that invests primarily in real estate-related securities. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Our objective is to provide competitive risk-adjusted returns to our investors through a combination of dividends and capital appreciation. We intend to achieve this objective by investing in a broad class of financial assets to construct a diversified investment portfolio that is leveraged where appropriate to achieve competitive risk-adjusted returns and that is structured to comply with the various federal income tax requirements for REIT status and the requirements for exclusion from regulation under the 1940 Act.

     We invest or intend to invest primarily in the following asset classes, either directly or through derivatives which reference the following underlying assets:

  Real estate-related securities, principally private label and agency residential mortgage-backed securities (RMBS), as well as other real estate-related securities, including commercial mortgage-backed securities (CMBS);

  Whole loan mortgages sourced through primary originators, mortgage conduits and the secondary market;

  Middle market and broadly syndicated senior secured loans;

  Tranches of other asset-backed securities (ABS), including collateralized debt obligations, or CDOs, collateralized by residential or commercial mortgage loans or other financial assets; and

  Leveraged finance instruments, including, but not limited to, high yield corporate bonds, distressed debt securities, corporate mezzanine loans, commercial mortgage-backed securities, other REIT equity securities and other investments, including private and public equity investments.

     We completed a private offering of our common stock and our 7.25% convertible senior notes due 2010 (which we refer to as the “notes”) in July 2005, in which we raised net proceeds of approximately $183.3 million, net of purchase and placement fees, legal costs and organizational costs. We have fully invested the proceeds from the July 2005 private offering and, as of December 31, 2005, have a portfolio of RMBS and other alternative investments of $1.78 billion. We are externally managed and advised by GSCP (NJ), L.P., an SEC-registered investment advisor, which we refer to as our Manager. Our Manager, together with certain affiliates, does business as GSC Partners.

     We earn revenues and generate cash through our investments. We use a substantial amount of leverage to seek to enhance our returns. We finance each of our investments with different degrees and forms of leverage. The cost of borrowings to finance our investments comprises a significant portion of our operating expenses. Our net income will depend on our ability to control this particular operating expense in relation to our revenues.

     A variety of industry and economic factors may impact our financial condition and operating performance. These factors include:

  interest rate trends,

  credit spreads,

  rates of prepayment on mortgages underlying our MBS,

  competition, and

  other market developments.

In addition, a variety of factors relating to our business may also impact our financial condition and operating performance. These factors include:

  our leverage,

  our access to funding and borrowing capacity,

  our borrowing costs,

  our hedging activities,

  the market value of our investments, and

  REIT requirements and the requirements to qualify for exclusion from regulation under the 1940 Act.
Our Business Model

     Our income is generated primarily from the net spread, or difference, between the interest and dividend income we earn on our investment portfolio and the cost of our borrowings and hedging activities. For the period ended December 31, 2005, all of our revenues were generated by interest and dividend income on our investments. Three new investments entered into after December 31, 2005 have been recorded as assets of the TRS as they do not give rise to qualifying interest or dividend income for REIT purposes. Our net interest income will vary based upon, among other things, the difference between the interest rates earned on our various interest-earning assets and the borrowing costs of the liabilities used to finance those investments. Although we do not match fund agency ARMS due to their average 30-year maturities, we utilize interest rate swaps to hedge much of our interest rate exposure on these investments by swapping the floating rate repurchase agreements utilized to finance approximately half of the agency arm portfolio to fixed rate. In CDO financings, match funding is more likely as the cash flows from the collateral pool pays the interest on the debt securities issued by the CDO and interest rate swaps are utilized to convert fixed interest obligations to floating rate obligations inherent in the instruments comprising the collateral pool.

     We leverage our investments to seek to enhance our potential returns. Leverage can enhance returns but also magnifies losses.

     We anticipate that, for any period during which our assets are not match-funded, such assets will reprice more slowly than the corresponding liabilities. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and the market value of our assets, and could possibly result in operating losses for us or limit or eliminate our ability to make distributions to our stockholders.

     The yield on our assets may be affected by a difference between the actual prepayment rates and our projections. Prepayments on loans and securities may be influenced by changes in market interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. To the extent we have acquired assets at a premium or discount, a change in prepayment rates may impact our anticipated yield. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain assets purchased at a premium.

     In periods of declining interest rates, prepayments on our investments, including our RMBS, will likely increase. If we are unable to reinvest the proceeds of such prepayments at comparable yields, our net interest income may decrease. In periods of rising interest rates, prepayment rates on our investments, including our RMBS, will likely slow, causing the expected lives of these investments to increase. This may cause our net interest income to decrease as our borrowing and hedging costs rise while our interest income on those assets remain constant.

     While we use hedging to mitigate some of our interest rate risk, we do not hedge all of our exposure to changes in interest rates and prepayment rates, as there are practical limitations to our ability to insulate the portfolio from all of the negative consequences associated with changes in short-term interest rates while still seeking to provide a competitive net spread on our portfolio.

     In addition, our returns will be affected by the credit performance of our non–agency investments. If credit losses on our investments or the loans underlying our investments increase, it may have an adverse affect on our performance.

     GSC Partners is entitled to receive a base management fee that is based on the amount of our equity (as defined in the management agreement which does not include unrealized gains or losses on investments), regardless of the value of our portfolio. Accordingly, our management fee will not decline in the event of a decline in the value of our portfolio.

Trends and Outlook

     We believe the following trends may also affect our business:

     Rising interest rate environment—interest rates have recently increased and they may continue to increase. With respect to our existing MBS portfolio, which is heavily concentrated in 3/1, 5/1, and 7/1 hybrid adjustable rate RMBS, any such interest rate increases should result in decreases in our net interest income, as there is a timing mismatch between the reset dates on our MBS portfolio and the financing of these investments. 3/1, 5/1 and 7/1 hybrid adjustable rate RMBS are RMBS which have fixed interest rates for three, five and seven years, respectively, and floating rates which adjust annually thereafter. We currently have invested and intend to continue to invest in hybrid adjustable–rate RMBS with interest rate caps. The financing of these RMBS is short term in nature and does not include the benefit of an interest rate cap. This mismatch should result in a decrease in our net interest income if rates increase sharply after the initial fixed rate period and our interest cost increases more than the interest rate earned on our RMBS due to the cap. With respect to our existing and future floating rate investments such as bank loans, we believe such interest rate increases should result in increases in our net interest income because our floating rate assets are greater in amount than the related liabilities. Similarly, we believe such an increase in interest rates should generally result in an increase in our net interest income on future fixed rate investments made by us because our fixed rate assets would be greater in amount than our liabilities. However, we would expect that our fixed rate assets would decline in value in a rising interest rate environment and our net interest spreads on fixed rate assets could decline in a rising interest rate environment to the extent they are financed with floating rate debt. We have engaged in interest rate swaps to hedge a significant portion of the risk associated with increases in interest rates. However, because we do not hedge 100% of the amount of short-term financing outstanding, increases in interest rates should result in a decline in the value of our portfolio, net of hedges. Similarly, decreases in interest rates should result in an increase in the value of our portfolio.

     Flattening yield curve—short term interest rates have been increasing at a greater rate than longer term interest rates. For example, between December 31, 2004 and December 31, 2005, the yield on the three–month U.S. treasury bill increased by 186 basis points, while the yield on the three-year U.S. treasury note increased by only 114 basis points. With respect to our MBS portfolio, we believe that a continued flattening of the shape of the yield curve should result in decreases in our net interest income, as the financing of our MBS investments is usually shorter in term than the fixed rate period of our MBS portfolio, which is heavily weighted towards 3/1, 5/1, and 7/1 hybrid adjustable rate RMBS. Similarly, we believe that a steepening of the shape of the yield curve should result in increases in our net interest income. (See “Risk Factors — A flat or inverted yield curve may adversely affect our profitability”.) A flattening of the shape of the yield curve results in a smaller gap between the rate we pay on the swaps and rate we receive. However, this result may be partially offset because a continued flattening of the shape of the yield curve should result in a decrease in our hedging costs, since we pay a fixed rate and receive a floating rate under the terms of our swap agreements. Similarly, a steepening of the shape of the yield curve should result in an increase in our hedging costs.

     Prepayment rates—we believe that prepayment rates are likely to fall. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by other factors, including, without limitation, conditions in the housing and financial markets, general economic conditions and the relative interest rates on adjustable–rate and fixed–rate mortgage loans. Because we believe that interest rates are likely to continue to increase, we believe that MBS prepayment rates are likely to fall. If interest rates begin to fall, triggering an increase in prepayment rates, our current portfolio, which is heavily weighted towards hybrid adjustable-rate mortgages, would cause decreases in our net interest income relating to our MBS portfolio.

     Competition—we expect to face increased competition for our targeted investments. However, we expect that the size and growth of the market for these investments will continue to provide us with a variety of investment opportunities. In addition, we believe that bank lenders will continue their historical lending practices, requiring low loan-to-value ratios and high debt service coverages, which will provide opportunities to lenders like us to provide corporate mezzanine financing.

     Credit spreads—we believe that credit spreads could narrow. The credit markets have experienced tight credit spreads due to the robust demand for credit and continued economic recovery. With respect to our credit portfolio, which currently is comprised almost entirely of bank loans and related derivatives, and accounts for approximately six percent of our total portfolio as of December 31, 2005, we believe that a narrowing of credit spreads could result in decreases in the net interest income on future credit investments.

     For a discussion of additional risks relating to our business see “Risk Factors” and “—Quantitative and Qualitative Disclosures About Risk.”

Critical Accounting Policies

     Our financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. These accounting principles require us to make some complex and subjective decisions and assessments. Our most critical accounting policies involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements are based were reasonable at the time made based upon information available to us at that time. We rely on GSC Partners’ experience and analysis of historical and current market data in order to arrive at what we believe to be reasonable estimates. See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a complete discussion of our significant accounting policies. Under different conditions, we could report materially different amounts arising under these critical accounting policies. We have identified our most critical accounting policies to be the following:

Investment Consolidation

     For each investment we make, we evaluate the underlying entity that issued the securities we acquired or to which we make a loan in order to determine the appropriate accounting. We refer to guidance in Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and FASB Interpretation No. (FIN) 46R, Consolidation of Variable Interest Entities, in performing our analysis. FIN 46R addresses the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which voting rights are not effective in identifying an investor with a controlling financial interest. An entity is subject to consolidation under FIN 46R if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity’s activities, or are not exposed to the entity’s losses or entitled to its residual returns (“variable interest entities” or “VIEs”). Variable interest entities within the scope of FIN 46R are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that absorbs a majority of the entity’s expected losses, its expected returns, or both.

Classifications of Investment Securities

     Our investments in MBS, corporate bonds, and REIT common stock are primarily classified as available-for-sale securities that are carried on the balance sheet at their fair value. This classification results in changes in fair value being recorded as balance sheet adjustments to accumulated other comprehensive income or loss, which is a component of stockholders’ equity.

Valuations of Available-for-Sale Securities

     Our available-for-sale securities have fair values as determined with reference to price estimates provided by independent pricing services and dealers in the securities. The pricing is subject to various assumptions which could result in different presentations of value.

     When the fair value of an available-for-sale security is less than its amortized cost for an extended period, we consider whether there is an other-than-temporary impairment in the value of the security. If, in our judgment, an other-than-temporary impairment exists, the cost basis of the security is written down to the then–current fair value, and the unrealized loss is transferred from accumulated other comprehensive loss as an immediate reduction of current earnings (as if the loss had been realized in the period of other-than-temporary impairment). The determination of other-than-temporary impairment is a subjective process, and different judgments and assumptions could affect the timing of loss realization.

     We consider the following factors when determining an other-than-temporary impairment for a security or investment:

  The length of time and the extent to which the market value has been less than the amortized cost;

  Whether the security has been downgraded by a rating agency; and

  Our intent to hold the security for a period of time sufficient to allow for any anticipated recovery in market value.

     The determination of other-than-temporary impairment is made at least quarterly. If we determine an impairment to be other than temporary we will need to realize a loss that would have an impact on future-income. We have net unrealized holding losses on our available-for-sale securities of $16.4 million as of December 31, 2005, which, if not recovered, may result in the recognition of future losses.

Interest Income Recognition

     Interest income on available-for-sale securities and loans held for investment is recognized over the life of the investment using the effective interest method. Interest income on mortgage-backed securities is recognized using the effective interest method as described by Statement of Financial Accounting Standards No. 91 for securities of high credit quality and Emerging Issues. Task Force No. 99-20 for all other securities. Interest income on loans held for investment is recognized based on the contractual terms of the loan instruments. Any loan fees or acquisition costs on originated loans or securities are capitalized and recognized as a component of interest income over the life of the investment using the effective interest method.

     Under Statement of Financials Accounting Standards No. 91 and Emerging Issues Task Force No. 99-20, management estimates, at the time of purchase, the future expected cash flows and determines the effective interest rate based on these estimated cash flows and our purchase price. As needed, these estimated cash flows are updated and a revised yield is computed based on the current amortized cost of the investment. In estimating these cash flows, there are a number of assumptions that are subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass-through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans, and the timing of the magnitude of credit losses on the mortgage loans underlying the securities have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and our interest income.

     Security transactions are recorded on the trade date. Realized gains and losses from security transactions are determined based upon the specific identification method and recorded as gain (loss) on sale of available for sale securities and loans held for investment in the statement of income.

     We account for accretion of discounts or premiums on available-for-sale securities and real estate loans using the effective interest yield method. Such amounts have been included as a component of interest income in the income statement.

Loans Held for Investment

     We purchase participations in corporate leveraged loans in the secondary market. Loans are held for investment and we initially record loans at their purchase prices. We subsequently account for loans based on their outstanding principal plus or minus unaccreted purchase discounts and unamortized purchase premiums. In certain instances, where the credit fundamentals underlying a particular loan have materially changed in such a manner that our expected return on investment may decrease, we may elect to sell a loan held for investment due to adverse changes in credit fundamentals. Once the determination has been made by us that we will no longer hold the loan for investment, we account for the loan at the lower of amortized cost or estimated fair value.

Accounting For Derivative Financial Instruments and Hedging Activities

     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS 133, we record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

     For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. Derivatives that are not designated as hedges (“free-standing derivatives”) do not qualify for the strict hedge accounting policy of SFAS 133. All changes in estimated fair value of such derivatives are recognized as net unrealized gain (loss) on derivatives in the consolidated statements of operations.

     Our policies permit us to enter into derivative contracts. Our objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, we primarily use interest rate swaps and swaptions as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During the period from July 11, 2005 to December 31, 2005, such derivatives were used to hedge the variable cash flows associated with existing variable rate debt or forecasted issuances of debt.

     As of December 31, 2005, no derivatives were designated as fair value hedges or hedges of net investments in foreign operations. Additionally, we do not use derivatives for trading or speculative purposes. Derivatives not designated as hedges or “free standing derivatives” are not speculative and are used to manage our exposure to interest rate movements and other identified risks. As of December 31, 2005 we had one swaption designated as a “free standing derivative” which did not meet the strict hedge accounting requirements of SFAS 133.

     At December 31, 2005, derivatives with a net fair value of $4.1 million were included in derivative assets and derivative liabilities. The change in net unrealized gains of $3.0 million in 2005 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in shareholders’ equity and included in other comprehensive income. The change in fair value of derivatives not designated as hedges of $312,000 is included in unrealized gain on derivatives. Hedge ineffectiveness of $54,000 on cash flow hedges due to reset mismatch was recognized in unrealized gain on derivatives for the period from July 11, 2005 to December 31, 2005.

     Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. The change in net unrealized gains/losses on cash flow hedges reflects a reclassification of $621,000 of net unrealized gains/losses from accumulated other comprehensive income to interest expense for the period from July 11, 2005 to December 31, 2005. During the next 12 months, we estimate that an additional $1.8 million will be reclassified. We are hedging our exposure to the variability in future cash flows for forecasted transactions over a maximum period of 12 months (excluding forecasted transactions related to the payment of variable interest on existing financial instruments).

Management Incentive Compensation Expense

     The management agreement provides for the payment of incentive compensation to GSC Partners if our financial performance exceeds certain benchmarks. Incentive compensation is calculated on a quarterly basis and paid in arrears. Subsequent to each quarter of the fiscal year, we will calculate whether incentive compensation is payable and, if necessary, record the accrual in the appropriate quarter. The management agreement provides that 10% of GSC Partners’ incentive compensation is to be paid in shares of our common stock (provided that under our management agreement, GSC Partners may not receive payment of its incentive fee in shares of our common stock if such payment would result in GSC Partners owning directly or indirectly through one or more subsidiaries more than 20% of our common stock) and the balance in cash. GSC Partners may, in its sole discretion, elect to receive a greater percentage of its incentive compensation in the form of our common stock. The number of shares to be received by GSC Partners will be based on the fair market value of these shares. Shares of our common stock delivered as payment of the incentive fee will be immediately vested or exercisable, provided that GSC Partners has agreed not to sell the shares prior to one year after the date they are received. See “Management—Management Fees and Incentive Compensation.”

Share-Based Payments

     We account for share-based compensation issued to our Manager using the fair value based methodology prescribed by Emerging Issues Task Force Issue 96-18, “Accounting for equity instruments that are issued to other than employees for acquiring, or in conjunction with selling, goods or services”. Compensation cost related to restricted common stock and common stock options issued to our Manager is initially measured at estimated fair value at the grant date, and is re-measured quarterly to the extent the awards are unvested. We are amortizing the total compensation expense for the restricted common shares and common stock options granted to our Manager on a straight line basis, pursuant to Emerging Issues Task Force Issue 96-18. We classify the share based compensation cost as deferred management fee in the financial statements as it is issued to the Manager.

Income Taxes

     We operate in a manner that we believe will allow us to be taxed as a REIT and, as a result, we do not expect to pay substantial corporate-level income taxes. Many of the requirements for REIT qualification, however, are highly technical and complex. If we were to fail to meet these requirements and do not qualify for certain statutory relief provisions, we would be subject to federal income tax, which could have a material adverse impact on our results of operations and amounts available for distributions to our stockholders.

Financial Condition

     All of our assets at December 31, 2005 were acquired with the net proceeds of approximately $183.3 million, net of purchase and placement fees, legal costs and organizational costs, from the July 2005 private offering of 3,926,100 shares of our common stock and $97,900,000 aggregate principal of our 7.25% convertible senior notes due 2010 and our use of leverage.

Mortgage-Backed Securities

     In order to carry out our mortgage-backed securities investment strategy, we have purchased agency 3/1, 5/1 and 7/1 hybrid ARM mortgages. The loans convert from fixed to floating rates in 3, 5 or 7 years from issuance. 22.6%, 36.7% and 25.6%, respectively, of the RMBS portfolio’s fair value are invested in 3/1, 5/1 and 7/1 hybrid ARMs, respectively, at December 31, 2005. Upon conversion to floating rate, the underlying mortgage loans will have interest rates based on one year LIBOR or one year constant maturity treasury (CMT). The CMT is an index of the average yields on U.S. Treasury securities adjusted to constant maturities. On the date that the residential hybrid ARM loans convert from a fixed rate to a floating rate loan, our portfolio of residential hybrid ARM loans will have a weighted average coupon that is the sum of (i) the post-roll date index, and (ii) the weighted average post-roll date net margin. As of December 31, 2005 all of the mortgage loans underlying our residential hybrid ARM securities had a post-roll date index reset frequency of one year with 8.54% based on one-year LIBOR, 1.7% based on six month LIBOR and 12.9% based on one-year CMT. We generally invested in higher coupon, premium bonds with prices greater than 100. This strategy takes on more prepayment risk (particularly call or shortening risk) than lower dollar-priced strategies. However, we believe that the potential benefits of our strategy include higher income, wider spreads, and lower hedging costs due to the shorter option-adjusted duration of the higher coupon security.

     We also investment in non-agency residential MBS which are being accumulated for a future securitization. 15.1% of the RMBS portfolio is invested in non-agency RMBS.

The table below summarizes our MBS investments:

December 31, 2005

(In thousands)
Amortized cost	$1,572,665
Unrealized gains	472
Unrealized losses	(15,965)

Fair value	$1,557,172

     As of December 31, 2005, the RMBS in our portfolio were purchased at a net premium to their par value and our portfolio had a weighted-average amortized cost of 100.29% . The RMBS were purchased at a premium and are valued below par at December 31, 2005 because the weighted-average coupon of 4.81%, and the corresponding interest rates of loans underlying our RMBS, are below prevailing market rates. Discount bonds tend to have longer durations than premium or par bonds and their values are thus more sensitive to interest rate movement. Our gross Agency RMBS portfolio duration not adjusted for the effects of our swap portfolio was 2.6 years. Certain of the securities held at December 31, 2005 are valued below cost. We do not believe any such securities are other-than-temporarily impaired at December 31, 2005.

     Our MBS holdings consist of hybrid RMBS as follows at December 31, 2005:

			Weighted

Security Description	Par Amount	Estimated Fair Value	Average Coupon	Months to Reset(1)	Yield to Maturity(2)	Constant Prepayment Rate (3)

	(in thousands)	(in thousands)
3/1 hybrid adjustable rate RMBS	$355,591	$351,790	4.4%	29.7	4.5	21.4%
5/1 hybrid adjustable rate RMBS	575,237	570,766	4.8	53.6	4.8	10.4
7/1 hybrid adjustable rate RMBS	402,118	399,344	5.0	78.1	4.9	10.7

(1)	Represents number of months before conversion to floating rate.
(2)	Represents the yield to date of conversion to floating rate.
(3)	Represents the estimated percentage of principal that will prepay over the next 12 months based on historical principal paydowns.

     Actual maturities of RMBS are generally shorter than stated contractual maturities, as they are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal. The stated contractual final maturity of the mortgage loans underlying our portfolio of RMBS ranges up to 30 years, but the expected maturity is subject to change based on the prepayments of the underlying loans. As of December 31, 2005, the average final contractual maturity of the mortgage portfolio is 2035.

     The constant prepayment rate, or CPR, attempts to predict the percentage of principal that will prepay over the next 12 months based on historical principal paydowns. As interest rates rise, the rate of refinancings typically declines, which we believe may result in lower rates of prepayment and, as a result, a lower portfolio CPR.

     As of December 31, 2005 the mortgages underlying our hybrid adjustable rate RMBS had fixed interest rates for the weighted-average lives of approximately 56 months, after which time the interest rates reset and become adjustable. The average length of time until contractual maturity of those mortgages was 30 years.

     After the reset date, interest rates on our hybrid adjustable rate RMBS securities float based on spreads over various LIBOR indices and CMT. These interest rates are subject to caps that limit the amount the applicable interest rate can increase during any year, known as an annual cap, and through the maturity of the applicable security, known as a lifetime cap.

     The following table summarizes the lifetime caps for our hybrid ARMs as of December 31, 2005:

Security Description	Maximum Lifetime Cap	Minimum Lifetime Cap

3/1 hybrid adjustable rate RMBS	11.1%	9.8%
5/1 hybrid adjustable rate RMBS	11.3	9.5
7/1 hybrid adjustable rate RMBS	10.5	10.0

     The maximum and minimum lifetime caps are averages for each security computed based on the composition as of December 31, 2005 of the residential mortgage loans underlying each class of RMBS security in the above table. Individual mortgages within a security may have individual lifetime caps below or above the average. As a result of a change in the underlying composition of these loans, due to prepayments of residential mortgage loans or otherwise, these maximum and minimum lifetime caps will likely change over time.

Corporate Bonds

     At December 31, 2005, we held $40.2 million of corporate bonds which are classified as available-for-sale. Corporate bonds are debt obligations of corporations and non-governmental entities which are generally not secured by mortgages or liens on assets.

     The corporate bonds are carried at their market value of $39.2 million, carry a current coupon of 8.9% and yield 10.8% . The securities are rated BB and below and have an average maturity of 5.8 years.

Equity Securities

     Our investment policies allow us to acquire equity securities, including common and preferred shares issued by other real estate investment trusts. At December 31, 2005, our equity investment consisted of one common stock investment totaling approximately $10.3 million in fair value, or less than 1% of our total portfolio as of December 31, 2005.

     These investments above are classified as available for sale and thus carried at fair value on our balance sheet with changes in fair value recognized in accumulated other comprehensive income until realized.

Bank Loans

     At December 31, 2005, we held $172.5 million in bank loans held for investment. At December 31, 2005, the borrowing associated with the loans was $127.9 million. The weighted average coupon spread over LIBOR was 3.45% and the weighted average maturity was 5.65 years.

     During July 2005, we entered into a warehouse agreement to fund the purchase of up to $400 million of loans by GSC Capital Corp. Loan Funding 2005-1, or CLO 2005-1, during the warehouse period. Upon review of the transaction, we determined that CLO 2005-1 was a VIE under FIN 46R and we were the primary beneficiary of the VIE. As a result, we consolidated CLO 2005-1 as of December 31, 2005. The $172.5 million of bank loans outstanding in CLO 2005-1 are included in bank loans held for investment. We accrued interest income based on the contractual terms of the CLO 2005-1 bank loans reflected in interest income and recognized the participation in the bank loans of LIBOR plus 0.45% as interest expense in the consolidated statement of operations.

Interest Receivable

     At December 31, 2005, our interest receivable of $9.5 million consisted of $7.8 million relating to RMBS, $0.9 million relating to bank loans, and $0.8 million relating to other investments.

Hedging Instruments

     There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates. We generally intend to hedge as much of the interest rate risk as our Manager determines is in the best interest of our stockholders, after considering the cost of such hedging transactions and our desire to maintain our status as a REIT. Our policies do not contain specific requirements as to the percentages or amount of interest rate risk that our Manager is required to hedge.

     Interest rate hedging may fail to protect or could adversely affect us because, among other things:

  interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

  available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

  due to prepayments on assets and repayments of debt securing such assets, the duration of the hedge may not match the duration of the related liability or asset;

  the amount of income that a REIT may earn from hedging transactions to offset market losses related to movement in interest rates is limited by federal tax provisions governing REITs;

  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

  the party owing money in the hedging transaction may default on its obligation to pay.

     At December 31, 2005, derivatives with a net fair value of $4.1 million were included in derivative assets and derivative liabilities. The change in net unrealized gains of $3.0 million in 2005 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in shareholders’ equity and included in other comprehensive income. The change in fair value of derivatives not designated as hedges of $312,000 is included in unrealized gain on derivatives in 2005. Hedge ineffectiveness of $54,000 on cash flow hedges due to reset mismatch was recognized in unrealized gain on derivatives for the period from July 11, 2005 to December 31, 2005.

     Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. The change in net unrealized gains/losses on cash flow hedges reflects a reclassification of $621,000 of net unrealized gains/losses from accumulated other comprehensive income to interest expense for the period from July 11, 2005 to December 31, 2005. During the next 12 months, we estimate that an additional $1,810,000 will be reclassified. We hedge our exposure to the variability in future cash flows for forecasted transactions over a maximum period of 12 months (excluding forecasted transactions related to the payment of variable interest on existing financial instruments).

Liabilities

     We have entered into repurchase agreements to finance almost all of our purchases of agency RMBS. These agreements are secured by our agency RMBS and bear interest rates that have historically moved in close relationship to LIBOR. As of December 31, 2005, we had established four borrowing relationships with various investment banking firms and other lenders. As of December 31, 2005 we had utilized all of those relationships.

     At December 31, 2005, we had outstanding $1.3 billion of liabilities pursuant to repurchase agreements with weighted average current borrowing rates of 4.46%, which have maturities of between 3 and 306 days. We intend to seek to renew these repurchase agreements as they mature under the then-applicable borrowing terms of the counterparties to the repurchase agreements. At December 31, 2005, the repurchase agreements had a weighted-average maturity of 87 days and were secured by RMBS with an estimated fair value of $1.3 billion. The net amount at risk, defined as fair value of securities sold, plus accrued interest income, minus repurchase agreement liabilities, plus accrued interest expense, with all counterparties was $39.9 million at December 31, 2005.

     During July 2005, we entered into warehouse and master participation agreements with Goldman Sachs Credit Partners L.P., or GSCP, providing that GSCP funds 80% of the purchase price of loans by GSC Capital Corp. Loan Funding 2005-1, our consolidated VIE, during the warehouse period in return for a participation interest in the interest earned on the loans of LIBOR plus 0.45% . In addition, the agreements provided for a guarantee by us to GSCP of the first $50 million in losses on the portfolio of bank loans. As a result of consolidating GSC Capital Corp. Loan Funding 2005-1, we had a warehouse participation liability of $154.4 million at December 31, 2005.

     During October 2005, we entered into a warehouse and master participation agreement with Goldman Sachs Mortgage Company, or GSMC. GSMC financed the accumulation of mortgage backed securities for ABS 2005-1. The facility bears interest at a spread of 37 basis points over the Federal Funds Rate, and has an outstanding balance of $195.0 million at December 31, 2005.

     We completed a private offering of the notes in July 2005, in which we raised gross proceeds of approximately $97.9 million. The notes pay interest semi-annually every January 15th and July 15th starting in 2006.

     At December 31, 2005, we had a liability for unsettled and unfunded bank loans of $22.6 million, including CLO 2005-1 and interest payable, and no unsettled mortgage securities purchases.

Stockholders’ Equity

     Our stockholders’ equity at December 31, 2005 totaled $74.4 million. Included in our stockholders’ equity as of December 31, 2005, is accumulated other comprehensive loss totaling $13.4 million, primarily arising of unrealized losses on available-for-sale securities.

Results of Operations for the Period from July 11, 2005 to December 31, 2005

Summary

     Our net loss for the period from July 11, 2005 to December 31, 2005 was $1,674,000 or $0.42 per weighted-average basic and diluted share outstanding. As a company that recently commenced operations, we have incurred significant operating expenses which contributed to our net loss. This included $560,000 of organization costs and $250,000 of audit costs for our September 30, 2005 audit in connection with the registration statement, which we do not expect to recur in 2006. We also incurred losses of $2.2 million in connection with the sale of $172.1 million of agency RMBS as we restructured the portfolio to higher yielding assets. In addition, we have incurred significant non-cash costs relating to the amortization of stock issued and the expense of options issued to our Manager. We expect to continue to incur these expenses and costs in 2006.

Net Investment Income

     Net investment income for the period from July 11, 2005 to December 31, 2005 was $5.3 million. During this period, earnings on our investments, which were largely comprised of securities that pay a fixed rate of interest for at least a portion of their duration, were offset by increased financing costs, which are based on LIBOR, as a result of increasing short-term interest rates. Investment income of $38.5 million primarily consisted of $33.6 million in interest income on RMBS securities, $0.7 million in dividend income on short-term investments and REIT common stock, $3.0 million interest income on bank loans and $1.2 million in interest income on corporate debt securities. Investment expenses consisted of interest expense of $32.4 million of which $25.0 million related to repurchase agreements, $3.3 million related to 7.25% convertible notes, $0.6 million related to interest rate swaps and $3.0 million related to bank loans. Other investment expenses of $857,000 consisted primarily of derivative structuring costs and development of a credit analytics system.

Net Investment Gains and Losses

     Net investment loss for the period from July 11, 2005 to December 31, 2005 of $1.8 million consisted of losses realized on the sale of $172.1 million of agency ARMs which were sold to free up capital for new higher yielding investments offset by $312,000 of unrealized gains on a swaption not designated as part of our hedging strategy and $54,000 unrealized gain on the ineffective portion of an interest rate swap designated as a hedge.

Non-Investment Expenses

     Non-investment expenses for the period from July 11, 2005 to December 31, 2005 were $5.1 million. We recorded $1.5 million of base management fees payable to GSC Partners in accordance with our management agreement and $344,000 of deferred compensation related to the amortization of the restricted stock and stock options granted to GSC Partners. GSC Partners did not earn an incentive fee during the period from July 11, 2005 to December 31, 2005. Organization costs of $560,000 were expensed. Directors’ expenses and insurance premiums expense for directors and officers totaled $396,000. We also incurred other general and administrative expenses, including primarily legal fees and accounting fees, travel reimbursements and occupancy costs of $2.3 million.

Contractual Obligations and Commitments

     We entered into a management agreement with our Manager, effective upon the closing of our July 11, 2005 private offering. The initial term of the management agreement is through December 31, 2008, with automatic, one-year renewals at the end of each year. Pursuant to the management agreement, our Manager implements our business strategy on a day-to-day basis and performs certain services for us, subject to oversight by our board of directors. Our Manager is responsible for, among other duties, performing all of our day-to-day functions, determining investment criteria in conjunction with our board of directors, sourcing, analyzing and executing investments, asset sales and financings and performing asset management duties.

     Under the management agreement, our Manager is entitled to receive a base management fee, incentive compensation and reimbursement of certain expenses as described in the management agreement. Such fees and expenses do not have fixed and determinable payments. The base management fee is payable quarterly in arrears in an amount equal to one quarter (1/4) of our equity times 1.75% . Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

     In addition to the base management fee, our Manager shall receive quarterly incentive compensation in an amount equal to the product of: (i) twenty-five percent (25%) of the dollar amount by which (A) our net income per share (determined in accordance with GAAP), which includes realized and unrealized gains and losses, and before non-cash equity compensation expense and before incentive compensation plus interest expense related to the notes and, to the extent not included in interest related to the notes, amortization of debt discount and issuance costs with respect to the notes, for the quarter per share (assuming full conversion of all outstanding notes into common shares at the beginning of the quarter at the then applicable conversion rate) exceeds (B) an amount equal to (1) the weighted average of the price per share of the common shares in the initial offering and any subsequent offerings of our common stock, including common shares issuable upon conversion of the notes assuming a conversion price of $25 per share, and the prices per common shares in any subsequent offerings by us, in each case at the time of issuance thereof, multiplied by (2) the greater of (a) 2.25% and (b) 0.75% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of common shares outstanding during the quarter, further assuming full conversion of the notes into common shares at the beginning of the quarter at the then applicable conversion rate; provided, that for the purpose of determining the incentive compensation fee, the notes will include those issued in connection with the exercise of the option granted to the initial purchasers in the July 2005 private offering and provided, that the foregoing calculation of incentive compensation shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by our majority of our independent directors in the case of non-cash charges.

     During the first quarter of 2006, we entered into a letter agreement with our Manager under which the management fee due will be reduced on a dollar-for-dollar basis by the amount of fees received by the Manager from investments which we invest in CDOs managed by our Manager. The credit is limited to the quarterly amount due for management fees, with no additional credit carried forward for future fees. This agreement goes beyond what is required by the terms of the management agreement and our Manager has reserved the right to change this policy at any time.

     The following table sets forth information about our contractual obligations as of December 31, 2005:

	Payments due by period

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Debt Obligations
Repurchase Agreements	1,286,616	1,286,616	—	—	—
ABS Warehouse Facility	194,962	194,962	—	—	—
CLO Warehouse Facility	154,370	154,370	—	—	—
7.25% Convertible Senior
Notes	97,900	—	—	97,900	—
Base Management Fee(1)	150	150	—	—	—

Total	1,733,848	1,635,948	—	97,900	—

(1)	Pursuant to a letter agreement with our Manager under which the management fee due will be reduced on a dollar-for-dollar basis by the amount of fees received by the Manager from investments which we invest in CDOs managed by our Manager, we currently estimate that the credits would be sufficient to reduce the management fee to zero beginning in the second quarter of 2006. Future equity raises may result in additional fees that may not be covered by these arrangements, which we cannot estimate at this time.

The warehouse facilities have been or will be repaid through the issuance of bonds through a CDO which will not require any additional funding by us.

Off-Balance Sheet Arrangements

     As of December 31, 2005 we did not maintain any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, or special purpose or variable interest entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, as of December 31, 2005 we had not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Liquidity and Capital Resources

     We held cash and cash equivalents of $1.4 million at December 31, 2005.

     Our operating activities provided cash flows of $616,000 during the period from July 11, 2005 to December 31, 2005.

     Our investing activities used cash flows of $1.8 billion during the period from July 11, 2005 to December 31, 2005 primarily for the purchase of available-for-sale securities and loans held-for-investment. We made purchases of available-for-sale securities and loans held for investment during the period from July 11, 2005 to December 31, 2005 of $1.91 billion and $185.0 million, respectively.

     Our financing activities provided cash flows of $1.8 billion during the period from July 11, 2005 to December 31, 2005 primarily from net borrowings under repurchase agreements, the issuance of 7.25% senior convertible notes, and the two warehouse facilities.

     Our source of funds, excluding our July 2005 private offering, as of December 31, 2005, consisted of net proceeds from repurchase agreements and warehouse facilities totaling $1.6 billion, with a weighted-average current borrowing rate of 4.46%, which we used to finance the acquisition of mortgage–related assets. We expect to continue to borrow funds in the form of repurchase agreements. As of December 31, 2005 we had established four borrowing arrangements with various investment banking firms and other lenders, all of which were in use on December 31, 2005. Increases in short-term interest rates could negatively impact the valuation of our mortgage-related assets, which could limit our borrowing ability or cause our lenders to initiate margin calls. Amounts due upon maturity of our repurchase agreements will be funded primarily through the rollover/reissuance of repurchase agreements and monthly principal and interest payments received on our mortgage-backed securities.

     The following table presents certain information regarding our risk exposure on our repurchase agreements as of December 31, 2005:

	Amount at Risk (1)	Weighted-Average Maturity of Repurchase Agreement in Days

	(In thousands)
Bear, Stearns & Co. Inc	$7,589	31
Lehman Brothers Inc	13,085	57
Greenwich Capital Markets	8,003	210
Deutsche Bank, NA	11,213	50

Total	$39,890

(1)	Equal to the fair value of securities sold, plus accrued interest income, minus repurchase agreement liabilities, plus accrued interest expense.

     The repurchase agreements for our repurchase facilities generally include covenants or other customary provisions contained in the standard master repurchase agreement as published by industry groups and generally require us to transfer additional securities to the counterparty in the event the value of the securities then held by the counterparty in the margin account falls below specified levels and contain events of default in cases where we breach our obligations under the agreement. The repurchase agreement for one repurchase facility includes provisions that (a) would require us to pay an exit fee upon any election to terminate a transaction prior to the termination date set forth in the relevant confirmation and (b) would cause us to be in default under the repurchase agreement upon any acceleration, liquidation, disaffirmation or repudiation of certain other agreements with the same counterparty and/or another financial institution. An event of default or termination event under the standard master repurchase agreement or additional provisions explained above would give our counterparty the option to terminate all repurchase transactions existing with us and make any amount due by us to the counterparty to be payable immediately.

     We intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. In order to maintain our qualification as a REIT and to avoid corporate-level income tax on the income we distribute to our stockholders, we are required to distribute at least 90% of our REIT taxable income and short-term capital gains on an annual basis. This requirement can impact our liquidity and capital resources.

     For our short-term (one year or less) and long-term liquidity, we also rely on the cash flow from operations, primarily monthly principal and interest payments to be received on our mortgage-backed securities, as well as any primary securities offerings authorized by our board of directors and through our match-funded CDO strategy. Our CDO strategy is dependent upon our ability to place the match-funded debt we intend to create in the market at spreads that provide a positive arbitrage. If spreads for CDO liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute the CDO strategy will be restricted.

     Based on our current portfolio, leverage rate and available borrowing arrangements, we believe that existing equity capital, combined with the cash flow from operations and the utilization of borrowings, will be sufficient to enable us to meet anticipated short-term (one year or less) liquidity requirements such as to fund our investment activities, pay fees under our management agreement, fund our distributions to stockholders and for general corporate expenses. We believe that the instruments that we hold are liquid and can be sold at short notice if we have a need for liquidity that cannot be met with our equity capital, cash flow or operating and borrowing capacity. We may recognize losses as a result of such sale as many of our current investments show a loss when marked to market as of December 31, 2005. However, an increase in prepayment rates substantially above our expectations could cause a temporary liquidity shortfall due to the timing of the necessary margin calls on the financing arrangements and the actual receipt of the cash related to principal paydowns. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may have to sell debt or additional equity securities. If required, the sale of MBS at prices lower than their carrying value would result in losses and reduced income. At December 31, 2005, we had additional capacity to leverage our equity further and utilize that additional capacity for certain transactions. Currently, we have very limited additional capacity, which we plan to reserve for short term (one year or less) liquidity needs. We currently do not intend to raise additional funds in repurchase agreements.

     Our ability to meet our long-term (greater than one year) liquidity and capital resource requirements will be subject to obtaining additional debt financing and equity capital. This offering will increase our long term capital resources; however, we currently anticipate needing to obtain additional debt financing and equity capital. We may increase our capital resources by making public offerings of equity securities, possibly including classes of preferred stock, common stock, commercial paper, medium-term notes, CDOs, collateralized mortgage obligations and senior or subordinated notes. Such financing will depend on market conditions for capital raises and for the investment of any proceeds. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, it may have an adverse effect on our business and results of operations. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock.

     We generally seek to borrow between eight and twelve times the sum of the amount of our equity plus the amount of proceeds received from the issuance of our 7.25% notes. The ratio of our total debt, excluding the amount of our convertible senior notes, to the sum of the amount of our equity plus the amount of proceeds received from the issuance of our notes is referred to in the following discussion as the “leverage ratio.” At December 31, 2005, our total debt was $1.6 billion (excluding debt relating to the notes), which represented a leverage ratio of approximately 9.5 to one. If our leverage ratio at December 31, 2005 were twelve to one, our total debt would have been $2.1 billion, which represents an additional $0.4 billion in borrowing.

REIT Taxable Income (Loss)

     REIT taxable income (loss) is calculated according to the requirements of the Internal Revenue Code, rather than GAAP. The following table reconciles GAAP net loss to REIT taxable income (loss) for the period from July 11, 2005 through December 31, 2005:

Period from July 11, 2005 to December 31, 2005

(in thousands)
GAAP net income (loss)	$(1,674)

Adjustments to GAAP net income (loss):
Net tax adjustments related to organization costs	766

Unrealized gains in derivatives	(366)
Net tax adjustments related to grant of restricted stock and options	(1,356)
Capital loss not deductible for tax	2,184
Other	(455)

Net adjustments to GAAP net income (loss)	773

Estimated REIT taxable income (loss)	$(901)

     Although we have incurred losses since we commenced operations, we believe that the presentation of our REIT taxable income (loss) is useful to investors because when we achieve profitability it would demonstrate to investors the minimum amount of distributions we must make in order to maintain our qualification as a REIT and not be obligated to pay federal and state income taxes. However, beyond our intent to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification, we do not expect that the amount of distributions we make will necessarily correlate to our REIT taxable income. Rather, we expect to determine the amount of distributions we make based on our cash flow and what we believe to be an appropriate and competitive dividend yield relative to other specialty finance companies and mortgage REITs. REIT taxable income will not necessarily bear any close relation to cash flow. Accordingly, we do not consider REIT taxable loss to be a reliable measure of our liquidity although the related distribution requirement can impact our liquidity and capital resources. Moreover, there are limitations associated with REIT taxable income (loss) as a measure of our financial performance over any period. REIT taxable income (loss) does not include any net income or losses that are generated by our TRSs and includes adjustments for non-taxable/non-deductible items which are included in our GAAP net income. As a result, REIT taxable income (loss) should not be considered as a substitute for our GAAP net income as a measure of our financial performance.

Recent Developments

     TRS Election. On January 1, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc., which was formed on December 22, 2005, made the election to be treated as a taxable REIT subsidiary or TRS.

     GSC ABS CDO 2005-1. On January 12, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $25 million in aggregate principal amount, or 100%, of the Subordinated Notes Due 2045 issued by GSC ABS CDO 2005-1, Ltd. and GSC ABS CDO 2005-1, Corp., as co-issuers. These notes are the lowest-ranking securities of a CDO transaction and are subordinate to all other interests and only entitled to income generated after payment of expenses and interest due on all other debt securities. GSC ABS CDO 2005-1 is secured by $315 million of deposits in a guaranteed investment contract, representing all the proceeds from the sale of the securities and subordinated notes. The trust has entered or will enter into up to $500 million of credit default swaps on mezzanine asset-backed obligations, with ABS, RMBS, CMBS and other CDO securities as reference obligations. GSC Partners serves as the collateral manager for the trust and will receive collateral management fees for which we will receive a credit against our management fees due to them. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

     GSC Capital Corp. Loan Funding 2005-1. On January 18, 2006, we purchased $21.3 million and $16.2 million in aggregate principal amount, or 100%, of Class E and Class F, respectively, Deferrable Floating Rate Notes, issued by GSC Capital Corp. Loan Funding 2005-1 and GSC Loan Funding 2005-1, Corp., as co-issuers. The Class E and Class F notes are the two lowest-ranking classes of notes of a CLO transaction secured by a pool of asset-backed loans and bonds. Simultaneously with our purchase of the notes, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $24 million in aggregate amount, or 100%, of the Preferred Shares issued by the trust which are subordinate to all other interests and only entitled to income generated after payment of expenses and interest due on all other debt securities. GSC Partners serves as the collateral manager for the trust and will receive collateral management fees for which we will receive a credit against our management fees due to them. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

     GSC Capital Corp. Mortgage Trust 2006-1. On March 22, 2006, we purchased 100% of the four lowest classes of notes issued by GSC Capital Corp. Mortgage Trust 2006-1 representing $9,756,000 in aggregate principal amount which are subordinate to all other interests and only entitled to income generated after payment of expenses and interest due on all other debt securities. We also made an additional investment of $8,083,000 to acquire the residual interest in the trust. We sponsored the trust and purchased a pool of residential whole loans with a par value of $433.6 million from affiliates of Countrywide Home Loans, Inc. and issued notes totaling $421.9 million to third parties. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

     GSC ABS CDO 2006-1c. On March 31, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $25 million in aggregate principal amount, or 100%, of the Subordinated Notes issued by GSC ABS CDO 2006-1c. These notes are the lowest-ranking securities of a CDO transaction and are subordinate to all other interests and only entitled to income generated after payment of expenses and interest due on all other debt securities. GSC ABS CDO 2006-1c is secured by $165 million of deposits in a Market Value Swap Account with Citigroup, representing all the proceeds from the sale of the securities and subordinated notes. The trust has entered or will enter into up to $550 million of credit default swaps on mezzanine asset-backed obligations, with midprime and subprime RMBS and CMBS as reference obligations. GSC Partners serves as the collateral manager for the trust and will receive collateral management fees for which we will receive a credit against our management fees due to them. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

     On January 3, 2006, the Board approved the Company’s grant of an aggregate of 6,000 shares of common stock to the independent directors as of such date in respect of their board service in 2005.

     On January 10, 2006, the Company granted to the Manager 10,522 shares and options to purchase 15,783 shares of common stock at $25.00 per share in connection with the exercise of the option granted to the initial purchasers/placement agents in the July 2005 private offering.

     On January 23, 2006, the Board approved the Company’s grant of an aggregate of 6,000 shares of common stock to the independent directors as of such date in respect of their board service in 2006.

     On April 27, 2006, we declared a quarterly distribution of $0.30 per share of our common stock which was paid on May 15, 2006, to stockholders of record as of April 27, 2006.

Inflation

     Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions are determined by our board of directors based primarily by our net income as calculated for tax purposes; in each case, our activities and balance sheet are measured with reference to historical cost and or fair market value without considering inflation.

Quantitative and Qualitative Disclosures About Market Risk

     As of December 31, 2005, the primary component of our market risk was interest rate risk, as described below. While we do not seek to avoid risk completely, we do believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Interest Rate Risk

     We are subject to interest rate risk in connection with our investments in hybrid adjustable-rate RMBS and our related debt obligations, which are generally repurchase agreements of limited duration that are periodically refinanced at current market rates. We mitigate this risk through utilization of derivative contracts, primarily interest rate swap agreements.

Effect on Net Interest Income

     We fund our investments in long-term, hybrid adjustable-rate RMBS with short-term borrowings under repurchase agreements. During periods of rising interest rates, the borrowing costs associated with those hybrid-adjustable rate RMBS tend to increase while the income earned on such hybrid adjustable-rate RMBS (during the fixed-rate component of such securities) may remain substantially unchanged. This results in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses.

     Through December 31, 2005, we entered into four contracts of swaps or swaptions. The following table summarizes the estimated net fair value of the derivative instruments held at December 31, 2005 (amounts in thousands):

	Notional	Fair Value

Cash Flow Hedges:
Interest rate swaps:
Assets	$425,000	$3,463
Liabilities	100,000	(412)
Free-Standing Derivatives:
Interest rate swaption	200,000	1,052

Net fair value		$4,103

     Hedging techniques are partly based on assumed levels of prepayments of our fixed-rate and hybrid adjustable-rate RMBS. If prepayments are slower or faster than assumed, the life of the RMBS will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

Extension Risk

     We invest in hybrid adjustable-rate RMBS, which have interest rates that are fixed for the first few years of the loan (typically three, five or seven years) and thereafter reset periodically on the same basis as adjustable-rate RMBS. We compute the projected weighted-average life of our hybrid adjustable-rate RMBS based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when a fixed-rate or hybrid adjustable-rate residential mortgage-backed security is acquired with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related RMBS. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related residential mortgage-backed security.

     However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related RMBS could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid adjustable-rate RMBS would remain fixed. This situation may also cause the market value of our hybrid adjustable-rate RMBS to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Hybrid Adjustable-Rate RMBS Interest Rate Cap Risk

     We also invest in hybrid adjustable-rate RMBS which are based on mortgages that are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the security’s interest yield may change during any given period. However, our borrowing costs pursuant to our repurchase agreements will not be subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our hybrid adjustable-rate RMBS would effectively be limited by caps as low as 9.8%, 9.5%, and 10.0% for our 3/1, 5/1 and 7/1 ARMs, respectively. This problem will be magnified to the extent we acquire hybrid adjustable–rate RMBS that are not based on mortgages which are fully indexed. In addition, the underlying mortgages may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on our hybrid adjustable-rate RMBS than we need in order to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk

     We intend to fund a substantial portion of our acquisitions of hybrid adjustable-rate RMBS with borrowings that, after the effect of hedging, have interest rates based on indices and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indices and repricing terms of the RMBS. Thus, we anticipate that in most cases the interest rate indices and repricing terms of our mortgage assets and our funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. Therefore, our cost of funds would likely rise or fall more quickly than would our earnings rate on assets. During periods of changing interest rates, such interest rate mismatches could negatively impact our financial condition, cash flows and results of operations. To mitigate interest rate mismatches, we may utilize hedging strategies discussed above.

     Our analysis of risks is based on management’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of investment decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Prepayment Risk

     Prepayments are the full or partial repayment of principal prior to the original term to maturity of a mortgage loan and typically occur due to refinancing of mortgage loans. Prepayment rates for existing RMBS generally increase when prevailing interest rates fall below the market rate existing when the underlying mortgages were originated. In addition, prepayment rates on adjustable-rate and hybrid adjustable-rate RMBS generally increase when the difference between long-term and short-term interest rates declines or becomes negative. Prepayments of RMBS could harm our results of operations in several ways. Some adjustable-rate mortgages underlying our adjustable-rate RMBS may bear initial “teaser” interest rates that are lower than their “fully-indexed” rates, which refers to the applicable index rates plus a margin. In the event that such an adjustable-rate mortgage is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the holder of the related residential mortgage-backed security would have held such security while it was less profitable and lost the opportunity to receive interest at the fully-indexed rate over the expected life of the adjustable-rate residential mortgage-backed security. Although we currently do not own any adjustable-rate RMBS with “teaser” rates, we may obtain some in the future which would expose us to this prepayment risk. Additionally, we currently own RMBS that were purchased at a premium. The prepayment of such RMBS at a rate faster than anticipated would result in a write-off of any remaining capitalized premium amount and a consequent reduction of our net interest income by such amount. Finally, in the event that we are unable to acquire new RMBS to replace the prepaid RMBS, our financial condition, cash flow and results of operations could be negatively impacted.

Effect on Fair Value

     Another component of interest rate risk is the effect changes in interest rates will have on the market value of our assets. We face the risk that the market value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

     We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data. Different models and methodologies can produce different duration numbers for the same securities.

     The following sensitivity analysis table shows the estimated impact on the fair value of our interest rate–sensitive investments and repurchase agreement liabilities, at December 31, 2005, assuming rates instantaneously fall 50 basis points and rise 50 basis points:

	Interest Rates Fall 50 Basis Points	Interest Rates Unchanged	Interest Rates Rise of 50 Basis Points

		(in thousands)
Hybrid Adjustable-Rate RMBS
Fair value	$1,339,822	$1,321,900	$1,304,782
Change in fair value	17,922		(17,118)
Change as a percent of fair value	1.4%		(1.3%	)
Designated and undesignated derivatives
Fair value	(3,408)	4,103	11,947
Change in fair value	(7,511)		7,844
Change as a percent of fair value	(183% )		191%

     It is important to note that the impact of changing interest rates on fair value can change significantly when interest rates change beyond 100 basis points from current levels. Therefore, the volatility in the fair value of our assets could increase significantly when interest rates change beyond 100 basis points. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the change in the fair value of our assets would likely differ from that shown above, and such difference might be material and adverse to our stockholders.

Risk Management

     To the extent consistent with maintaining our REIT status, we seek to manage our interest rate risk exposure to protect our portfolio of RMBS and other mortgage securities and related debt against the effects of major interest rate changes. We generally seek to manage our interest rate risk by:

  monitoring and adjusting, if necessary, the reset index and interest rate related to our MBS and our borrowings;

  attempting to structure our borrowing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

  using derivatives, financial futures, swaps, options, caps, floors and forward sales, to adjust the interest rate sensitivity of our MBS and our borrowings; and

  actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our MBS and the interest rate indices and adjustment periods of our borrowings.

BUSINESS

Our Company

     We are a specialty finance company, formed in May 2005, that invests in real estate-related securities and various other asset classes. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Our objective is to provide competitive risk-adjusted returns to our investors through a combination of dividends and capital appreciation. We intend to achieve this objective by investing in broad classes of financial assets to construct a diversified investment portfolio that is leveraged, where appropriate. Overall, our investment portfolio is and will likely continue to be highly leveraged. Future dividends and capital appreciation are not guaranteed, and we may not be able to achieve our performance objectives as our operating history and our REIT experience are limited.

     Our investment portfolio is structured to comply with the various federal income tax requirements for REIT status and the requirements for exclusion from regulation under the Investment Company Act of 1940, or the 1940 Act. We invest or intend to invest primarily in the following asset classes:

  Real estate-related securities, principally private label and agency residential mortgage-backed securities (RMBS), as well as other real estate-related securities, including commercial mortgage-backed securities (CMBS), either directly or indirectly through credit default swaps;

  Whole loan mortgages sourced through primary originators, mortgage conduits and the secondary market;

  Middle market and broadly syndicated senior secured loans;

  Tranches of other asset-backed securities (ABS), including collateralized debt obligations, or CDOs, collateralized by residential or commercial mortgage loans or other financial assets, either directly or indirectly through credit default swaps; and

  Leveraged finance instruments, including, but not limited to, high yield corporate bonds, distressed debt securities, corporate mezzanine loans, commerical mortgage-backed securities, other REIT equity securities and other investments, including private and public equity investments.

      Investing in assets through credit default swaps subjects us to additional risks. We would not have any legal or beneficial interest in any assets in entering into a credit default swap on such assets. We would have only a contractual relationship with our counterparty, typically a broker-dealer or other financial institution, and would not have the benefit of any collateral or other security or remedies that would be available to holders of such assets or the right to receive information regarding the underlying obligors or issuers of such assets. In addition, in event of insolvency of a credit default swap counterparty, we would be treated as a general creditor of such counterparty and therefore subject to significant counterparty credit risk. Furthermore, credit default swaps are relatively new instruments, the terms of which may contain ambiguous provisions that are subject to interpretation, which may have consequences that could be adverse to us.

     As of December 31, 2005, we had a portfolio of approximately $1.8 billion consisting primarily of agency residential mortgage-backed securities and middle market senior secured loans, as shown in the following chart:

			Weighted Average

Security Description	Estimated Fair Value	Percent of Total Investments	S&P Equivalent Rating	Coupon	Months to Reset(1)	Yield to Maturity(2)	Constant Prepayment Rate(3)

	(In thousands)
Agency:
3/1 hybrid adjustable rate
RMBS	$351,790	19.8%	AAA	4.4%	29.7	4.5%	21.4%
5/1 hybrid adjustable rate

			Weighted Average

Security Description	Estimated Fair Value	Percent of Total Investments	S&P Equivalent Rating	Coupon	Months to Reset(1)	Yield to Maturity(2)	Constant Prepayment Rate(3)

	(In thousands)

RMBS	570,766	32.1	AAA	4.8	53.6	4.8	10.4
7/1 hybrid adjustable rate
RMBS	399,344	22.4	AAA	5.0	78.1	4.9	10.7
Other RMBS	235,272	13.2	AA	4.9	n/a	5.2	7.5
Senior Secured Loans	173,048	9.7	B	7.1	n/a	n/a	n/a
Corporate Bonds	39,222	2.2	B-	8.9	n/a	10.6	n/a
Equity Securities	10,275	0.6	n/a	n/a	n/a	n/a	n/a

Total	$1,779,717	100.0%

(1)	Represents number of months before conversion to floating rate.

(2)	Represents the yield to date of conversion to floating rate.

(3)	Represents the estimated percentage of principal that will prepay over the next 12 months based on historical principal paydowns.

     As of December 31, 2005, we had total indebtedness of $1.73 billion, including $97.9 million from the issuance of our 7.25% convertible senior notes due 2010 (which refer to as the “notes”) in our July 2005 private offering. We utilize or intend to utilize a variety of financing techniques to finance our investments, including repurchase agreements, warehouse facilities, and term financing in the form of CDOs and securitizations.

     Following our private offering in July 2005, we invested a substantial portion of the net proceeds, together with the proceeds of repurchase agreement financings, in U.S. government agency and AAA-rated hybrid adjustable rate RMBS pending the full implementation of our diversified investment strategy. During the quarter ended December 31, 2005, we sold certain of the RMBS to allow us to invest in more diversified, higher yielding investments. These sales resulted in losses of $2.2 million being recognized in the quarter ended December 31, 2005. We intend to hold a significant number of our assets in RMBS, but we may sell additional investments in the future as more suitable investments, such as whole loan mortgages through securitizations, are identified and become available.

     Although we intend to continue to focus on the investments described above, our investment decisions will depend on prevailing market conditions. As a result, we cannot predict the percentage of our assets that will be invested in each asset class or whether we will invest in other classes of investments. We may change our investment strategy and policies without a vote of our stockholders.

     Our investment process benefits from the resources and professionals of our Manager and GSC Partners. The investment process is managed by an investment committee consisting of five senior members of GSC Partners and includes our chairman, chief executive officer, head of corporate credit and chief investment officer. The investment committee operates under investment guidelines and consults periodically to develop a set of preferences for sectors and sub-sectors, with a strong emphasis on credit performance characteristics. The primary focus of the investment committee is to review and approve our investment policies and to review and approve our investment portfolio purchases and holdings and related compliance with investment policies. The chairman of the investment committee is required to be consulted on, and has the right, but not the obligation, to approve or disapprove all proposed actions or determinations of the investment committee. We do not have specified or target criteria for our investment portfolio. We invest in the broad classes of financial assets listed above based on the pricing of specific assets as measured against their underlying and composite attributes, such as average score issued by the Fair Isaac Company, or the FICO score, loan-to-value ratio and prepayment rate in the case of RMBS.

     We generate income by investing in income producing securities. We use substantial leverage in order to increase potential returns to our stockholders and are subject to additional risk as a result. As interest rates rise, the costs of financing our investments generally increase faster than the income from our investments, which reduces the net returns on our investments. As interest rates fall, prepayment rates on our investments generally increase, resulting in return of invested capital, thereby forcing us to redeploy our capital into lower yielding assets at prevailing market rates. As we seek to match our hedging strategy with anticipated prepayments of our investments, as such prepayment rates generally increase as interest rates fall and generally decrease as interest rates rise, unanticipated changes in interest rates could cause our hedging instruments be mismatched with our underlying investments. In addition, defaults no our underlying investments reduce the net returns on our investments. Reduced net investment returns do not result in a reduction in the base management fees payable to our Manager which are fixed and are not tied to our investment performance.

     To manage the interest rate risk associated with the financing of our fixed rate assets with variable rate debt, we utilize from time to time derivative financial instruments, including interest rate swaps, to convert variable rate debt to fixed rate. Entering into interest rate swaps will generally reduce returns on our investments due to the cost of hedging transactions, which include commissions paid to brokers to enter into such transactions, upfront payments required by counterparties and the difference between the rate at which swaps are available from time to time and the prevailing interest rate. We regularly evaluate the appropriate number of interest rate swaps that we enter into in light of the costs and benefits associated with these investments.

     As of December 31, 2005, we had hedged $725.0 million of our liabilities by entering into three interest rate swaps and one option to enter into a swap, or swaption, the aggregate notional value of which was approximately $725.0 million.

Our Formation and Structure

     We were formed by GSC Partners as a Maryland corporation in May 2005. We completed a private offering of our common stock and the notes in July 2005, in which we raised net proceeds of approximately $183.3 million, net of purchase and placement fees, legal costs and organizational costs. GSC Secondary Interest Fund, LLC, an affiliate of our Manager, purchased 340,000 shares of our common stock and $8,500,000 aggregate principal amount of the notes in our July 2005 private offering. In addition, in connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock (68,000 shares in July 2005 and 10,522 shares in January 2006) and options to purchase 117,783 shares of our common stock with an exercise price of $25.00 per share (options to purchase 102,000 shares were granted in July 2005 and options to purchase 15,783 shares were granted in January 2006), representing in the aggregate approximately 4.7% of the outstanding shares of our common stock as of the date of this prospectus, or 2.4% if the notes are fully converted into an additional 3,916,000 shares of common stock, assuming in each case all outstanding options are exercised. Following completion of this offering, our Manager and its affiliates including our independent directors, will collectively own 429,022 shares of our common stock, representing 10.4% of our outstanding shares of common stock, and will have options to purchase an additional 117,783 shares of our common stock representing an additional 2.8% of our outstanding shares of common stock, or representing 5.3% and 1.5% of our common stock, respectively, if the notes are fully converted, and in each case, assuming all outstanding options are exercised.

     We presently have three qualified REIT subsidiaries, or “QRS” entities. GSC Capital Corp. QRS Delaware Loan Holdings, Inc. was formed to invest in residential mortgage loans, GSC Capital Corp. QRS Delaware Real Estate Holdings, Inc. was formed to invest in other real estate and non-real estate assets, including securities held upon securitization of residential mortgage loans and GSC Capital Corp. Holdings, Inc. (Cayman), which was formed for the purpose of investing in non-real estate assets. In addition, we have a taxable REIT subsidiary, GSC Capital Corp. TRS Delaware Holdings, Inc., which holds our investments in CDOs and other non-real estate assets.

     The following chart shows our structure after giving effect to the transactions described in the immediately preceding paragraph and this offering:

_______________________
*Each of GSCP (NJ), L.P. and GSC Secondary Interest Fund, LLC is approximately 91% beneficially owned by the following senior executives of GSC Partners: Alfred C. Eckert III, Richard M. Hayden, Keith W. Abell, Robert A. Hamwee, Christine K. Vanden Beukel, Thomas V. Inglesby, Matthew C. Kaufman, Andrew J. Wagner and Frederick H. Horton and the remaining approximately 9% is owned by outside investors, including members of the Board of Advisors of GSC Partners.

1 Assuming full conversion of the notes and exercise of the options, this figure would be   %.
2 Assuming full conversion of the notes and exercise of the options, this figure would be   %.

3 Assuming full conversion of the notes and exercise of the options, this figure would be   %.

Our Manager

     We are externally managed and advised by GSCP (NJ), L.P., an SEC-registered investment advisor, which we refer to as our Manager. Our Manager was formed in 1999. Our Manager, together with its affiliates GSCP, Inc., GSC Partners Europe, Limited, GSCP (NJ), Inc. and GSCP (NJ) Holdings, Inc., does business as GSC Partners. GSC Partners started active investment management operations in 1999, and managed approximately $10.7 billion of assets, including our assets, as of March 31, 2006. Through our relationship with GSC Partners, we benefit from GSC Partners’ investment and operational expertise across all of our targeted asset classes, mature infrastructure and financial and capital structuring skills. In particular, these resources provide us with a wide variety of investment opportunities and access to information that assist us in making investment decisions across our targeted asset classes, which we believe provide us with a competitive advantage. However, neither our Manager nor GSC Partners has any prior experience managing a REIT. Our Manager also acts as an investment manager to other entities formed by GSC Partners.

     Our Manager is responsible for administering our business activities and day-to-day operations and uses the resources of GSC Partners to support our operations. GSC Partners has well-respected and established portfolio management resources for each of our targeted asset classes and a mature infrastructure supporting those resources. GSC Partners’ 14 most senior investment professionals have a range of 12 to 35 years of experience, with an average of 23 years.

     GSC Partners has senior management and investment advisory teams with extensive experience in identifying, financing, hedging and managing RMBS, ABS, CMBS, mezzanine financing and other alternative investments. Mr. Joseph H. Wender, our chairman, is also a senior managing director of GSC Partners. Mr. Frederick H. Horton, our chief executive officer, is the head of the structured finance group at GSC Partners, Mr. Thomas V. Inglesby is the head of corporate credit at our company and GSC Partners, Mr. Daniel I. Castro, Jr., our chief investment officer, is a managing director in the structured finance group at GSC Partners, and Mr. Edward S. Steffelin, our president, is a managing director and chief operating officer in the structured finance group at GSC Partners. Mr. Wender has 34 years, both Mr. Horton and Mr. Castro have over 22 years, Mr. Inglesby has over 18 years, Mr. Oswald, our chief financial officer, has over 22 years, and Mr. Steffelin has over 10 years of related investment experience.

     Pursuant to our management agreement, our Manager has formed an investment committee to advise and consult with our Manager’s senior management team with respect to our investment policies, investment portfolio holdings, financing and leveraging strategies and investment guidelines. The investment committee does not review investments for our Manager’s affiliates or other entities, however, individual members of the investment committee may serve on investment committees of other funds managed by GSC Partners. The members of the investment committee are Mr. Alfred C. Eckert III, chairman and chief executive officer of the general partner of our Manager, who also serves as chairman of the investment committee, Mr. Wender, our chairman, Mr. Horton, our chief executive officer, Mr. Inglesby, the head of corporate credit at our company and GSC Partners, and Mr. Castro, our chief investment officer. Messrs. Wender, Horton, Inglesby and Castro each have additional roles and responsibilities with our Manager and are expected to devote approximately 25%, 75%, 10% and 75% of their time to our business, respectively.

Our Investment Strategy

     Our objective is to provide competitive returns to our investors through a combination of dividends and capital appreciation. We seek to achieve this objective by investing in a diversified investment portfolio of real estate-related securities and real estate loans, as well as various other asset classes, subject to maintaining our REIT status and exclusion from regulation under the 1940 Act. We believe this strategy, combined with our Manager’s experience, will assist us in creating a diversified portfolio that will provide competitive returns to investors. Additionally, we utilize GSC Partners’ structuring expertise to create custom-tailored securities designed to enhance our returns.

     We rely on our Manager’s expertise in identifying assets within our target asset classes that we believe will have relatively limited price volatility and provide consistent stable margins over the long term. We have not adopted policies that require us to establish or maintain any specific asset allocations. Our Manager makes investment decisions based on various factors, including modeled cash flows and expected yields over a range of scenarios, relative value, modeled prepayments, defaults and loss severities, current and modeled credit fundamentals and statistics, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, current and projected liquidity, available financing terms, as well as requirements for maintaining our REIT qualification and exclusion from regulation under the 1940 Act.

     Our targeted asset classes and the principal investments we have made or expect to make in each asset class, either directly or through derivatives which reference the following underlying assets, are as follows:

Asset Class	Principal Investments

Real Estate-Related Securities and Whole Loans	•	RMBS
	•	Real Estate Whole Loans
	•	CMBS

Bank Loans	•	Middle Market Senior Secured Loans
	•	Broadly Syndicated Senior Secured
Loans

Other ABS	•	CDOs
	•	Consumer and non-Consumer ABS

Leveraged Finance Instruments and Other Instruments	•	High Yield Corporate Bonds
	•	Distressed Debt Securities
	•	Corporate Mezzanine Loans
	•	Private and Public Equity Investments

     Following our private offering in July 2005, we invested a substantial portion of the net proceeds in U.S. government agency and AAA-rated hybrid adjustable rate RMBS pending the full implementation of our diversified investment strategy. We have reallocated a portion of the net proceeds from those offerings into different investments creating a more diversified, less correlated portfolio of investments. We may sell additional RMBS as appropriate investment opportunities arise.

     Because we intend to elect and qualify to be taxed as a REIT and to operate our business so as to be excluded from regulation under the 1940 Act, we are required to invest a substantial majority of our assets in real estate-related assets, such as certain types of mortgage-backed securities, or MBS, and loans secured by mortgages on real estate. See “—Operating and Regulatory Structure.”

     Although we intend to continue to focus on the investments described above, our investment decisions will depend on prevailing market conditions. As a result, we cannot predict the percentage of our assets that will be invested in each asset class or whether we will invest in other classes of investments. We may change our investment strategy and policies without a vote of our stockholders.

     The following briefly discusses the principal types of investments that we have made or expect to make.

Real Estate-Related Securities and Whole Loans

     Pass-through RMBS, which are securities representing interests in mortgage loans secured by residential real property, are investments in which payments of both principal and interest are generally made monthly, net of any fees paid to the issuer, servicer or guarantor of the securities. Those securities represent the entire ownership interest in pools of residential mortgage loans made by lenders such as savings and loan institutions, mortgage bankers and commercial banks. A significant amount of the RMBS we hold will, at times, consist of agency and private label AAA-rated hybrid adjustable-rate RMBS. Private label RMBS include jumbo, Alt-A, residential B/C and high loan-to-value, or LTV, loans. Agency RMBS are backed by residential real property, and their principal and interest is guaranteed by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, the U.S. Government. Private label RMBS are also backed by residential real property, but their principal and interest is not guaranteed by any federally chartered entity or the U.S. Government.

     Adjustable rate RMBS and loans, or ARMs, have interest rates that reset periodically, typically every six or 12 months after the initial fixed term. Because the interest rates on ARMs adjust periodically based on market conditions, ARMs tend to have interest rates that do not significantly deviate from current market rates after the initial fixed term. This in turn can cause ARMs to have less price sensitivity to interest rates than other fixed rate securities.

     Hybrid ARMs have interest rates that have an initial fixed period (typically three, five or seven) and thereafter reset at regular intervals in a manner similar to traditional ARMs. Prior to the first interest rate reset date, hybrid ARMs have a price sensitivity to interest rates similar to that of a fixed-rate mortgage with a maturity equal to the period prior to the first reset date. After the first interest rate reset date occurs, the price sensitivity of a hybrid ARM resembles that of a non-hybrid ARM. However, because many hybrid ARMs are structured with a relatively short initial fixed interest rate period, during that limited fixed rate period, the hybrid ARMs, price sensitivity may be low.

     The investment characteristics of pass-through RMBS differ from those of traditional fixed-income securities. The major differences include the payment of interest and principal on the RMBS, as described above, and the possibility that principal may be prepaid on the RMBS at any time due to prepayments on the underlying mortgage loans. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities. On the other hand, the guarantees on agency RMBS from Fannie Mae, Freddie Mac and, in the case of Ginnie Mae, the U.S. government, provide reasonable assurance that the investor will be ultimately repaid the principal face amount of the security.

     Mortgage prepayments are affected by factors including the level of interest rates, general economic conditions, the location and age of the mortgage, and other social and demographic conditions. Generally, prepayments on pass-through RMBS increase during periods of falling mortgage interest rates and decrease during periods of stable or rising mortgage interest rates. Reinvestment of prepayments may occur at higher or lower interest rates than the original investment, thus affecting the overall yield on our portfolio.

     Real estate-related whole loans (mortgage loans secured by residential real property) are acquired through direct purchases from originators or banks and in the secondary market with whom we have relationships. The loans must meet our customized criteria and have third party servicing. We believe that the resulting customized whole loan pools provide competitive risk-adjusted returns relative to currently available RMBS.

     Other real estate related entities include pass-through CMBS, which evidence ownership interests in a single commercial mortgage loan or a pool of mortgage loans secured by commercial properties, and RMBS and CMBS that are secured by a pool of real property mortgage loans, but which are not pass-through interests. Such interests may consist of either equity or debt tranches in a vehicle that holds a pool of mortgage loans. These securities may be senior, subordinated, investment grade or non-investment grade. These types of securities provide current income and the return of principal is likely.

     The yields on RMBS and CMBS depends on the timely payment of interest and principal due on the underlying mortgage loans and defaults by the borrowers on such loans may ultimately result in deficiencies and defaults on the RMBS or CMBS. In the event of a default, the trustee for the benefit of the holders of RMBS or CMBS has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. However, holders of relatively senior classes of RMBS or CMBS will be protected to a certain degree by the structural features of the securitization transaction within which such securities were issued, such as the subordination of the relatively more junior classes of the RMBS or CMBS.

     In some cases, a debt interest in a non-pass-through pool of mortgage loans may not constitute a “real estate asset” for the purposes of certain REIT qualification tests under the Internal Revenue Code.

Bank Loans

     We believe that lending to middle market companies through senior secured bank loans provides competitive risk-adjusted returns because these companies generally have more limited access to capital markets than larger, more liquid issuers. A significant number of our middle market bank loans are made to below-investment grade issuers. Middle market loans generally have wider credit spreads than larger institutional loans, are part of more conservative capital structures and have more competitive security packages. These loans may also include revolving credit facilities. The loans generally have maturities of five to eight years and have limited amortization of principal. These loans generally include restrictive financial and operating covenants. The loans generally have a floating rate of interest tied to either the prime rate or LIBOR.

     More broadly syndicated, larger leveraged loans are typically publicly rated and have greater liquidity than middle market loans. These loans may also include revolving credit facilities. A significant number of these loans are secured by mortgages or liens on assets. The loans generally have maturities of five to eight years and have limited amortization of principal. These loans generally include certain restrictive financial and operating covenants. The loans generally have a floating rate of interest tied to either the prime rate or LIBOR.

Collateralized Debt Obligations

     Debt and/or equity tranches of CDOs are utilized to increase our exposure to bank loans, corporate bonds, ABS, ABS derivatives and other instruments and/or to secure better financing terms for us. Because of GSC Partners’ experience in structuring and managing CDOs, we believe we have a competitive advantage in analyzing investment opportunities in CDOs and developing new and innovative structures tailored to our objectives and constraints. To avoid any actual or perceived conflicts of interest with our Manager or GSC Partners, an investment in any CDO structured or managed by our Manager or GSC Partners must be approved by a majority of our outside board members in accordance with our conflict of interest policy.

     In general, CDO issuers are special purpose vehicles that hold a portfolio of income-producing assets financed through the issuance of rated debt securities of different seniority, and equity. The debt tranches are typically rated based on cash flow structure, portfolio quality, diversification and credit enhancement. The equity securities issued by the CDO vehicle are the “first loss” piece of the CDO vehicle’s capital structure, but they are also generally entitled to all residual amounts available for payment after the CDO vehicle’s senior obligations have been satisfied. Some CDO vehicles are “synthetic,” in which the financial characteristics of the collateral pool are transferred to the CDO vehicle by means of a credit derivative such as a credit default swap. CDOs generally represent competitive non-recourse financing to the holder of the residual tranche. CDO structures may create leverage that is higher than other financing techniques such as repurchase agreements or warehouse facilities, but the debt is typically non-recourse and does not have mark-to-market triggers for posting of additional collateral.

Other ABS

     Asset Backed Securities, or ABS are generally securities for which the underlying collateral consists of assets such as home equity loans, credit card receivables and auto loans. Non-consumer ABS are generally secured by loans to businesses and consist of assets such as equipment loans, truck loans and agricultural equipment loans. Issuers of consumer and non-consumer ABS generally are special purpose entities owned or sponsored by banks and finance companies, captive finance subsidiaries of non-financial corporations or specialized originators such as credit card lenders.

High Yield Corporate Bonds

     High yield corporate bonds are below investment grade debt obligations of corporations and other nongovernmental entities. These bonds are generally not secured by mortgages or liens on assets. A substantial portion may have an interest-only payment schedule, with the principal amount remaining outstanding until the bond’s maturity. High yield bonds are typically issued by companies with significant financial leverage.

Distressed Debt Securities

     Debt securities and other obligations of distressed companies generally trade at substantial discounts to par. These securities may be performing or non-performing, and may have one or more of the following characteristics:

  instruments that trade at a significant discount to the underlying asset value;

  instruments that trade at a low multiple of the average and expected cash flow generated by the issuer;

  instruments that trade at a high yield-to-maturity based on the expected events facing the issuer; and/or instruments that provide a significant amount of current income based on the coupon rate and expected continuation of interest payments, as well as other characteristics.

     In making investment decisions, we focus on credit fundamentals of the instrument rather than short-term trading characteristics. Certain of these securities may be converted to equity holdings through a balance sheet restructuring.

     Distressed debt securities may be held through a TRS. As a result, income from such securities likely will be subject to United States corporate income tax, if the TRS is a domestic corporation.

Corporate Mezzanine Loans

     Corporate mezzanine loans usually rank subordinate in priority of payment to senior debt, such as senior bank debt, and are often unsecured. However, corporate mezzanine loans rank senior to common and preferred equity in a borrower’s capital structure. Corporate mezzanine loans often have elements of both debt and equity instruments, offering the fixed returns in the form of interest payments and principal payments associated with senior debt, while providing lenders an opportunity to participate in the capital appreciation of a borrower, if any, through an equity interest. This equity interest typically takes the form of warrants. Due to their higher risk profile, and often less restrictive covenants, as compared to senior loans, corporate mezzanine loans generally earn a higher return than senior secured loans.

Other Investments

     Other types of investments within our Manager’s core competencies are discussed below.

     Private & Public Equity Investments. Subject to maintaining our qualification as a REIT, we also may invest from time to time in equity securities, which may or may not be related to real estate. We will follow a value-oriented investment approach and focus on the anticipated future cash flows generated by the underlying business, discounted by an appropriate rate to reflect both the risk of achieving those cash flows and the alternative uses for the capital to be invested. We will also consider other factors such as the strength of management, the liquidity of the investment, the underlying value of the assets owned by the issuer, and prices of similar or comparable securities.

     We may hold all or a portion of our private and public equity investments through a TRS. To the extent that we do so, the income from such investments will be subject to corporate income tax if the TRS is a domestic corporation.

     Investment Grade Corporate Bonds and Related Derivatives. Investment grade corporate bonds are debt obligations of corporations and other non-governmental entities rated Baa3 and BBB — or higher. These investments will generally not be secured by mortgages or liens on assets may have an interest-only payment schedule, with the principal amount staying outstanding and at risk until the bond’s maturity.

     Government Bonds and Related Derivatives. These investments include bonds issued or guaranteed by the U.S. government or any instrumentality thereof, as well as bonds of major non-U.S. governments and their instrumentalities. These bonds may be used for cash management purposes and as part of hedging and arbitrage strategies that involve the use of interest rate derivatives, such as swaps, options, caps, floors and futures.

     European Leveraged Securities. Bank loans and mezzanine securities of Western European issuers may be purchased. A significant amount of these loans may be secured by mortgages or liens on assets. Certain of these loans have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan. These securities include restrictive financial and operating covenants.

     Some of the foregoing investments may be held through a TRS. To the extent that we do so through a domestic TRS, the income from such investments will be subject to corporate income tax.

Our Investments

     As of December 31, 2005, we held the following investments in our portfolio:

     Real Estate-Related Securities and Whole Loans. As of December 31, 2005, we had invested $1.7 billion in real estate-related securities. Following is a summary of our investments in real estate-related securities as of December 31, 2005:

			Weighted Average

Security Description	Estimated Fair Value	Percent of Total Investments	S&P Equivalent Rating	Coupon	Months to Reset(1)	Yield to Maturity(2)	Constant Prepayment Rate(3)

	(In thousands)
3/1 hybrid adjustable rate
RMBS	$351,790	19.8%	AAA	4.4%	29.7	4.5%	21.4%
5/1 hybrid adjustable rate
RMBS	570,766	32.1	AAA	4.8	53.6	4.8	10.4
7/1 hybrid adjustable rate
RMBS	399,344	22.4	AAA	5.0	78.1	4.9	10.7
Other RMBS	235,272	13.2	AA	4.9	n/a	5.2	7.5

Total	$1,671,609	92.7%

(1)	Represents number of months before conversion to floating rate.

(2)	Represents the yield to date of conversion to floating rate.

(3)	Represents the estimated percentage of principal that will prepay over the next 12 months based on historical principal paydowns.

     Middle Market Senior Secured Loans. As of December 31, 2005, we had invested approximately $173.0 million in middle market senior secured loans with a weighted average coupon rate of approximately 7.1% .

     Collateralized Debt Obligations. As of December 31, 2005, we had not invested in any CDO tranches.

     Other ABS. As of December 31, 2005, we had not invested in any consumer and non-consumer ABS.

     High Yield Corporate Bonds. As of December 31, 2005, we had invested in high yield corporate bonds with a fair market value of $31.8 million with a weighted average coupon rate of 8.7% .

     Distressed Debt Securities. As of December 31, 2005, we had invested in four distressed debt securities with a fair market value of $7.4 million with a weighted average coupon of 9.9% .

     Corporate Mezzanine Loans. As of December 31, 2005, we had we had not invested in any corporate mezzanine loans.

     Private and Public Equity Investments. As of December 31, 2005, we had not invested in any private equity securities, and investments in public equity securities, including the securities of other REITs, totaled approximately $10.3 million.

     Our Secured Debt. In order to finance our investment activity, we utilize leverage in three forms: repurchase agreements and two warehouse lines. The details of our secured borrowings at December 31, 2005 are as follows:

	Repurchase Agreements		ABS 2005-1 Warehouse Facility		CLO 2005-1 Warehouse Facility		Total

Outstanding borrowings	1,286,616		194,962		154,370		1,635,948
Weighted average borrowing rate	4.46%		4.37%		4.76%
Weighted-average remaining maturity	87	days	153	days	18	days

	Repurchase Agreements	ABS 2005-1 Warehouse Facility	CLO 2005-1 Warehouse Facility	Total

Fair value of collateral	1,315,773	205,366	192,627	1,713,766

     The repurchase agreements generally mature on a monthly basis and rolled over by the same counterparty or a new counterparty if more favorable terms can be secured, for an additional one month term. The warehouse facilities have been or are intended to be replaced with bonds issued in conjunction with a CDO.

Recent Developments

     TRS Election. On January 1, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc., which was formed on December 22, 2005, made the election to be treated as a taxable REIT subsidiary or TRS.

     GSC ABS CDO 2005-1. On January 12, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $25 million in aggregate principal amount, or 100%, of the Subordinated Notes Due 2045 issued by GSC ABS CDO 2005-1, Ltd. and GSC ABS CDO 2005-1, Corp., as co-issuers. These notes are the lowest-ranking securities of a CDO transaction and are subordinate to all other interests and only entitled to income generated after payment of expenses and interest due on all other debt securities. GSC ABS CDO 2005-1 is secured by $315 million of deposits in a guaranteed investment contract, representing all the proceeds from the sale of the securities and subordinated notes. The trust has entered or will enter into up to $500 million of credit default swaps on mezzanine asset-backed obligations, with ABS, RMBS, CMBS and other CDO securities as reference obligations. GSC Partners serves as the collateral manager for the trust and will receive collateral management fees for which we will receive a credit against our management fees due to them. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

     GSC Capital Corp. Loan Funding 2005-1. On January 18, 2006, we purchased $21.3 million and $16.2 million in aggregate principal amount, or 100%, of Class E and Class F Deferrable Floating Rate Notes, issued by GSC Capital Corp. Loan Funding 2005-1 and GSC Loan Funding 2005-1, Corp., as co-issuers. The Class E and Class F notes are the two lowest-ranking classes of notes of a CLO transaction secured by a pool of asset-backed loans and bonds. Simultaneously with our purchase of the notes, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $24 million in aggregate amount, or 100%, of the Preferred Shares issued by the trust which are subordinate to all other interests and only entitled to income generated after payment of expenses and interest due on all other debt securities. GSC Partners serves as the collateral manager for the trust and will receive collateral management fees for which we will receive a credit against our management fees due to them. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

     GSC Capital Corp. Mortgage Trust 2006-1. On March 22, 2006, we purchased 100% of the four lowest classes of notes issued by GSC Capital Corp. Mortgage Trust 2006-1 representing $9,756,000 in aggregate principal amount which are subordinate to all other interests and only entitled to income generated after payment of expenses and interest due on all other debt securities. We also made an additional investment of $8,083,000 to acquire the residual interest in the trust. We sponsored the trust and purchased a pool of residential whole loans with a par value of $433.6 million from affiliates of Countrywide Home Loans, Inc. and issued notes totaling $421.9 million to third parties. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

     GSC ABS CDO 2006-1c. On March 31, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $25 million in aggregate principal amount, or 100%, of the Subordinated Notes issued by GSC ABS CDO 2006-1c. These notes are the lowest-ranking securities of a CDO transaction and are subordinate to all other interests and only entitled to income generated after payment of expenses and interest due on all other debt securities. GSC ABS CDO 2006-1c is secured by $165 million of deposits in a Market Value Swap Account with Citigroup, representing all the proceeds from the sale of the securities and subordinated notes. The trust has entered or will enter into up to $550 million of credit default swaps on mezzanine asset-backed obligations, with midprime and subprime RMBS and CMBS as reference obligations. GSC Partners serves as the collateral manager for the trust and will receive collateral management fees for which we will receive a credit against our management fees due to them. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

     On January 3, 2006, the Board approved and we granted 6,000 shares of common stock to the independent directors.

     On January 10, 2006, we granted to our Manager 10,522 shares and options to purchase 15,783 shares of common stock at $25.00 per share in connection with the exercise of the option granted to the initial purchasers/placement agents in the July 2005 private offering.

     On January 23, 2006, the Board approved and we granted 6,000 shares of common stock to the independent directors.

     On April 27, 2006, we declared a quarterly distribution of $0.30 per share of our common stock payable on May 15, 2006, to stockholders of record as of April 27, 2006.

Our Business Strengths

   Leading Investment Advisor

     Our Manager has a long history of strong performance across a broad range of asset classes and sectors. The collective experience of the 14 most senior investment professionals of GSC Partners, which ranges from 12 to 35 years, includes investing in corporate credit and distressed debt, mezzanine financing and private equity, structuring and marketing ABS, MBS, CDOs and other securitized assets. Because many of these investment strategies are used by us, we benefit from this varied expertise. GSC Partners leverages its expertise in CDO structures by customizing securities for us as well as by financing certain portions of the portfolio on a basis that attempts to match liabilities with assets. We believe that GSC Partners’ expertise across a broad array of asset classes differentiates it from its peers. We believe that its credit-based investment process, extensive experience in a broad array of asset classes, experience in structured finance and access to diverse origination and sourcing channels give it competitive advantages in the market from which we may benefit.

   Diversified Credit-Oriented Investment Strategy

     Through the use of GSC Partners' credit based investment approach which is based on rigorous quantitative and qualitative analysis, we seek to minimize principal loss while maximizing risk-adjusted returns. We believe that our affiliation with GSC Partners offers us a competitive opportunity to invest in these alternative assets and leverage its credit analysis expertise for the benefit of our stockholders. Our MBS portfolio is comprised of private label as well as agency RMBS and home equity securities diversified across rating tranches. Additionally, we will source customized pools of whole residential mortgage loans that are screened through our proprietary analytical models and then securitized to enable more efficient financing. We also seek to add further diversification and enhance the return of our core portfolio of real estate-related securities and loans by investing in alternative assets, including ABS, middle market leveraged loans, high yield bonds, distressed debt, mezzanine financing and private equity.

   Experienced Management Team

     We believe that the extensive experience of our management and GSC Partners’ asset management professionals provides us with investment opportunities and experience across all of our targeted asset classes. The structured finance group at GSC Partners is headed by Mr. Frederick H. Horton, our chief executive officer. He has over 22 years of experience as an innovator and leader in the MBS, ABS, CDO and other securitized financial asset markets, having structured and marketed 24 CDO transactions over the past 13 years totaling over $18 billion. Mr. Thomas V. Inglesby, a member of our investment committee, is the head of corporate credit at our company and GSC Partners. He has over 18 years of related experience. Mr. Daniel I. Castro, Jr., our chief investment officer, has over 22 years of experience in structured finance products and was, until 2004, on the Institutional Investor All-American Fixed Income Research Team every year since inception in 1992. Mr. Brian H. Oswald, our chief financial officer, secretary and treasurer, has over 22 years of fixed income products experience and prior to joining us, was the chief financial officer of a REIT. Mr. Edward S. Steffelin, our president, has 10 years of structured finance experience and, since 2005, has managed GSC Partners’ structured credit hedge fund. GSC Partners has a very strong record of employee retention. Since early 1999, GSC Partners has had only two senior investment professionals depart the firm who completed their 90-day evaluation period (one vice president and one partner). This continuity of professionals has allowed for efficiency of operations and retention of valuable knowledge. GSC Partners has over 55 investment professionals who are available to support our investments.

   Experienced Investment Committee and Board of Directors

     Our Manager has formed an investment committee to advise and consult with our Manager’s senior management team with respect to our investment policies, investment portfolio holdings, financing and leveraging strategies and investment guidelines. The current members of the investment committee are Mr. Alfred C. Eckert III, chairman and chief executive officer of the general partner of our Manager, who also serves as chairman of the investment committee, Mr. Joseph H. Wender, our chairman, Mr. Frederick H. Horton, our chief executive officer, Mr. Thomas V. Inglesby, our head of corporate credit, and Mr. Daniel I. Castro, Jr., our chief investment officer. Mr. Eckert founded GSC Partners in 1999 and has over 30 years of related experience, including experience as the co-head of the merchant bank and founding the leveraged buyout department at Goldman Sachs. Mr. Wender has 34 years of related experience, including over 10 years as the head of the financial institutions group at Goldman Sachs. The collective experience of the investment committee, which totals approximately 130 years, includes investing in corporate credit, structuring and marketing ABS, MBS, CDO and other securitized assets as well as investing in distressed debt, mezzanine loans and private equity. The primary focus of the investment committee is to review and approve our investment policies and to review and approve our investment portfolio holdings and related compliance with investment policies. The chairman of the investment committee is required to be consulted on, and has the right, but not the obligation, to approve or disapprove all proposed actions or determinations of the investment committee.

     Our board of directors currently consists of our chairman, Mr. Joseph H. Wender, our chief executive officer, Mr. Frederick H. Horton, Mr. Robert F. Cummings, Jr., a managing director of GSC Partners, and our independent directors, Ms. Stacy Cooper and Messrs. William K. Komperda, Richard T. Millard and Barry L. Zubrow. We believe our management team and our board of directors provide us with a competitive advantage through their experience, network of financial and real estate industry contacts and investment ideas.

   Access to GSC Partners’ Infrastructure

     We have access to GSC Partners’ finance and administration function which addresses legal, compliance, and operational matters and promulgates and administers comprehensive policies and procedures regarding important investment advisor matters, including portfolio management, trading allocation and execution, securities valuation, risk management and information technologies in connection with the performance of our Manager’s duties. We believe that the finance and administrative infrastructure established by GSC Partners is an important component of a complex investment vehicle such as a REIT. These systems support and are integrated with our portfolio management functions. GSC Partners has over 140 employees, including over 55 investment professionals, who are available to support our operations.

     We also have the benefit of the experience of GSC Partners’ senior professionals and members of its advisory board, many of whom have served on public and private company boards of directors and/or served in other senior management roles. We believe that this experience is also valuable to our Manager and to us.

   Alignment of Interests between GSC Partners and Our Investors

     An affiliate of our Manager invested a total of $17 million in shares of our common stock and notes in our July 2005 private offering. In addition, our Manager has agreed to receive at least 10% of its incentive management fee under our management agreement in shares of our common stock, provided that our Manager may not receive payment of its incentive management fee in shares of our common stock if such payment would result in our Manager and its affiliates owning directly or indirectly more than 20% of our outstanding common stock. Our Manager and its affiliates have also generally agreed not to transfer those shares prior to one year after the date they are acquired. In addition, in connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock and an option to purchase 117,783 shares of our common stock, with an exercise price of $25 per share, representing in the aggregate approximately 4.7% of the shares that are currently outstanding assuming all outstanding options are exercised. These shares and this option will vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of our July 2005 private offering. In addition, we will automatically grant to our Manager, subject to certain exceptions, at the end of each fiscal quarter additional restricted stock and options in the same proportion as the initial grant to our Manager in an aggregate amount equal to 5% of any shares of common stock issued during that quarter in connection with the conversion of the notes. Our Manager does not currently intend to, but reserves the right in its discretion to, allocate these shares and these options or interests therein to its officers, employees and other individuals who provide services to us. We believe this investment and these arrangements provide an incentive for our Manager and GSC Partners to maximize returns to our stockholders and focus on the interests of our investors.

GSC Partners

     GSC Partners had approximately $10.7 billion of assets under management as of March 31, 2006. GSC Partners specializes in credit-based alternative investment strategies, including structured finance, corporate credit, control distressed debt investing and European mezzanine lending. GSC Partners is privately owned and has over 140 employees with headquarters in New Jersey, and offices in New York, London and Los Angeles.

     GSC Partners was founded in 1999 by Alfred C. Eckert III, its Chairman and Chief Executive Officer. Its senior officers and advisors are in many cases long-time colleagues who have worked together extensively at other institutions, including Goldman, Sachs & Co., Greenwich Street Capital Partners and The Blackstone Group. Through the combined experience of these individuals, GSC Partners identifies sectors of the credit markets that it believes to be attractive. GSC Partners generally invests its own capital alongside the capital of its clients.

   Structured Finance

     GSC Partners’ structured finance group was formed in March 2005 to invest in a full range of ABS, CMBS and RMBS securities. These investments may be made directly or through CDOs. GSC Partners seeks to add value through detailed fundamental and quantitative credit and prepayment analysis and modeling, issuer and servicer due diligence and comprehensive credit surveillance. The members of GSC Partners’ structured finance group have extensive experience with CDO structures and their broad relationships with CDO bankers, rating agencies and investors globally enable them to obtain competitive term financing for the CDOs. GSC Partners’ absolute return strategies focus on investments in CDO equity and debt, using carefully targeted short positions to reduce idiosyncratic risks, exploit mispricing and preserve capital. GSC Partners believes that CDOs are a relatively young, complex and rapidly evolving sector that offer access to unique, professionally sourced and monitored pools of assets, financed at competitive rates through the issuance of rated term debt. CDOs are designed to take advantage of the difference between the CDO’s investment grade borrowing costs and the higher yields on the underlying investments.

   Corporate Credit

     GSC Partners’ corporate credit group manages diversified portfolios of broadly syndicated and middle market loans and high yield corporate bonds primarily through CDO structures in both the United States and Europe. GSC Partners’ selective investment process is characterized by detailed business and financial analysis targeting securities which it believes to be competitively priced, hold relatively senior positions in the capital structure, and have low leverage through the purchased debt tranche. GSC Partners seeks to invest in securities issued by industry leaders with sustainable market shares in competitive sectors.

   Control Distressed Debt

     GSC Partners’ control distressed debt investment strategy is to gain control by acquiring the distressed debt securities of operationally sound, but overleveraged, small to medium-sized companies. GSC Partners seeks to improve the companies’ balance sheets through bankruptcy or a consensual financial restructuring. The acquired debt securities are converted into new “restructured” equity at a cost basis that generally represents competitive acquisition valuations. GSC Partners’ control orientation to distressed debt investing differentiates GSC Partners from typical leveraged buy-out firms and has assisted GSC Partners in acquiring private equity holdings at generally competitive valuations.

   European Mezzanine

     In addition, GSC Partners provides mezzanine capital in Europe in the form of subordinated debt and preferred equity to support financial sponsors, corporations and others seeking to finance leveraged buyouts, strategic acquisitions, growth strategies or recapitalizations.

     Some or all of these investment strategies of GSC Partners have been or are expected to be used by us and have been or are expected to be structured to comply with the various federal income tax requirements for REIT status and the requirements for exclusion from regulation under the 1940 Act.

   GSC Partners Portfolio Management

     GSC Partners has over 7 years of operational experience as an investment advisor, including over 5 years as a registered investment advisor. Over this time frame, GSC Partners has built significant portfolio management and infrastructure resources to support its investment funds. GSC Partners’ portfolio management resources and infrastructure are scalable to service our activities.

     Areas of specialization at GSC Partners include structured finance securities (including ABS, RMBS, CMBS, and CDOs), control distressed debt, middle market and broadly syndicated loans, high yield bonds, domestic and European mezzanine finance. Each of these areas employs a team of portfolio managers, analysts, traders and support staff to implement and execute its strategy.

     GSC Partners traditionally makes its buy, sell and hold decisions for each asset type by developing a consensus among the members of the relevant team. Team recommendations for acquisitions of securities by any GSC Partners investment group are typically presented to the relevant investment committee for approval. In the case of GSC Capital Corp., we have formed an investment committee to advise and consult with our Manager’s senior management team with respect to our investment policies, investment portfolio holdings, financing and leveraging strategies and investment guidelines. Each team meets regularly to review trends and developments in its asset classes and make specific portfolio decisions. GSC Partners believes that this approach promotes decision-making discipline, reduces the reliance on any one individual, and brings more information flow to bear on particular securities and industries. Additionally, monthly and quarterly status reports documenting recent development and performance of the various business units, are disseminated to members of GSC Partners’ senior management in order to promote information flow and access the expertise and experience of the various subject matter experts throughout the firm.

   Portfolio Management Infrastructure

     We benefit from GSC Partners’ portfolio management infrastructure and experience in managing investment vehicles. We believe that successful portfolio management, particularly of complex vehicles such as a REIT, requires a robust infrastructure, and GSC Partners has built an administrative and operating infrastructure and resources that directly support its portfolio teams. GSC Partners currently employs more than 140 individuals, many of them professional level employees, in the following areas:

  Accounting and finance

  Operations

  Technology systems
   Legal and Compliance

     GSC Partners’ compliance function is headed by our Manager’s chief compliance officer, who along with the Associate General Counsel-Compliance and a Vice President compliance, comprise the compliance committee. Our Manager has also formed a risk and conflicts committee to address, among other things, conflicts of interest. The risk committee, comprised of its chief financial officer, outside legal counsel, the vice chairman of our Manager and a senior managing director of our Manager (who serves as chairman of the risk and conflicts committee) work with the compliance committee in connection with the identification and monitoring of operating risks and conflicts of interests and the formulation and implementation of policies and procedures designed to mitigate such risks and conflicts of interest.

Investment Sourcing

     A key to our success is in sourcing competitively priced assets that are consistent with the applicable REIT tax rules and exemption from the 1940 Act. With GSC Partners’ over 7 years of operating history and a diversified alternative investment expertise, we believe we have access to competitive investment opportunities. Our board has four professionals, each of whom has more than 20 years of experience in the financial markets and they can leverage their extensive relationships to our benefit. Moreover, as GSC Partners has experience in many asset classes, the investment concentrations can shift proportionally to those areas where we believe value exists in assets that we can source.

Investment Process

     Our investment process benefits from the resources and professionals of our Manager and GSC Partners. The investment process is managed by an investment committee consisting of five senior members of GSC Partners and includes our chairman, chief executive officer, head of corporate credit and chief investment officer. The investment committee operates under investment guidelines and consults periodically to develop a set of preferences for sectors and sub-sectors, with a strong emphasis on credit performance characteristics. The primary focus of the investment committee is to review and approve our investment policies and to review and approve our investment portfolio holdings and related compliance with investment policies. The chairman of the investment committee is required to be consulted on, and has the right, but not the obligation, to approve or disapprove all proposed actions or determinations of the Investment Committee.

     Our Manager has a focused investment team for each of our targeted asset classes. Each investment team performs a qualitative and quantitative analysis to evaluate suitable opportunities based on the guidelines developed and maintained by the investment committee. Our investment process is tailored by sector and includes sourcing and screening of investment opportunities, credit and prepayment analysis, due diligence, legal structure review, servicer/originator review and investment structuring, as appropriate, to seek a competitive return commensurate with the risk we are bearing. Upon identification of an investment opportunity, the investment is screened and monitored to determine its impact on maintaining our REIT qualification and our exclusion from regulation under the 1940 Act. Finally, the members of the investment committee generally review and approve investments before commitment of capital, in those cases where such approvals are required by the investment guidelines. We seek to make investments in sectors where our Manager has strong core competencies and where we believe credit risk and expected performance can be reasonably quantified. Our investment process generally includes several levels of review prior to approval of an investment as well as some or all of the following processes and tasks:

Process	Tasks
Initial investment screening	•	Determine investment sector preferences
	•	Form macroeconomic view
	•	Assess risk tolerance

Investment suitability	•	Issuer analysis
	•	Evaluation of structure
	•	Consider relative value
	•	Assess REIT status and 1940 Act exclusion suitability

Process	Tasks
Investment review	•	Review investment offering materials
	•	Rating review of single and split ratings

Deal analysis	•	Evaluate expected cash flows under a range of base case and stress scenarios
	•	Analyze collateral performance triggers and related collateral
	•	protections
	•	Review historical collateral performance and prepayment dynamics
	•	Review idiosyncratic collateral risk factors
	•	Review originator and servicer ratings and financial strength
	•	Perform breakeven analysis and stress testing under a range of scenarios
	•	Assess adequacy of credit enhancement

Compliance	•	Ensure REIT compliance
	•	Ensure exclusion from regulation under 1940 Act

Investment approval	•	Discuss investment’s creditworthiness
	•	Perform relative value analysis
	•	Determine commitment amount

Legal review	•	Review of legal agreements by counsel
	•	Consider ability to pledge investment
	•	Consider tax issues

Investment monitoring	•	Monitor investment performance
	•	Provide real feedback to investment committee and investment teams

Credit Analysis

     We benefit from GSC Partners’ experience in credit analysis. The credit analysis process is driven by extensive research that focuses on the following key areas:

Collateral Analysis	Default probability, loss severity, prepayment and refinancing dynamics.

Servicer Analysis	Track record, balance sheet support and access to capital.

Structural Analysis	Position in capital structure, covenant protection and board representation, triggers and related collateral protections.

Sector Analysis	Cyclicality and macro trends, market conditions, demographics, value chain and ratings stability.

Borrower/Company/Management	Industry position, competitive analysis, size, diversification, cost structure
Evaluation	and financial condition.

Resolution of Potential Conflicts of Interest; Equitable Allocation of Investment Opportunities

     There are conflicts of interest in our relationship with our Manager and/or GSC Partners. You should review “Risk Factors—Risks Related To Our Business” for a description of these conflicts. Our Manager has historically managed investment vehicles with similar or overlapping investment strategies and has a conflict-resolution policy in place so that we may generally share equitably with other GSC Partners investment vehicles in investment opportunities, particularly those involving a security with limited supply, that may be suitable for us and such other investment vehicles. Our Manager has designed a compliance program to monitor its conflict-resolution policies and procedures and regularly evaluates the effectiveness of such policies and procedures.

     Our Manager has agreed to offer us the right to participate in all investment opportunities that it determines are appropriate for us in view of our investment objectives, policies and strategies and other relevant factors, subject to the exception that, in accordance with GSC Partners’ conflict of interest policy, we might not participate in each such opportunity, but will on an overall basis equitably participate with GSC Partners’ other clients. Additionally, in the area of European mezzanine lending, our ability to make investments of this type is limited by the governing documents of these investment vehicles. However, our Manager has agreed that any other investment vehicle created or managed by it or by its affiliates shall not have any contractual right to receive priority in allocation of investments in ABS, MBS, CDO equity and non-distressed middle market loans. The policy permits departure from such equitable allocation only if the allocation would result in an inefficiently small amount of the security being purchased for an account. Our Manager’s allocation procedures seek to allocate investment opportunities among the investment vehicles of GSC Partners in the fairest possible way. Past performance of particular investment vehicles will not be considered in determining trade allocations. If two or more investment vehicles with overlapping investment strategies are still in their investment periods, an available investment opportunity will generally be allocated based on the provisions governing allocations of investment opportunities in the relevant organizational documents. In the absence of such provisions, the portfolio manager will determine the allocation by considering, among other things, the following factors and the weight that should be given with respect thereto: (1) the investment guidelines and/or restrictions set forth in the applicable organizational documents; (2) the risk and return profile of the investment vehicle; (3) the suitability/priority of a particular investment for the investment vehicle; (4) if applicable, the target position size of the investment for the investment vehicle; and (5) the level of available cash for investment with respect to the particular investment vehicle.

     Our Manager has designed a compliance program to monitor its conflict-resolution policies and procedures and regularly evaluates the effectiveness of such policies and procedures.

     The policies of our Manager that apply to the management of our portfolio include controls for:

Order-Aggregation — Orders for the same security entered on behalf of more than one investment vehicle are generally aggregated (i.e., blocked or bunched), subject to the aggregation being in the best interests of all participating investment vehicles. As a rule, all funds participating in each aggregated order receive the average price and pay a pro-rata portion of commissions.

Best-Execution — GSC Partners evaluates the quality and cost of services received from broker-dealers on a periodic and systematic basis. As part of the evaluations, our Manager considers the quality and cost of services available from alternative broker-dealers, market makers and/or market centers, as applicable.

Cross-Trades— In limited cases, our Manager may utilize cross-trades to address account funding issues and when it specifically deems the practice to be advantageous for each participating investment vehicle. In such cases, the portfolio manager responsible for the cross-trade will notify the chief compliance officer of GSC Partners in advance of the trade and will follow procedures set forth in the GSC Partners’ compliance manual.

Principal trades— GSC Partners has a policy prohibiting transactions between client accounts and any proprietary account of GSC Partners or its principals or affiliates.

To avoid any actual or perceived conflicts of interest with our Manager or GSC Partners, an investment in any CDO managed by our Manager or GSC Partners is approved by a majority of outside board members consistent with our conflict of interest policy.

     Our Manager has engaged outside legal counsel, and such counsel has engaged an outside consultant, to assist with the formulation, implementation, monitoring and periodic testing of its compliance policies and procedures.

     In addition, there may be conflicts of interest that arise by our sharing legal counsel with GSC Partners and if we and GSC Partners have invested in the securities of a company that becomes distressed. For more information regarding our potential conflicts of interest with our Manager and/or GSC Partners, see “Risk Factors — Risks Related To Our Business”.

Contingency and Disaster Recovery Plan

     Our Manager has developed a Contingency and Disaster Recovery Plan (the “CDRP”) in order to provide uninterrupted service and to minimize the downtime should a system or vendor failure occur. The CDRP has been developed to meet the following objectives:

  Provide for immediate, accurate and measured response to emergency situations;

  Minimize the impact upon the safety and well being of our personnel;

  Protect against the loss or damage to organizational assets; and

  Provide alternative site processing with a minimum amount of inconvenience.

     The CDRP should help to ensure all data processing systems, data communication facilities, information, data and business functions can be restored in a secure manner in the event of a disaster.

Our Financing Strategy

     We use substantial leverage in order to increase potential returns to our stockholders. Our leverage ratio was 23.3 to 1 at December 31, 2005. This calculation is based upon the 7.25% convertible senior notes being included as debt. If the convertible senior notes are considered equity, as our credit providers consider them, the ratio was 9.5 to 1 at December 31, 2005. One of our swap counterparties has limited our leverage ratio to 16 to 1 based on the revised calculation with the convertible senior notes considered equity. No other agreements in place limit our leverage ratio. As of December 31, 2005, we had total indebtedness of $1.7 billion, including $97.9 million from the issuance of the notes in our July 2005 private offering. We utilize or intend to utilize a variety of financing techniques to finance our investments, including the following:

  Repurchase Agreements. We finance certain of our RMBS through the use of repurchase agreements. Repurchase agreements are one of the primary vehicles we use to achieve our desired amount of leverage for our residential real estate assets. As of December 31, 2005, outstanding borrowings under repurchase agreements totaled approximately $1.3 billion.

  Warehouse Facilities. In addition to repurchase agreements, we rely on credit facilities for capital needed to fund our other investments. As of December 31, 2005, outstanding borrowings under warehouse facilities totaled approximately $349.3 million.

  Term Financing CDOs. We intend to finance certain of our assets using term financing CDOs. As of December 31, 2005, we had no outstanding borrowings using these financing strategies. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as mortgage-backed securities and corporate debt. Like typical securitization structures, in a CDO:

  the assets are pledged to a trustee for the benefit of the holders of the bonds;

  one or more classes of the bonds are rated by one or more rating agencies; and

  one or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the CDO sponsor to achieve a relatively low cost of long-term financing.

     Unlike typical securitization structures, the underlying assets may be sold, subject to certain limitations, without a corresponding pay-down of the CDO, provided the proceeds are reinvested in qualifying assets. As a result, CDOs enable the CDO’s sponsor to actively manage, subject to certain limitations, the pool of assets. We believe CDO financing structures may be an appropriate financing vehicle for our target asset classes because they enable us to obtain relatively low, long-term cost of funds and minimize the risk that we may have to refinance our liabilities prior to the maturities of our investments, while giving us the flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities.

     GSC Partners has broad experience in using leverage to enhance portfolio returns, including through the use of leveraged vehicles to manage CDOs, investment in highly-leveraged instruments utilizing established credit lines with major broker dealers, investing in inherently leveraged instruments (such as non-investment grade bank loans) and the use of control distressed debt investment strategies that often involve complex capital restructurings.

Our Interest Rate Hedging and Risk Management Strategy

     We utilize derivative financial instruments from time to time to hedge all or a portion of the interest rate risk associated with our borrowings. Under the federal income tax laws applicable to REITs, we generally are able to enter into certain transactions to hedge indebtedness that we incur, or plan to incur, to acquire or carry real estate assets, although our total gross income from such hedges and other non-qualifying sources must not exceed 25% of our gross income.

     We engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or other potential influences on the values of our assets. For example, we finance certain of our bank loan assets using total return swaps, which are not qualifying assets and do not produce qualifying income for purposes of the REIT asset and income tests. See “Material Federal Income Tax Considerations.” Because of the federal income tax rules applicable to REITs, we may be required to implement certain of these techniques through a taxable REIT subsidiary, or TRS, which would be subject to corporate income tax if established as a domestic corporation. Our interest rate management techniques may include:

  puts and calls on securities or indices of securities;

  Eurodollar futures contracts and options on such contracts;

  interest rate caps, swaps and/or swaptions;

  treasuries and options on treasuries; and

  other similar transactions.

     These techniques may also be used in an attempt to protect us against declines in the market value of our assets that result from general trends in debt markets.

     We enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. The interest rate swap agreements have historically been structured such that we receive payments based on a variable interest rate and make payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on various reset mechanisms for LIBOR. The repurchase agreements generally have maturities of one to 90 days and carry interest rates that correspond to LIBOR rates for those same periods. The swap agreements effectively fix our borrowing cost and are not held for speculative or trading purposes.

     Interest rate management techniques do not eliminate risk but seek to mitigate interest rate risk. For example, if both long-term and short-term interest rates were to increase significantly, it could be expected that:

  the weighted average life of the RMBS would be extended because prepayments of the underlying mortgage loans would decrease; and

  the market value of any fixed rate RMBS would decline as long-term interest rates increased.

     As of December 31, 2005, we had hedged $725.0 million of our liabilities by entering into three interest rate swaps and one swaption. The total notional value of the interest rate swaps and the swaption was approximately $725.0 million.

Policies with Respect to Certain Other Activities

     If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

     We have not in the past but may in the future offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future.

     We have in the past and may in the future, subject to gross income and asset tests necessary for REIT qualification, invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, for the purpose of exercising control over such entities.

     We engage in the purchase and sale of investments. We have in the past and may in the future make loans to third parties in the ordinary course of business for investment purposes. We will not underwrite the securities of other issuers.

     We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

     Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Operating and Regulatory Structure

   REIT Qualification

     We intend to elect to be treated as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2005. Our qualification as a REIT will depend upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

     Because we intend to elect and qualify to be taxed as a REIT and to operate our business so as to be excluded from regulation under the 1940 Act, we are required to invest a substantial majority of our assets in real estate-related assets, such as certain types of MBS and loans secured by mortgages on real estate. Therefore, the percentage of our assets we may invest in ABS, bank loans, leveraged finance instruments and other types of instruments may be limited.

     As a REIT, we generally will not be subject to federal income tax on our REIT taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property.

     We generally make and hold our investments and conduct our other operations directly or through a qualified REIT subsidiary, or QRS, although certain of our investments and activities may be conducted through a TRS, which will be subject to federal, state and local income tax on its income if such TRS is a domestic corporation.

     Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter, among other limitations, generally prohibits any stockholder from beneficially or constructively owning more than 9.5% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock, determined both by disregarding the notes and by treating the notes as stock on a fully converted basis, subject to an exception for GSC Partners and for two other investors who each own approximately 10% of our common stock. Our board of directors has discretion to grant exemptions from this ownership limit, subject to terms and conditions as it deems appropriate.

   Exclusion from Regulation under the 1940 Act

     In order to maximize our flexibility under the 1940 Act, we changed our corporate structure in 2006 by organizing GSC Capital Corp. as a holding company and conducting our business through wholly-owned subsidiaries, three of which are our qualified REIT subsidiaries, or QRSs, and one of which is our taxable REIT subsidiary, or TRS. We meet the test for exclusion under Section 3(a)(1)(C) of the 1940 Act through our investment in our QRSs, which will account for at least 60% of the value of our holding company’s assets on an unconsolidated basis.

     In turn, our QRSs will rely on the exemption from registration provided by Section 3(c)(5)(C) of the 1940 Act and we will monitor our portfolio periodically and prior to each acquisition to confirm that we continue to qualify for the exemption. In compliance with Section 3(c)(5)(C), our QRSs invest at least 55% of their assets in mortgage loans, MBS that represent the entire ownership in a pool of mortgage loans and other qualifying interests in real estate, which we refer to as qualifying real estate assets and at least 80% of their assets in qualifying real estate assets and other types of mortgages, MBS, securities of REITs and other real estate-related assets. As a result, our QRSs are limited in their ability to make certain investments.

     We generally expect that our QRS’s investments in RMBS, real estate whole loans and CMBS will be considered real estate-related assets under Section 3(c)(5)(C) of the 1940 Act. In addition, we expect that certain of our investments in RMBS and real estate whole loans will be considered qualifying real estate assets under Section 3(c)(5)(C) of the 1940 Act. The treatment of these assets as real estate-related assets or qualifying real estate assets will be based on the characteristics of the underlying collateral and the particular type of loan, including whether we have foreclosure rights with respect to the underlying real estate collateral. At present, we do not generally expect that our investments in bank loans, CDOs, consumer and non-consumer ABS, high yield corporate bonds, distressed debt securities, corporate mezzanine financing or private equity will constitute qualifying real estate assets or real estate-related assets.

     The SEC has not promulgated rules to address what assets constitute qualifying real estate assets or real estate-related assets for purposes of the 55% test and the 80% test. Accordingly, to determine what assets constitute qualifying real estate assets for purposes of the 55% test under the 1940 Act, we have looked to a series of no-action letters issued by the Division of Investment Management of the SEC (the “Division”). No-action letters issued by the Division are not binding except as they relate to the companies to whom they are addressed, so investors should be aware that the Division may change its position regarding what assets might constitute qualifying real estate assets at any time. If the Division were to change its position, we might be required to change our investment strategy to comply with any new guidance provided by the Division. We cannot predict whether such a change would be adverse to us.

     Based on the no-action letters issued by the Division, we classify our investment in real estate-related whole loans as qualifying real estate assets as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets for the 55% test, but only real estate-related assets for the 80% test.

     We also consider whole pool agency RMBS to be qualifying real estate assets. A whole pool agency RMBS is a certificate that represents the entire beneficial interest in the underlying pool of mortgage loans. By contrast, a partial pool agency RMBS represents less than the entire beneficial interest in the underlying mortgage loans and, therefore, is most often not considered to constitute a qualifying real estate asset for purposes of the 55% test. In addition, most private label RMBS and private label CMBS do not constitute qualifying real estate assets for purposes of the 55% test, because they represent less than the entire beneficial interest in the related pool of mortgage loans.

     The Division, however, has indicated in a series of no-action letters that in certain circumstances a company’s investment in RMBS and CMBS is the “functional equivalent” of owning the underlying mortgage loans and, therefore, we could classify our investment as qualifying real estate assets for purposes of the 55% test. Based on these no-action letters, we may consider our ownership of certain controlled tranches of partial pool RMBS to be qualifying real estate assets if we own 100% of the tranche and the controlled tranche is the “directing class” with respect to any loan foreclosure rights, until the point that our economic interest is reduced to zero. We also intend to treat certain tranches of partial pool RMBS as qualifying real estate assets for the 55% test if those tranches are sequentially contiguous with the controlled tranche that is also the “directing class” and if we own 100% of each such sequentially contiguous tranche.

     To the extent that our investments in RMBS and CMBS do not constitute qualifying real estate assets for the 55% test, they will be classified as real estate-related assets for purposes of the 80% test. For example, we would classify any tranches of a partial pool RMBS which do not have control rights and which are not related to the “directing class” (and which are not otherwise sequentially contiguous as described above) as real estate-related assets for purposes of the 80% test.

     Although it should not be difficult to maintain at least 80% of our assets in real estate-related assets, the requirement that at least 55% of our assets constitute qualifying real estate assets is more limiting. For example, our ability to invest in private label RMBS and private label CMBS for which we do not obtain the right to foreclose on the related mortgage loans is limited because these securities do not constitute qualifying real estate assets for the 55% test, even if they are treated more favorably under the REIT tax rules. Thus, satisfying the requirements for exclusion from regulation under the 1940 Act limits our ability to make certain investments.

     We have not received, nor have we sought, a no-action letter from the Division regarding how our investment strategy fits within the exclusion from regulation under the 1940 Act that we are using. To the extent that the Division provides more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the Division could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Competition

     Our net income depends, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring real estate-related assets, we compete with other mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. In addition, there are numerous mortgage REITs with similar asset acquisition objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs increase competition for the available supply of mortgage assets suitable for purchase. Many of our anticipated competitors are significantly larger than us, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. The increase in such companies may increase the competition for equity capital and thereby adversely affect the market price of our common stock.

     In the face of this competition, we have access to our Manager’s and GSC Partners’ professionals and their industry expertise, which we believe provides us with a competitive advantage and helps us assess investment risks and determine appropriate pricing for certain potential investments. In addition, we believe these relationships enable us to compete more effectively for competitive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—Risks Related To Our Business—We operate in a highly competitive market for investment opportunities.”

Staffing

     We are managed by our Manager pursuant to the management agreement between our Manager and us. All of our executive officers are employees of our Manager or one or more of its affiliates. Our Manager has additional investment professionals who are dedicated full time to its operations. See “Management—Management Agreement.”

Legal Proceedings

      Neither we nor GSC Partners is currently subject to any legal proceedings which it considers to be material.

Our Properties

     Our Manager's leased offices are located at 12 East 49th Street, Suite 3200, New York, NY 10017 and 500 Campus Drive, Suite 220, Florham Park, NJ 07932. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

MANAGEMENT

Directors and Executive Officers

     Our board of directors currently consists of seven directors, four of whom have been determined by our board of directors to be independent in accordance with the general independence standards of the New York Stock Exchange.

     Each member of our board of directors will serve for a one-year term expiring at the annual meeting of stockholders to be held in 2006.

     All of our executive officers are employees of our Manager or one or more of its affiliates. Our Manager has provided us with a chief financial officer who is exclusively dedicated to the operations of our company.

     Our directors and executive officers, their ages and titles, as well as their positions with our Manager or GSC Partners, as of December 31, 2005, are as follows:

Name	Age	Title	Position with our Manager or GSC Partners

Joseph H. Wender	60	Chairman of the Board of Directors	Senior Managing Director, GSC
			Partners

Frederick H. Horton	47	Chief Executive Officer and	Senior Managing Director and
		Director	Head of Structured Finance Group,
			GSC Partners

Thomas V. Inglesby	48	Managing Director and Head of	Senior Managing Director and
		Corporate Credit	Head of Corporate Credit Group,
			GSC Partners

Daniel I. Castro, Jr	47	Chief Investment Officer	Managing Director, Structured
			Finance Group, GSC Partners

Brian H. Oswald	45	Chief Financial Officer, Secretary	—
		and Treasurer

Edward S. Steffelin	36	President	Managing Director and Chief
			Operating Officer, Structured
			Finance Group, GSC Partners

David L. Goret	42	General Counsel	Managing Director, General
			Counsel and Chief Compliance
			Officer

Stacy Cooper	46	Director	—

Robert F. Cummings, Jr	56	Director	Senior Managing Director and Chairman of the
			Risk and Conflicts Committee, GSC Partners

William K. Komperda	46	Director	—

Richard T. Millard	53	Director	—

Barry L. Zubrow	52	Director	—

Biographical Information

     Information for each of our independent directors, Messrs. Cummings, Steffelin, Oswald and Goret is set forth below. For biographical information on Messrs. Wender, Horton, Castro and Inglesby, see “Investment Committee” below.

     Stacy Cooper. Ms. Cooper has been a member of our board of directors since 2005. Ms. Cooper was a Managing Director and Co-head of Global Syndicated Finance at Bank of America in New York until 2001. In this role, she managed over 200 people and had responsibility for over $400 billion in underwritings annually. She was also responsible for secondary loan sales and trading. Ms. Cooper was with Bank of America (Nationsbank) from 1991 to 2001. Prior to Bank of America, Ms. Cooper worked in the syndicate desk at CIBC from 1990-1991. Prior to that she was with the Bank of New York as a loan officer from 1983 to 1990. She holds an M.B.A. from New York University and a B.S. in Economics from the University of Pennsylvania.

     Robert F. Cummings, Jr. Mr. Cummings joined GSC Partners in 2002 as a Senior Managing Director and Chairman of the Risk and Conflicts Committee and is a former member of the GSC Advisory Board. For the prior 28 years, Mr. Cummings was with Goldman, Sachs & Co., where he was a member of the Corporate Finance Department, advising corporate clients on financing, mergers and acquisitions, and strategic financial issues. Mr. Cummings was named a Partner of Goldman, Sachs & Co. in 1986. He retired in 1998 and was retained as an Advisory Director by Goldman, Sachs & Co. to work with certain clients on a variety of banking matters. Mr. Cummings is a Director of ATSI Holdings, GSC Capital Corp., Precision Partners Inc., RR Donnelley and Sons Co., Viasystems Group Inc., and a member of the Board of Trustees of Union College. Mr. Cummings graduated from Union College with a B.A. degree and from the University of Chicago with a M.B.A. degree.

     David L. Goret. Mr. Goret joined GSC Partners in 2004 as Managing Director, General Counsel and Chief Compliance Officer and manages legal, human resources and certain administrative functions at GSC Partners and is its Chief Compliance Officer. Mr. Goret has served as Managing Director and General Counsel of Hawk Holdings, LLC, which focused on creating, financing and operating emerging technology infrastructure and service business, concentrating on financial services and media industries, from 2000 to 2002 and Senior Vice President and General Counsel of Mercator Software, Inc., a Nasdaq-listed software company, and has significant expertise in a wide range of legal matters. Mr. Goret graduated Magna Cum Laude from Duke University with a B.A. in Religion and Political Science, and graduated from the University of Michigan with a J.D. degree.

     William K. Komperda. Mr. Komperda has been a member of our board of directors since 2005. Mr. Komperda has over 20 years of experience in the mortgage-and asset-backed securitization market and is currently the Chairman and Chief Executive Officer, as well as a founding member of CBA Commercial, LLC, a small balance commercial mortgage conduit, which he helped form in 2001. In addition, Mr. Komperda is a Partner with Cheslock, Bakker & Associates, LLC, a real estate merchant banking firm, as well as a founding member and board member of ResMAE Financial Corporation, a residential subprime mortgage banking company. From May 1997 through May 2000, Mr. Komperda was Executive Vice President and Managing Director of capital markets and strategic planning for Long Beach Financial Corporation, a publicly traded company, and for its wholly owned operating subsidiary, Long Beach Mortgage Company, a residential subprime mortgage banking company. Prior to joining Long Beach in 1997, Mr. Komperda spent over 10 years with Greenwich Capital Markets, Inc., where he was Senior Vice President and co-founder of the mortgage- and asset-backed finance/securitization group. Mr. Komperda also managed Greenwich’s structured finance group. Mr. Komperda is a graduate of Southern Illinois University at Edwardsville where he received his B.S. in accountancy in 1982. Mr. Komperda is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society, and the Institute of Management Accountants.

     Richard T. Millard. Mr. Millard has been a member of our board of directors since 2005. Mr. Millard served as Senior Vice President of UBS Wealth Management from 2000 to 2004 where he was Director of Structured Finance, specializing in the structuring of CDOs and their distribution to high net worth private individuals. Prior responsibilities at UBS Wealth Management included Director of Money Markets with a primary focus on structured transactions funded in the commercial paper market, Director of Syndicate, Director of the Transaction Management group and membership on the Commitment Committee. Mr. Millard served as a board member of the Westways I-V CDO transactions. From 1991 to 1999, Mr. Millard was Senior Vice President of PaineWebber Inc., directing money market origination and trading within the taxable fixed income group. Mr. Millard’s 25 years of experience in investment banking and the money markets include working at Kidder, Peabody & Co., Drexel Burnham Lambert and Chemical Bank. Mr. Millard holds an A.B. from Brown University and a M.B.A. in finance from The Wharton School, University of Pennsylvania.

     Brian H. Oswald. Mr. Oswald joined GSC Partners as our Chief Financial Officer, Secretary and Treasurer in 2006. Prior to GSC, Mr. Oswald was the Chief Financial Officer of Capital Trust, Inc., a self-managed finance and investment management REIT that specializes in credit-sensitive structured financial products, where he acted as its Chief Financial Officer since 2003, and its Chief Accounting Officer since 1997. Mr. Oswald began his career in 1982 at KPMG Peat Marwick where for the next ten years he held various positions, including Senior Manager in the financial institutions group. After leaving KPMG, he was employed as the President of Gloversville Federal Savings and Loan Association, Director of financial reporting and subsidiary accounting for River Bank America and Corporate Controller for Magic Solutions International, an international computer software company. Mr. Oswald graduated from Moravian College with a B.A. degree in Accounting and is a licensed certified public accountant in the States of New York and Pennsylvania and is a certified management accountant.

     Edward S. Steffelin. Mr. Steffelin joined GSC Partners as our President in 2005. He was previously with the Trust Company of the West creating and managing CDO equity funds as a Senior Vice President from 2004 to 2005. From 2001 to 2004, he was a principal at Allianz Risk Transfer, Inc. (New York), a wholly owned subsidiary of Allianz AG. Mr. Steffelin has also held positions at XL Financial Solutions, CGA Investment Management, and CapMAC. Mr. Steffelin graduated Phi Beta Kappa and with Honors from Occidental College with a B.A. degree in Economics and graduated from Dartmouth College with a M.B.A. degree.

     Barry L. Zubrow. Mr. Zubrow joined GSC Partners as a Director in 2006. Mr. Zubrow has over 26 years of corporate finance experience. From 1977 to 2003, Mr. Zubrow held a variety of positions at Goldman, Sachs & Co. including Chief Administrative Officer and head of the operations and administration division. As the firm's first Chief Administrative Officer, he was responsible for overseeing a 4,500 plus person group of departments in charge of financial reporting, credit and risk functions, operations and trade processing, facilities, security and corporate services. Prior to that, Mr. Zubrow was elected the firm's first Chief Credit Officer, with responsibility for overseeing the entire firm's global credit exposures. Throughout his career Mr. Zubrow has provided corporate finance and strategic advice for a wide range of investment banking clients including major Fortune 100 companies. He is currently President of ITB LLC, a private investment management company. He also serves as Chairman of the New Jersey Schools Construction Corporation, as well as Vice Chairman of the Nuvelo, Inc. board of directors and Chairman of the Audit Committee, and is an active board member for a number of non-profit organizations. Mr. Zubrow received his B.A. from Haverford College, and his J.D. and M.B.A. from the University of Chicago.

Investment Committee

     The role of our investment committee is to review and approve our investment policies, and review and approve our investment portfolio holdings and related compliance with our investment policies. The investment committee meets as frequently as necessary in order for us to achieve our investment objectives.

     Our investment committee consists of Messrs. Eckert, who also serves as the chairman of the investment committee, Wender, Horton, Inglesby and Castro. Each investment committee member’s positions with our Manager or GSC Partners is summarized in the following table.

Name	Positions with our Manager or GSC Partners

Alfred C. Eckert III	Founder, Chairman and CEO, GSC Partners
Joseph H. Wender	Senior Managing Director, GSC Partners
Frederick H. Horton	Senior Managing Director and Head of Structured Finance Group, GSC Partners
Thomas V. Inglesby	Senior Managing Director and Head of Corporate Credit Group, GSC Partners
Daniel I. Castro, Jr	Managing Director, Structured Finance Group, GSC Partners

      Biographical information regarding members of our investment committee is as follows:

     Alfred C. Eckert III. Mr. Eckert founded GSC Partners in 1999. Prior to that, he was the Chairman and Chief Executive Officer of Greenwich Street Capital Partners which he co-founded in 1994. Mr. Eckert was previously with Goldman, Sachs & Co. from 1973 to 1991, where he was elected as a Partner in 1984. Mr. Eckert founded Goldman Sachs’ Leveraged Buyout Department in 1983 and had senior management responsibility for it until 1991.

He was Chairman of the Commitments and Credit Committees from 1990 to 1991 and co-head of the Merchant Bank from 1989 to 1991. He was also the Co-chairman of Goldman Sachs’ Investment Committee from its inception in 1986 until 1991. Mr. Eckert is a Director of the New York City Opera, The Willow School, and is Vice Chairman of the Kennedy Center Corporate Fund Board. Mr. Eckert graduated from Northwestern University with a B.S. degree in Engineering and graduated with Highest Distinction as a Baker Scholar from the Harvard Graduate School of Business Administration with a M.B.A. degree.

     Joseph H. Wender. Mr. Wender is a Senior Managing Director at GSC Partners and joined GSC Partners in 2005 as a Managing Director and is a former member of the GSC Advisory Board. Prior to this, he began with Goldman, Sachs & Co. in 1971 and became a Partner of that firm in 1982, where he headed the Financial Institutions Group for over a decade. He is Chairman of the Board of GSC Capital Corp. and a Director of Affinity Financial, First Coastal Bancshares, Isis Pharmaceuticals, and Neurome. He is also a Director of a number of not-for-profit institutions, including COPIA, the St. Helena Hospital, The Joffrey Ballet and the Actors' Fund. Mr. Wender graduated from Northwestern University, with a B.S.B.A. degree and graduated with Highest Distinction as a Baker Scholar from the Harvard Graduate School of Business Administration, with a M.B.A. degree.

     Frederick H. Horton. Mr. Horton is a Senior Managing Director of GSC Partners and joined GSC Partners in 2005 to head its structured finance business. Prior to GSC, Mr. Horton was at the Trust Company of the West and from 2000 to 2005 was a senior member of their structured credit products business which was primarily asset backed and mortgage backed securities. He was involved in creating, marketing and closing 24 CDOs. Before the ABS CDO business, Mr. Horton held various portfolio management roles in fixed income, primarily involving mortgage-backed securities. Prior to joining TCW in 1993, Mr. Horton held senior portfolio management positions at Dewey Square Investors and the Putman Companies in Boston, and headed the mortgage portfolio strategies research group at Drexel Burnham Lambert in New York. Mr. Horton began his career with brief periods of employment at State Street Bank and Chase Investors. He graduated from Brown University with a B.A. in Environmental Studies and from Boston University with a M.B.A. in Finance.

     Thomas V. Inglesby. Mr. Inglesby is a Senior Managing Director at GSC Partners and joined GSC Partners at its inception in 1999. Mr. Inglesby has senior responsibility for the GSC Corporate Credit business and joint responsibility for the European structured products business. From 1997 to 1999, he was a Managing Director at Greenwich Street Capital Partners. From 1994 to 1997, Mr. Inglesby was a Managing Director with Harbour Group in St. Louis, Missouri, an investment firm specializing in the acquisition of manufacturing companies in fragmented industries. In 1986, he joined PaineWebber and was a Vice President in the Merchant Banking department from 1989 to 1990. Mr. Inglesby graduated with Honors from the University of Maryland with a B.S. degree in accounting, from the University of Virginia School of Law with a J.D. degree, and from the Darden Graduate School of Business Administration with a M.B.A. degree.

     Daniel I. Castro, Jr. Mr. Castro is a Managing Director at GSC Partners and joined the structured finance group of GSC Partners in 2005. Mr. Castro has over 23 years of experience in Structured Finance Products. From 1991 to 2004, he was employed by Merrill Lynch in various capacities, most recently as Managing Director, Structured Finance Research. Prior to Merrill Lynch, he was a Senior Analyst, Structured Transactions at Moody’s Investor’s Service. Mr. Castro also spent four years with Citigroup in various capacities. He was a member every year since its inception in 1992 and until he left Merrill Lynch in 2004, of the Institutional Investor All-American Fixed Income Research Team. Mr. Castro also ranked on the first team for ABS Strategy twice. Mr. Castro graduated from University of Notre Dame with a B.A. degree in Government/ International Relations and from Washington University with a M.B.A. degree.

GSC Management and Advisory Board

     We have access to the following senior executives and advisor board members of GSC Partners through our management relationship with our Manager.

   GSC Management

     Richard M. Hayden, Vice Chairman, GSC Partners and Chairman, GSC Europe Ltd. Mr. Hayden joined GSC Partners in 2000. Mr. Hayden was previously with Goldman, Sachs & Co. from

1969 until 1999 and was elected a Partner in 1980. Mr. Hayden transferred to London in 1992, where he was a Managing Director and the Deputy Chairman of Goldman, Sachs & Co. International Ltd., responsible for all European investment banking activities. He was also Chairman of the Credit Committee from 1991 to 1996, a member of the firm's Commitment Committee from 1990 to 1995, a member of the firm's Partnership Committee from 1997 to 1998 and a member of the Goldman, Sachs & Co. International Executive Committee from 1995 to 1998. In 1998, Mr. Hayden retired from Goldman, Sachs & Co. and was retained as an Advisory Director to consult in the Principal Investment Area. Mr. Hayden is non-executive director of COFRA Holdings, AG and Deutsche Boerse. He is also a member of The Wharton Business School International Advisory Board. Mr. Hayden graduated Magna Cum Laude and Phi Beta Kappa from Georgetown University, with a B.A. degree in Economics, and graduated from The Wharton School with a M.B.A. degree.

     Peter R. Frank, Senior Managing Director and Senior Operating Executive, Control Distressed Debt. Mr. Frank joined GSC Partners in 2001 as a Senior Operating Executive and is a former member of the GSC Advisory Board. Mr. Frank was appointed Chairman of Atlantic Express, Inc. in 2003 and served as their Chief Restructuring Officer from 2002 to 2003. Prior to that, Mr. Frank was the CEO of Ten Hoeve Bros., Inc. and was an investment banker at Goldman, Sachs & Co. He is Chairman of the Board of Atlantic Express, Inc., Scovill Fasteners, Inc., Worldtex, Inc., and a Director of K-R Automation and North Star Media. Mr. Frank graduated from the University of Michigan with a B.S.E.E. degree, and from the Harvard Graduate School of Business Administration, with a M.B.A. degree.

     Robert A. Hamwee, Senior Managing Director, Control Distressed Debt. Mr. Hamwee joined GSC Partners at its inception in 1999. Mr. Hamwee currently manages the day-to-day activities of the control distressed debt group. He was with Greenwich Street Capital Partners from 1994 to 1999. Prior to that, Mr. Hamwee was with The Blackstone Group from 1992 to 1994, where he worked on a wide range of assignments in the restructuring and Merchant Banking Departments. Mr. Hamwee is Chairman of the Board of APW Ltd. and ATSI Holdings, and a Director of International WireGroup, Inc., Precision Partners and Viasystems Group, Inc. He graduated Phi Beta Kappa from the University of Michigan with a B.B.A. Degree in Finance and Accounting.

     Matthew C. Kaufman, Senior Managing Director, Equity Portfolio. Mr. Kaufman joined GSC Partners at its inception in 1999. Mr. Kaufman currently has day-to-day responsibility for the management of GSC’s portfolio of controlled companies and selected equity investments. Additionally, he structures and oversees the provision of cross portfolio initiatives and services. Prior to that, he was a Managing Director at Greenwich Street Capital Partners from 1997 to 1999. Mr. Kaufman was previously Director of Corporate Finance with NextWave Telecom, Inc. From 1994 to 1996, Mr. Kaufman was with The Blackstone Group, in the Merchant Banking and Mergers and Acquisitions Departments, and from 1993 to 1994 was with Bear Stearns working primarily in the Mergers & Acquisitions Department. Mr. Kaufman is Chairman of the Board of Pacific Aerospace & Electronics, Inc., and a Director of Atlantic Express Transportation Group, Burke Industries, Inc., Day International Group, Inc., Dukes Place Holdings Limited, Safety-Kleen Corp., and Worldtex, Inc. He graduated from the University of Michigan, with a B.B.A. degree and a M.A.C.C. degree.

     Thomas J. Libassi, Senior Managing Director, Control Distressed Debt. Mr. Libassi joined GSC Partners in 2000. Mr. Libassi specializes in the sourcing, evaluating and execution of distressed debt transactions. Prior to that, Mr. Libassi was Senior Vice President and Portfolio Manager at Mitchell Hutchins, a subsidiary of PaineWebber Inc. where he was responsible for managing approximately $1.2 billion of high yield assets for the Paine Webber Mutual Funds. In 1998, Mr. Libassi developed and launched the approximate $550 million Managed High Yield Plus Fund, a leveraged closed-end fund that was ranked number one by Lipper in its category in 1999. From 1986 to 1994, Mr. Libassi was a Vice President and Portfolio Manager at Keystone Custodian Funds, Inc., with portfolio management responsibilities for three diverse institutional high yield accounts with $250 million in assets. Mr. Libassi is a

Director of DTN Holding Company, LLC, Outsourcing Services Group and Scovill Fasteners, Inc. Mr. Libassi graduated from Connecticut College, with a B.A. degree in Economics and Government, and from The Wharton School with a M.B.A. degree.

     Christine K. Vanden Beukel, Senior Managing Director, European Structured Products. Ms. Vanden Beukel joined GSC Partners at its inception in 1999. Ms. Vanden Beukel currently manages the day-to-day operations of the GSC’s European investment activities. She was with Greenwich Street Capital Partners from 1994 to 1999. Prior to that, Ms. Vanden Beukel was with Smith Barney Inc., from 1992 to 1994 as an Analyst in the Restructuring and Mergers and Acquisitions Groups, where she worked on a variety of advisory and financing transactions. Ms. Vanden Beukel graduated Cum Laude from Dartmouth College, with an A.B. degree in Government and Economics.

      Andrew J. Wagner, Senior Managing Director, Finance and Administration, and Chief Financial Officer. Mr. Wagner joined GSC Partners in 2000 and oversees the Finance and Administration departments. From 1995 to 2000, Mr. Wagner was a General Partner and Chief Financial Officer of RFE Investment Partners, a private equity investment firm located in Connecticut. In addition to being responsible for the financial reporting of the RFE funds, Mr. Wagner was a Director of several RFE portfolio companies. Before joining RFE, Mr. Wagner was the Partner in charge of the Arthur Andersen LLP tax practice in Stamford, Connecticut. Mr. Wagner graduated from the University of Connecticut, with a B.S. degree in Accounting.

     Carl J. Crosetto, Managing Director. Mr. Crosetto joined GSC Partners in 2004 as a Managing Director in the Investment Placement Group and is a former member of the GSC Advisory Board. Mr. Crosetto was formerly the President of Bowne & Co., Inc., an information technology provider and the world’s largest financial printer. During his thirty-one years with Bowne & Co. Inc. he held a number of sales and marketing positions. Additionally, Mr. Crosetto started Bowne International in 1989 in order to offer their services on a global basis. He is a Director of Bowne & Co. Inc., Day International Group, Inc. and Speedflex Asia Ltd. Mr. Crosetto graduated from Rutgers College with a B.A. degree in Economics.

   GSC Advisory Board

     H. Frederick Krimendahl II. Mr. Krimendahl is the chairman of GSC Partners’ advisory board. He is also chairman of the investment firm Petrus Partners Ltd., which he founded in 1992, and a Senior Director of Goldman, Sachs & Co. He was previously a Partner and member of the Management Committee at Goldman, Sachs & Co., and was successively head of the corporate finance department, co-head of the investment banking division and Chief Administrative Partner. In addition he held directorships at ten public corporations.

     Derek C. Bonham. Mr. Bonham is a member of GSC Partners’ advisory board. He is also the Chairman of CamAxys Group plc and Imperial Tobacco Group plc and former chairman of Cadbury Schweppes plc. He held the position of CEO and Deputy Chairman at Hanson and on the demerger became Chairman of Imperial Tobacco Group plc in 1996 and The Energy Group plc in 1997. Following this he was elected a Director of TXU. In addition, he is a past member of the Financial Accounting Standards Advisory Council (US) and The Accounting Standards Committee (UK).

     John D. Bryan. Mr. Bryan is a member of GSC Partners’ advisory board. He recently retired as a Director of Georgia Gulf Corporation, a position that he held since the company was founded in 1985. He has held positions at Conoco and Georgia Pacific before joining Georgia Gulf Corporation, from which he retired in 1989.

     William C. Ferguson. Mr. Ferguson is a member of GSC Partners’ advisory board. His forty years of telecommunications experience included serving as President and CEO of New York Telephone and Executive Vice President and Chief Operating Officer of Michigan Bell Telephone. Mr. Ferguson retired as Chairman & CEO of the NYNEX Corp. in April 1995, after holding that post for six years. Recent past corporate directorships include Best Foods, Eircom, Corn Products, General Re and Viacom. He is Chairman of the Board of Day International, a GSC Partners’ portfolio company.

     Michael R. Lynch. Mr. Lynch is a member of a GSC Partners’ Advisory Board. Mr. Lynch joined Goldman, Sachs & Co. in 1976 and became a General Partner in 1986, remaining with Goldman, Sachs & Co. until 2005. Most recently, he was a Managing Director of Goldman, Sachs & Co. and a member of that firm’s investment banking division.

     Clarence Vaughn Nalley III. Mr. Nalley is a member of GSC Partners’ Advisory Board. He is the chairman of Asbury Automotive Atlanta, a division of the publicly-traded automotive retailer Asbury Automotive. Mr. Nalley is also a member of the Board of Directors of Russell Corporation.

     Fred A.R. Packard. Mr. Packard is a member of GSC Partners’ Advisory Board. He was a Partner of Garantia Bank, a leading Brazilian investment bank, from 1974 until its sale to the Credit Suisse Group in 1998. He is currently a Director of Sun Interbrew Limited and the Latin American Investment Trust plc. He also sits on the Advisory Boards of Spencer Stuart and Blakeney Investments.

     David Svendsen II. Mr. Svendsen is a member of GSC Partners’ advisory board. He retired as Chairman of Microsoft Ltd (UK) and VP of Microsoft EMIA in February 2000, after 16 years with the company. Mr. Svendsen is currently Chairman of Triyoga UK Ltd, Sveno Media Ltd and ElementX Ltd and Non-Executive Director with eTechnology VCT plc. He was previously Advisor to West Private Equity and eTEC Ventures Ltd and Trustee to eLearning Foundation.

Board Committees

     Our board of directors has established three committees consisting solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

Audit Committee

     Our board of directors has established an audit committee which is composed of three independent directors, Messrs. Komperda, Millard, and Zubrow and one non-independent director, Mr. Wender. Mr. Zubrow chairs our audit committee and has been determined by our board of directors to be an "audit committee financial expert" as that term is defined by the Securities and Exchange Commission. The committee assists the board in overseeing:

  our accounting and financial reporting processes;

  the integrity and audits of our consolidated financial statements;

  our compliance with legal and regulatory requirements;

  the qualifications and independence of our independent auditors; and

  the performance of our independent auditors and any internal auditors.

     The committee will also be responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

     Our board of directors has established a compensation committee, which is composed of three independent directors, Ms. Cooper and Messrs. Komperda and Millard. Mr. Komperda chairs the compensation committee, whose principal functions are to:

  evaluate the performance of our officers;

  review the compensation payable to our officers;

  evaluate the performance of our manager;

  review the compensation and fees payable to our manager under our management agreement; and

  administer the issuance of any stock issued to our employees or the employees of our manager who provide services to us.

Nominating and Corporate Governance Committee

     Our board of directors has established a nominating and corporate governance committee, which is composed of three independent directors, Ms. Cooper and Messrs. Millard and Zubrow. Ms. Cooper chairs the committee which is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It will also periodically prepare and submit to the board for adoption the committee's selection criteria for director nominees. It will review and make recommendations on matters involving general operation of the board and our corporate governance, and will annually recommend to the board nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of the board of directors' performance as a whole and of the individual directors and reports thereon to the board.

Code of Business Conduct and Ethics

     Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to our Manager’s officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  full, fair, accurate, timely and understandable disclosure in our Securities and Exchange Commission reports and other public communications;

  compliance with applicable governmental laws, rules and regulations;

  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  accountability for adherence to the code.

     Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Corporate Governance Guidelines

     Our board of directors has adopted corporate governance guidelines that comply with the requirements of the New York Stock Exchange and the regulations of the SEC.

Director Compensation

     Any member of our board of directors who is also an employee of ours, our Manager or GSC Partners or is an excluded director, will not receive additional compensation for serving on our board of directors. Each non-excluded director will receive an annual retainer of $40,000 and a fee of $1,000 for each full board meeting attended in person or telephonically. We will also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

     Our non-excluded directors will also be eligible to receive restricted stock, option and other stock-based awards under our stock incentive plan. Our non-excluded directors each received an award of 1,500 shares of restricted stock on January 3, 2006, and an additional 1,500 shares on January 23, 2006, which shares vested on the date of grant, and will receive subsequent awards of 1,500 shares on an annual basis, subject to formal grant by the compensation committee of our board of directors.

Executive Compensation

     We have not paid, and we do not intend to pay, any annual cash compensation to our executive officers for their services as executive officers. We pay fees, based on hourly rates, to GSC Partners for services rendered to us by David L. Goret, and we reimburse our Manager for the annual compensation it pays to Brian H. Oswald, our chief financial officer. Mr. Oswald receives a base salary of $200,000 per annum and is eligible for a bonus based upon performance. In addition, our executive officers are compensated by our Manager from the income our Manager receives under the management agreement between our Manager and us.

Equity Compensation

     We believe it is important that our Manager, as well as our executive officers and the other employees of our Manager who provide services to us indirectly in their capacity as employees of our Manager, be appropriately compensated and incentivized to enhance value for our shareholders. As described below, our 2005 Stock Incentive Plan enables us to issue various equity based awards for this purpose.

     In connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock (68,000 shares in July 2005 and 10,522 shares in January 2006) and options to purchase 117,783 shares of our common stock with an exercise price of $25.00 per share (options to purchase 102,000 shares were granted in July 2005 and options to purchase 15,783 shares were granted in January 2006) under the Stock Incentive Plan, as described more fully below. Our Manager has retained these shares and options, but intends to pass the economic benefits of these awards to its employees who provide services to us, including our executive officers, through appropriately designed compensation programs of our Manager. In addition, our Manager is permitted to transfer the awards to its employees; however, it does not currently intend to do so.

2005 Stock Incentive Plan

     In connection with our formation as a REIT, we established the 2005 Stock Incentive Plan for the purpose of rewarding and incentivizing those who provide services to us, including our directors, our Manager and our Manager’s executive officers, employees, directors and other persons and entities that provide services to us through our Manager. The stock incentive plan authorizes the issuance of options to purchase common stock and the grant of stock awards, restricted stock, restricted stock units, performance shares and stock appreciation rights and performance-based awards.

     Administration of the stock incentive plan is carried out by the compensation committee of the board of directors. The compensation committee may delegate its authority under the stock incentive plan to one or more officers but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term “administrator” means the compensation committee and its delegate.

     Our officers and employees and those of our affiliates are eligible to participate in the stock incentive plan. Our directors and other persons and entities that provide services to us are also eligible to participate in the stock incentive plan. At the present time, however, as noted above, we intend to make awards only to our Manager and to our directors.

     The stock incentive plan provided for the issuance in the 2005 calendar year of up to ten percent (10%) of the number of shares of our common stock outstanding after the completion of our July 2005 private offering, or approximately 400,000 shares (subject to automatic quarterly and annual adjustment, subject to certain limitations, in 2005 and subsequent calendar years in the event that any of the notes, including the notes issued in connection with the exercise of the option granted to the initial purchaser in the July 2005 private offering, are converted into shares of our common stock). In subsequent calendar years, the maximum limit on the number of shares shall increase by an amount equal to ten percent (10%) of the difference, if any (but not less than zero and after subtracting any increase in the number of shares as a result of the automatic quarterly adjustments described in the preceding sentence) between the number of shares of our common stock that were outstanding as of the last day of the immediately preceding calendar year and the number of shares of our common stock that were outstanding as of the last day of the calendar year preceding such year, except that for purposes of the foregoing calculation, the last day of the calendar year preceding the calendar year ended December 31, 2005, shall be July 11, 2005, the closing date of the July 2005 private offering. In no event shall the number of shares of our common stock issued pursuant to the stock incentive plan exceed 10,000,000. In connection with the July 2005 offering, 170,000 shares were issued or reserved for issuance in connection with restricted stock awards and options granted to our Manager. The shares of our common stock subject to any award that expires, or is forfeited, cancelled or otherwise terminates without the issuance of shares, will again be available for subsequent awards, except as prohibited by law. In addition, shares that we withhold in satisfaction of the holder’s obligation to remit exercise price or withholding taxes will be available for future awards.

     The stock incentive plan authorizes the grant of (i) options intended to qualify as incentive stock options under Section 422 of the Code and (ii) options that are not intended to so qualify. The principal difference between incentive stock options and other options (called “non-qualified” options”) is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of the shares acquired under the incentive stock option. In contrast, the exercise of a non-qualified option generally is a taxable event that requires the participant to recognize ordinary income equal to the difference between the shares’ fair market value and the option price. The employer will not be entitled to a federal income tax deduction with respect to incentive stock options except in the case of certain dispositions of shares acquired under the options. The employer may claim a federal income tax deduction on account of the exercise of a non-qualified option equal to the amount of ordinary income recognized by the participant.

     The administrator selects the participants who are granted options and, consistent with the terms of the stock incentive plan, prescribes the terms of each option. The option price cannot be less than the shares’ fair market value on the date the option is granted. Except for adjustments on account of stock dividends, stock splits and other similar events, the option price of an outstanding option cannot be reduced without the approval of our shareholders. The option price may be paid in cash or, with the administrator’s consent, by surrendering shares of common stock, or a combination of cash and common stock. The maximum period in which an option may be exercised is fixed by the administrator but cannot exceed ten years. Options generally are nontransferable except in the event of the participant’s death but the administrator may allow the transfer of options to members of the participant’s immediate family, a family trust or a family partnership. No participant may be granted incentive stock options that are first exercisable in a calendar year for common stock having a total fair market value (determined as of the option grant), exceeding $100,000. Also, neither the directors nor our Manager are eligible to receive incentive stock options.

     The administrator also selects the participants who are granted stock awards and, consistent with the terms of the stock incentive plan, establishes the terms of each stock award. A stock award may be subject to vesting requirements or transfer restrictions or both as determined by the administrator. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to funds from operations or funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common stock, appreciation in value of the common stock, peer shareholder returns or other financial or operational measures that the administrator may designate. Holders of stock awards generally receive dividends declared and paid on the shares we award.

     The stock incentive plan also authorizes the grant of restricted stock units (“RSU”) and performance shares awards. Each of these types of award represents the right to receive a future payment, based on the value of the common stock, if certain conditions are met. The administrator will select the participants who are granted RSUs or performance share awards and will establish the terms of each award. The conditions established for earning an RSU or performance share award may include, for example, a requirement that the participant complete a specified period of service (typical for RSU awards) or that certain objectives be achieved (typical for performance share awards). The objectives may be based on performance goals that are stated with reference to funds from operations or funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common stock, appreciation in value of the common stock, peer shareholder returns or other financial or operational measures that the administrator may designate. To the extent that an RSU or performance share award is earned, it may be settled in cash, by the issuance of common stock or a combination of cash and common stock. Unless otherwise provided in an award agreement, recipients of performance share awards and RSUs will be entitled to cash payments equal to the amount of the dividends that would be payable if the shares underlying the awards were outstanding.

     The administrator also selects the participants who receive stock appreciation rights under the stock incentive plan. A stock appreciation right entitles the participant to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the fair market value of a share of common stock on the date the stock appreciation right was granted. A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. The amount payable upon the exercise of a stock appreciation right may be settled in cash, by the issuance of common stock or a combination of cash and common stock.

     If an award agreement does not provide for earlier payment of dividends, whenever shares of our common stock are released pursuant to these awards, the participant will be entitled to receive additional shares of our common stock that reflect any stock dividends that our stockholders received between the date of the award and issuance or release of the shares of our common stock. Likewise, a participant will be entitled to receive a cash payment reflecting cash dividends paid to our stockholders during the same period. Such cash dividends will accrue interest, at 5% per annum, from their payment date to our stockholders until paid in cash when the shares of our common stock to which they relate are either released from restrictions in the case of restricted stock or issued in the case of restricted stock units.

     The stock incentive plan provides that all outstanding awards will be exercisable, vested and earned, as applicable, upon a change in control (as defined in the stock incentive plan). The stock incentive plan also provides that the benefits or amounts payable under awards will be reduced to avoid the parachute payment excise tax unless the participant will receive greater after-tax benefits by receiving all of his awards and paying the excise tax. The preceding limitation will not apply, however, if the award agreement or other agreement provides that we will indemnify the participant from any excise tax liability.

     No awards may be granted under the stock incentive plan after the 10th anniversary of the closing of the July 2005 private offering, which occurred on July 11, 2005. The board of directors may amend or terminate the stock incentive plan at any time, but an amendment will not become effective without the approval of our shareholders if it increases the number of shares of common stock that may be issued under the stock incentive plan (other than changes to reflect certain corporate transactions and changes in capitalization as described above). No amendment or termination of the stock incentive plan will affect a participant’s rights under outstanding awards without the participant’s consent.

     In connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock (68,000 shares in July 2005 and 10,522 shares in January 2006) and options to purchase 117,783 shares of our common stock with an exercise price of $25.00 per share (options to purchase 102,000 shares were granted in July 2005 and options to purchase 15,783 shares were granted in January 2006), representing in the aggregate approximately 4.8% of the shares that are currently outstanding after giving effect to the exercise of our Manager’s option in full and 2.4% if the convertible senior notes are converted. These shares and options will vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of the July 2005 private offering, which occurred on July 11, 2005. In addition, we will automatically grant to our Manager, subject to certain exceptions, at the end of each fiscal quarter additional restricted stock and options under the plan in the same proportion as the initial grant to our Manager in an aggregate amount equal to 5% of any shares of common stock issued during that quarter in connection with the conversion of notes.

Equity Compensation Plan Information

     The following table presents information as of December 31, 2005 with respect to compensation plans under which shares of our common stock are authorized for issuance.

Number of
Securities Available
	Number of Securities to	Weighted Average	for Future Issuance
	be Issued upon Exercise	Exercise Price of	under Equity
	of Outstanding Options,	Outstanding Options,	Compensation
Plan Category	Warrants and Rights	Warrants and Rights	Plans(1)

Equity Compensation Plans Approved by
Shareholders	—	—	—
Equity Compensation Plans Not Approved by
Shareholders(2)	102,000	$25.00	229,410
Total	102,000	$25.00	229,410

_____________________________

     (1) The amount gives effect to the 102,000 shares to be issued upon exercise of options outstanding as of December 31, 2005 and the 68,000 shares issued to our Manager and does not reflect (i) an additional 10,522 restricted shares of our common stock issued and options to purchase 15,783 shares of our common stock granted to our Manager on January 10, 2006 under our stock incentive plan or (ii) restricted stock issued to our independent directors under our stock incentive plan of an aggregate of 6,000 shares on January 3, 2006 and an aggregate of 6,000 shares on January 23, 2006.

      (2) Equity Compensation Plans approved by the Board of Directors.

Indemnification and Limitation on Liability; Insurance

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

  actual receipt of an improper benefit or profit in money, property or services; or

  active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

     Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

     Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

     Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

     Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity.

Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

  the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

     However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

     We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We have also entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. In addition, officers and directors of GSC Partners are indemnified by GSC Partners pursuant to GSC Partners’ organizational documents and directors and officers liability insurance relating thereto. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Management Agreement

     In connection with our July 2005 private offering, we entered into a management agreement with GSCP (NJ), L.P., our Manager, which provides for the day-to-day management of our operations.

     The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our Manager’s role as manager is under the supervision and direction of our board of directors. Our Manager is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing activities, and (iii) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)	serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations for the approval of our board of directors;

(ii)	investigating, analyzing and selecting possible investment opportunities and originating, acquiring, financing, retaining, selling, negotiation for prepayment, restructuring or disposing of company Investments consistent with the Investment Guidelines;

(iii)	with respect to any prospective investment by us and any sale, exchange or other disposition of any investment by us, conducting negotiations on our behalf with sellers and purchasers and their respective agents, representatives and investment bankers;

(iv)	engaging and supervising, on our behalf and at our expense, independent contractors who provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

(v)	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

(vi)	providing executive and administrative personnel, office space and office services required in rendering services to us;

(vii)	administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(viii)	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(ix)	counseling us in connection with policy decisions to be made by our board of directors;

(x)	evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification as a REIT and with the investment guidelines;

(xi)	counseling us regarding our qualification as a REIT and the maintenance of such status, monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

(xii)	counseling us regarding the maintenance of our exclusion from status as an investment company under the 1940 Act, monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause us to maintain such exclusion from status as an investment company under the 1940 Act;

(xiii)	assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate related assets;

(xiv)	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

(xv)	monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvi)	investing or reinvesting any money or securities of ours (including investing in short term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

(xvii)	causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xviii)	causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xix)	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

(xx)	taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Internal Revenue Code and Treasury Regulations applicable to REITs;

(xxi)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

(xxii)	using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

(xxiii)	advising us with respect to obtaining appropriate warehouse or other financings for its assets;

(xxiv)	advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxv)	performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxvi)	using commercially reasonable efforts to cause us to comply with all applicable laws.

     Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its members, officers, managers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its members and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s employees relating to the terms and conditions of their employment by our Manager. For the avoidance of doubt, our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment-decision making process (e.g., a transaction was effected in violation of our investment guidelines) or in the trade process (e.g., a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance upon the completion of the offering.

     Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a chief executive officer and president, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. However, as required pursuant to the terms of the management agreement, our Manager has hired a chief financial officer who is exclusively dedicated to the operations of our company, and we reimburse our Manager for the compensation of such chief financial officer.

     The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on December 31, 2008 and will be automatically renewed for a one year term each anniversary date thereafter. The management agreement may be terminated at any time for any reason after the affirmative vote of the holders of at least 75% of our then outstanding common stock (other than those shares held by our Manager or its affiliates) and the authorization of a majority of our independent directors. We will also have to provide 180 days’ prior notice of any such termination.

     We may also terminate the management agreement with 30 days’ prior written notice from our board of directors for cause, which is defined as:

  Our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

  Our Manager’s fraud, misappropriation of funds, or embezzlement against us;

  Our Manager’s gross negligence of duties under the management agreement;

  the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

  the dissolution of our Manager; and

  change of control of our Manager.

     We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of an assignment to another REIT or other organization which is our successor, in which case such organization shall be bound by the terms of such assignment in the same manner as we are bound under the management agreement. Our Manager may generally only assign the management agreement with the written approval of a majority of our independent directors. However, our Manager may assign the management agreement to any of its affiliates without the approval of our independent directors if such assignment does not require our approval under the Investment Advisers Act of 1940.

     The management agreement shall terminate at the option of our Manager in the event we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately prior to such event.

Management Fees and Incentive Compensation

     We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our Manager to conduct our operations. Expense reimbursements to our Manager are made in cash within 75 days after each fiscal quarter. At December 31, 2005, we had a payable to our Manager of $1,389,000 of which $799,000 relates to the fourth quarter management fee and the remainder is reimbursement of expenses paid by the Manager on our behalf.

     Base Management Fee. We pay our Manager a base management fee quarterly in arrears in an amount equal to one quarter (1/4) of our equity times 1.75% . Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

     For purposes of calculating the base management fee, our equity means, for any quarter, the sum of the net proceeds from any issuance of our equity securities and the notes issued in the July 2005 private offering, but excluding the issuance of securities upon conversion of the notes, after deducting any underwriting discount placement fee, commissions and other expenses and costs relating to the issuance, plus or minus our retained earnings (or deficit) at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for repurchases of our common stock and repurchases, redemption or payment of principal of the notes issued in the July 2005 private offering, including the notes issued upon the exercise of the option related to the offering of the notes. The foregoing calculation of the base management fee will be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. In the event that we invest in any collateralized debt obligation or investment fund managed by our Manager or any of its affiliates then the annual base management fee payable by us to our Manager will be reduced by an amount equal to the base management fee allocable to the equity supporting our investment in such collateralized debt obligation or investment fund except in cases where our Manager or any of its affiliates do not receive a fee in connection with the management of such collateralized debt obligation or investment fund.

     Our Manager’s base management fee shall be calculated by our Manager within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee in cash within five business days after delivery to us of our Manager’s written statement setting forth the computation of the base management fee for such quarter.

     Reimbursement of Expenses. Because our Manager’s employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis.

     We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. Our Manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our Manager’s investment and finance support staff. The expenses required to be paid by us include, but are not limited to:

  issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

  legal, tax, accounting, consulting, auditing and administrative fees and expenses;

  the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

  the costs and compensation of our CFO;

  the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing costs, etc.);

  expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies;

  costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us;

  costs incurred by employees of our Manager for travel on our behalf and other out-of-pocket expenses;

  the costs and expenses incurred with respect to market information systems and publications, research publications and materials;

  settlement, clearing, and custodial fees and expenses;

  the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred on our behalf;

  expenses relating to any office or office facilities, including disaster backup recovery sites and facilities maintained for us or separate from offices of our Manager; and

  rent incurred by our Manager.

     In addition, we are required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. Reimbursement of expenses incurred by our manager is not subject to any specific limitation.

     Incentive Compensation. In addition to the base management fee, our Manager shall receive quarterly incentive compensation in an amount equal to the product of: (i) twenty-five percent (25%) of the dollar amount by which (A) our net income per share (determined in accordance with GAAP), which includes realized and unrealized gains and losses, and before non-cash equity compensation expense and before incentive compensation plus interest expense related to the notes and, to the extent not included in interest related to the notes, amortization of debt discount and issuance costs with respect to the notes, for the quarter (assuming full conversion of all outstanding notes into common shares at the beginning of the quarter at the then applicable conversion rate) exceeds (B) an amount equal to (1) the weighted average of the price per share of the common shares in the initial offering and any subsequent offerings of our common stock, including common shares issuable upon conversion of the notes assuming a conversion price of $25 per share, and the prices per common shares in any subsequent offerings by us, in each case at the time of issuance thereof, multiplied by (2) the greater of (a) 2.25% and (b) 0.75% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of common shares outstanding during the quarter, further assuming full conversion of the notes into common shares at the beginning of the quarter at the then applicable conversion rate; provided, that for the purpose of determining the incentive compensation fee, the notes will include those issued in connection with the exercise of the option granted to the initial purchasers in the July 2005 private offering and provided , that the foregoing calculation of incentive compensation shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by our majority of our independent directors in the case of non-cash charges.

     Our ability to achieve returns in excess of the thresholds noted above in order for our Manager to earn the incentive compensation described in the proceeding paragraph is dependent upon the level and volatility of interest rates, our ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within our control.

     Our Manager computes the quarterly incentive compensation within 30 days after the end of each fiscal quarter, and we pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of our Manager’s written statement setting forth the computation of the incentive fee for such quarter. The management agreement provides that 10% of our Manager’s incentive compensation is to be paid in shares of our common stock (provided that under our management agreement, our Manager may not receive payment of its incentive fee in shares of our common stock if such payment would result in our Manager owning directly or indirectly through one or more subsidiaries more than 20% of our common stock) and the balance in cash. Our Manager may, in its sole discretion, elect to receive a greater percentage of its incentive compensation in the form of our common stock. Under our management agreement, our Manager agrees that it may not elect to receive shares of our common stock as payment of its incentive compensation, except in accordance with all applicable securities exchange rules and securities laws (including prohibitions on insider trading).

     The number of shares to be received by our Manager will be based on the fair market value of these shares. Shares of our common stock delivered as payment of the incentive fee will be immediately vested or exercisable, provided that our Manager has agreed not to sell the shares prior to one year after the date they are paid. Our Manager’s transfer restriction will lapse if the management agreement is terminated. Our Manager has the right in its discretion to allocate these shares to its officers, employees and other individuals who provide services to us; however it does not currently intend to do so.

     We believe this incentive compensation scheme is structured in a way to incentivize our Manager to increase returns to stockholders. An incentive to increase the value of our portfolio aligns the interests of our Manager more closely with those of our stockholders, and we believe this alignment of interests will help us to achieve our objectives.

     Fee reduction for certain CDOs. With respect to investments made by us in CDOs managed by our Manager, or “Manager CDOs”, the aggregate management fees we pay on an annual basis with respect to Manager CDO’s will be reduced on a dollar-for-dollar basis by the amount of the fees paid by the Manager CDO to the Manager during such period in an amount up to the amount of the aggregate management fee otherwise payable by us to our Manager for such period. The fees we may pay to the Manager in connection with an investment in a Manager CDO may exceed the aggregate amount of the management fee, in which case the management fees we pay to the Manager would be reduced to zero, however, the Manager CDO would continue to pay the full management fee payable under its separate agreement with our Manager. This arrangement goes beyond what is required by the terms of the management agreement and our Manager reserves the right to change this policy at any time. The management agreement provides that, with respect to Manager CDOs, the base management fee (as described above) we pay to our Manager will be reduced by an amount equal to the base management fee allocable to the equity supporting our investment in the Manager CDO except where our Manager does not receive a fee in connection with the management of the Manager CDO.

     For the period from July 11 2004 to December 31, 2005, the following expenses have been paid, accrued or reimbursed to our manager (in thousands):

Base Management Fees	$1,516
Compensation of Chief Financial Officer	158
Legal services provided by manager	35
Tax services provided by manager	21
Computer services provided by manager	27
Occupancy expenses	292
Travel and entertainment	155
Information systems and hardware	327
Other	122

Total	$2,551

Restricted Stock and Option Grant

     In connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock and options to purchase 117,783 shares of our common stock under the 2005 Stock Incentive Plan with an exercise price of $25 per share, representing in the aggregate approximately 4.7% of the shares currently outstanding after giving effect to the exercise of our Manager’s option in full. These shares and these options will vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of the July 2005 private offering, which occurred on July 11, 2005. In addition, we will automatically grant to our Manager, subject to certain exceptions, at the end of each fiscal quarter, additional restricted stock and options under the plan in the same proportion as the initial grant to our Manager in an aggregate amount equal to 5% of any shares of common stock issued during that quarter in connection with the conversion of notes. Our Manager does not currently intend to, but has the right in its discretion to, allocate these shares and these options to its officers, employees and other individuals who provide services to us.

Conflicts of Interest in Our Relationship with our Manager

     Our chairman, chief executive officer, president and chief investment officer and others also serve as officers of our Manager. In addition, Robert F. Cummings, Jr., one of our directors serves as a senior managing director and chairman of the risk and conflicts committee of GSC Partners. As a result, our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not reflect market terms and conditions.

     Our Manager engages in additional management or investment opportunities that have overlapping objectives with us, and has developed a conflict-resolution system so that our company may share equitably with other client accounts of our Manager in all investment opportunities — particularly those involving a security with limited supply — that may be suitable for our account and such other accounts. This system also includes other controls designed to prevent any client account from receiving favorable treatment over any other client account and past performance of an account is not permitted to be a factor in determining investment allocations. See “Business — Resolution of Potential Conflicts of Interest; Equitable Allocation of Investment Opportunities.”

     The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

     Pursuant to our management agreement, we are not permitted to enter into any investment opportunity in which our Manager or GSC Partners has an interest other than those approved by the board of directors and by a majority of the independent directors. In the event that any such investment opportunity is made available to us in the future, the transaction will require the approval of a majority of our independent directors.

     The management compensation structure that we have agreed to with our Manager may cause our Manager to invest in high risk investments. In addition to its management fee, our Manager may receive incentive compensation based in part upon our achievement of targeted levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive return. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

     Termination of the management agreement with our Manager without cause is difficult. The management agreement provides that it may only be terminated without cause after an affirmative vote of 75% of our then outstanding common stock (other than those shares held by our Manager or its affiliates) and the authorization of a majority of our independent directors. We will also be required to provide our Manager with 180 days’ prior notice of any such termination. These provisions may adversely affect our ability to terminate our Manager without cause.

     Our Manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines and our investment portfolio. However, our board of directors does not review all of our proposed investments. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies and transactions entered into by our Manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our Manager has great latitude within the broad guidelines of the investment guidelines in determining the types of assets it may decide are proper investments for us.

     At the discretion of our Manager and us, our Manager may enter into a separate management agreement with the TRS so long as the overall economic terms of the management arrangements described herein do not change. Our Manager will receive no additional compensation (other than the existing management fees) even if it performs additional work for our TRS. The arrangements between us and our TRS apportion the expenses attributable to our activities, and those attributable to the TRS.

License Agreement

     We have entered into a license agreement with our Manager, pursuant to which our Manager has granted us a non-exclusive, royalty-free license to use the name “GSC”. Under this agreement, we have a right to use the “GSC” name, for so long as our Manager or one of its affiliates remains our manager and our Manager remains an affiliate of GSC Partners. Other than with respect to this limited license, we have no legal right to the “GSC” name. GSC Partners has the right to terminate the license agreement if its affiliate is no longer acting as our manager. In the event the management agreement is terminated, we would be required to change our name to eliminate the use of the acronym “GSC”.

PRINCIPAL STOCKHOLDERS AND NOTEHOLDERS

     The following table sets forth, as of April 30, 2006, certain ownership information with respect to our common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote, 5% or more of our common stock, and all executive officers and directors, individually and as a group. The calculations in the table reflect (a) the number of shares currently outstanding and (b) the number of shares that would be outstanding if the notes were fully converted into 3,916,000 shares of common stock. In accordance with SEC rules, each listed person's beneficial ownership includes:

  all shares the investor actually owns beneficially or of record;

  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

			Percentage of	Percentage of		Percentage of
			Total	Total		Total
		Aggregate	Outstanding	Outstanding		Outstanding
	Shares of	Principal	Common	Common Stock	Shares to be	Common
	Common Stock	Amount of Notes	Stock (no	(assuming full	Sold in This	Stock after
Name and Address(3)	Owned	Owned	conversion)(1)	conversion)(2)	Offering	This Offering

GSC Secondary Interest Fund, LLC(4)	340,000	$8,500,000	8.5%	8.6%

GSCP (NJ) L.P.(5)	78,522	-	2.0	1.0

Glenview Capital Management, LLC(6)	400,000	10,000,000	10.0	10.1

Tetral SA(7)	400,000	-	10.0	5.0

Moore Capital Management, LLC(8)	320,000	-	8.0	4.0

TIAA-CREF Investment Management(9)	226,180	-	5.6	2.9

Hall Phoenix Inwood, L.P.(10)	200,000	-	5.0	2.5

Deutsche Bank Securities Inc	-	25,400,000	-	12.8

Dimaio Ahmad Capital LLC	-	10,000,000	-	5.0

Basso Asset Management (AKA DKR
Oasis)	-	10,000,000	-	5.0

JD Capital Management LLC	-	10,000,000	-	5.0

DeShaw LP	-	10,000,000	-	5.0

Joseph H. Wender	-	-	-	-

Frederick H. Horton	-	-	-	-

Thomas V. Inglesby	-	-	-	-

Daniel I. Castro, Jr	-	-	-	-

Brian H. Oswald	-	-	-	-

Edward S. Steffelin	-	-	-	-

Stacy Cooper	3,000	-	*	*

Robert F. Cummings, Jr	-	-	-	-

William K. Komperda	3,000	-	*	*

Richard T. Millard	3,000	-	*	*

			Percentage of	Percentage of		Percentage of
			Total	Total		Total
		Aggregate	Outstanding	Outstanding		Outstanding
	Shares of	Principal	Common	Common Stock	Shares to be	Common
	Common Stock	Amount of Notes	Stock (no	(assuming full	Sold in This	Stock after
Name and Address(3)	Owned	Owned	conversion)(1)	conversion)(2)	Offering	This Offering

Barry L. Zubrow	1,500	-	*	*
All executive officers and directors as a
group(2) (10 persons)
	10,500	-	*	*

______________
*    Less than 1%

(1)	Based on 4,016,622 shares of our common stock outstanding as of May 8, 2006. Does not reflect 117,783 options reserved for issuance upon exercise of options granted to our Manager upon the completion of our July 2005 private offering or 184,305 shares of common stock (subject to automatic quarterly and annual adjustment, subject to certain limitations, in 2005 and subsequent calendar years in the event that any of the notes are converted into shares of our common stock) available for future grant under our stock incentive plan.

(2)	As in (1), above, but gives effect to an additional 3,916,000 shares issuable on conversion of the notes.

(3)	The address for all executive officers and directors is c/o GSC Capital Corp., 12 East 49th Street, Suite 3200, New York, NY 10017.

(4)	The address for GSC Secondary Interest Fund, LLC is 12 East 49th Street, Suite 3200, New York, NY 10017. GSC Secondary Interest Fund, LLC is an affiliate of GSCP (NJ), L.P., our Manager. The sole member of GSC Secondary Interest Fund, LLC is GSCP (NJ), Holdings L.P., and the general partner of GSCP (NJ), Holdings L.P. is GSCP (NJ), Inc. Accordingly, GSCP (NJ), Holdings L.P. and GSCP (NJ), Inc. may be deemed to beneficially own shares owned by GSC Secondary Interest Fund, LLC. GSCP (NJ), Holdings L.P. and GSCP (NJ), Inc. disclaim beneficial ownership of these shares.

(5)	Represents restricted stock granted to our Manager upon the completion of the July 2005 private offering under the 2005 Stock Incentive Plan. Does not include an option to purchase 117,783 shares of our common stock be granted to our Manager upon the completion of the July 2005 private offering. The address for GSCP (NJ), L.P. is 500 Campus Drive, Suite 220, Florham Park, NJ 07932. GSCP (NJ), L.P. is an affiliate of GSC Secondary Interest Fund, LLC. The general partner of GSCP (NJ), L.P. is GSCP (NJ), Inc. Accordingly, GSCP (NJ), Inc. may be deemed to beneficially own shares owned by GSCP (NJ), L.P.GSCP (NJ), Inc. disclaims beneficial ownershipshares of these .

(6)	The address for Glenview Capital Management, LLC is 399 Park Avenue, 39th Floor, New York, NY 10022.

(7)	The address for Tetral SA is Rte de Lavaux 36, PO Box 266, CH-1095 Putry, Switzerland.

(8)	The address of Moore Capital Management, LLC is 1251 Avenue of the Americas, New York, NY 10020.

(9)	The address of TIAA-CREF Investment Management is 730 Third Avenue, New York, NY 10017.

(10)	The address of Hall Phoenix Inwood, L.P. is 6801 Gaylord Parkway, Suite 100, Frisco, TX 75034.

(11)	The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, NY 10005.

(12)	The address of Dimaio Ahmad Capital LLC is 245 Park Ave, New York, NY 10167.

(13)	The address of Basso Asset Management (AKA DKR Oasis) is 1266 East Main Street, Stamford, CT 06902.

(14)	The address of JD Capital Management LLC is Two Greenwich Plaza Greenwich, CT 06830.

(15)	The address of DeShaw LP is 120 West 45th Street, 39th Floor Tower 45, New York, NY 10036.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the completion of the July 2005 private offering, we entered into a management agreement with our Manager, pursuant to which our Manager provides for the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Most of our executive officers and directors also hold positions at our Manager or GSC Partners. Mr. Joseph H. Wender, our Chairman, is also a Senior Managing Director at GSC Partners; Mr. Frederick H. Horton, our Chief Executive Officer, is also a Senior Managing Director and head of the Structured Finance Group at GSC Partners; Mr. Thomas V. Inglesby, our Managing Director and head of Corporate Credit, is also a Senior Managing Director and head of the Corporate Credit Group at GSC Partners; Mr. Daniel I. Castro, Jr., our Chief Investment Officer, is also a Managing Director of the Structured Finance Group at GSC Partners; Mr. Edward Steffelin, our President, is also a Managing Director and Chief Operating Officer of the Structured Finance Group at GSC Partners; Mr. David L. Goret, our General Counsel, is also a Managing Director and General Counsel and Chief Compliance Officer at GSC Partners; and Mr. Robert F. Cummings, Jr., our Director, is also a Senior Managing Director and Chairman of the Risk and Conflicts Committee at GSC Partners. In addition, certain of our other directors are directors and/or officers of our Manager or GSC Partners. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Management — Conflicts of Interest in Our Relationship with our Manager,” “Risk Factors — Risks Related To Our Business — The management agreement with our Manager was not negotiated on an arm’s length basis and may be difficult to terminate.”

     We have entered into a license agreement with GSC Partners, pursuant to which GSC Partners has granted us a non-exclusive, royalty-free license to use the “GSC” name. See “Management — License Agreement.”

     The members of our board of directors are covered under our $50 million director and officer insurance policy that also covers employees of GSC Partners that serve as officers or otherwise perform duties or provide services to us and senior management of GSC Partners.

     GSC Secondary Interest Fund, LLC, an affiliate of our Manager, purchased 340,000 shares of our common stock and $8,500,000 aggregate principal amount of the notes in our July 2005 private offering. Our Manager has also agreed to receive at least 10% of its incentive fee under our management agreement in shares of our common stock, subject to certain limitations in our management agreement, and generally not to transfer those shares prior to one year after the date they are paid. In addition, in connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock (68,000 shares in July 2005 and 10,522 shares in January 2006) and options to purchase 117,783 shares of our common stock with an exercise price of $25.00 per share (options to purchase 102,000 shares were granted in July 2005 and options to purchase 15,783 shares were granted in January 2006). Each of GSCP (NJ), L.P. and GSC Secondary Interest Fund, LLC is approximately 91% beneficially owned by the following senior executives of GSC Partners: Alfred C. Eckert III, Richard M. Hayden, Keith W. Abell, Robert A. Hamwee, Christine K. Vanden Beukel, Thomas V. Inglesby, Matthew C. Kaufman, Andrew J. Wagner and Frederick H. Horton and the remaining approximately 9% is owned by outside investors, including members of the Board of Advisors of GSC Partners. These shares and this option will vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of our July 2005 private offering. In addition, we will automatically grant to our Manager at the end of each fiscal quarter additional restricted stock and options in the same proportion as the initial grant to our Manager in an aggregate amount equal to 5% of any shares of common stock issued during that quarter in connection with the conversion of notes; provided that a total of at least $1,000,000 in aggregate principal amount of convertible notes was converted in such fiscal quarter and any immediately preceding fiscal quarters since the most recent quarterly grant. Our Manager is entitled to continue to receive shares quarterly so that it always holds at least 5% of any shares of common stock issued during that quarter in connection with the conversion of notes. Our Manager has not allocated and does not currently intend to allocate, but reserves the right in its discretion to allocate, these shares and these options or interests therein to its officers, employees and other individuals who provide services to us.

     The base management fee for the period for July 11, 2005 to December 31, 2005 was approximately $1.5 million. Amortization for the period of approximately $344,000 related to the restricted stock and option granted to our Manager was included in deferred compensation in our consolidated statement of operations. See Note 12 to our Consolidated Financial Statements for additional information regarding the grant to our Manager. No incentive fee had been earned by our Manager through December 31, 2005.

     GSC Secondary Interest Fund, LLC, an affiliate of our Manager, purchased 340,000 shares of our common stock and $8,500,000 aggregate principal amount of the notes in our July 2005 private offering for an aggregate cost of $17,000,000, representing a current ownership interest of 8.6% in the Company, assuming full conversion of all convertible senior notes.

     On January 12, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $25.0 million in aggregate principal amount, or 100%, of the Subordinated Notes Due 2045 issued by GSC ABS CDO 2005-1, Ltd. and GSC ABS CDO 2005-1, Corp., as co-issuers. These notes are the lowest-ranking securities of a CDO transaction secured by a pool of synthetic mezzanine asset-backed obligations, including ABS, RMBS, CMBS and other CDO securities as reference obligations, managed by GSC Partners.

     On January 18, 2006, GSC Capital Corp. purchased $21.3 million in aggregate principal amount, or 100%, of the Class E Deferrable Floating Rate Notes Due 2020, and $16.2 million in aggregate principal amount, or 100%, of the Class F Deferrable Floating Rate Notes Due 2020, issued by GSC Capital Corp. Loan Funding 2005-1 and GSC Loan Funding 2005-1, Corp., as co-issuers. The Class E and Class F notes are the two lowest-ranking classes of notes of a CLO transaction secured by a pool of asset-backed loans and bonds, managed by GSC Partners. Simultaneously with GSC Capital Corp.’s purchase of the notes, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $24.0 million in aggregate amount, or 100%, of the Preferred Shares issued by GSC Capital Corp. Loan Funding 2005-1. This preferred share interest is subordinate to the debt securities and is only entitled to income generated by the CLO after the CLO pays all of the interest due on the debt securities and its expenses.

     On March 31, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $25.0 million in aggregate principal amount, or 100%, of the Subordinated Notes Due 2046 issued by GSC ABS CDO 2006-1c, Ltd. and GSC ABS CDO 2006-1c, Corp. The rates are the lowest-ranking securities of a CDO transaction secured by a pool of synthetic mezzanine asset-backed obligations, including RMBS and CMBS, managed by GSC Partners.

SELLING STOCKHOLDERS

The following table sets forth information, as of , 2006, with respect to the selling stockholders and shares of our common stock beneficially owned by the selling stockholders that selling stockholders propose to offer pursuant to this prospectus. In accordance with SEC rules, each listed person's beneficial ownership includes:

  all shares the investor actually owns beneficially or of record;

  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

     The shares of common stock offered by the selling stockholders pursuant to this prospectus were originally issued and sold by us in our July 2005 private offering. The term selling stockholders includes the holders of our common stock listed below and the beneficial owners of the common stock and their transferees, pledgees, donees or other successors.

     If the lead underwriters advise us that the number of shares requested to be included in our offering exceeds the number which can be sold, we will include in our offering all of the common stock we proposed to sell and then the common stock held by those stockholders requesting to include their shares in our offering, pro rata among such stockholders in accordance with the number of shares requested to be registered by such stockholders. In accordance with notices that we received from these stockholders, we expect to include           shares of common stock to be sold by selling stockholders in this offering.

     Any selling stockholder that is identified as a broker-dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be "underwriters" and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be "underwriters" will be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-6 under the Exchange Act.

     No selling stockholders have been identified as broker-dealers in the selling stockholder table below. In addition, none of the selling stockholders has been identified as an affiliate of a broker-dealer in the selling stockholder table below.

	Shares of		Shares of	Percentage of
	Common Stock	Shares of	Common Stock	Class
	Beneficially	Common Stock	Beneficially	Beneficially
	Owned Before	Offered by this	Owned After	Owned After
Selling Stockholders	Resale	Prospectus	Resale	Resale (1)

      * Holdings represent less than 1% of all shares outstanding.

     (1) Assumes that each named selling stockholder sells all of the shares of our common stock it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings.

     Except as indicated above, the selling stockholders do not have, and have not had since our inception, any position, office or other material relationship with us or any of our predecessors or affiliates. The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities, in transactions exempt from the regulation requirements of the Securities Act.

     The holders of our common stock and notes that are beneficiaries of the registration rights agreements and that are not our affiliates have agreed, for a period of at least 60 days after the completion date of this offering, that they will not, without the prior written consent of Deutsche Bank Securities Inc., directly or indirectly offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock or our other capital stock, other than the shares of our common stock (including shares issuable upon conversion of the notes) sold by such holders in this offering.

DESCRIPTION OF CAPITAL STOCK

     The following summary presents the material provisions of our charter and bylaws, filed as exhibits to the registration statement of which this prospectus forms a part, and the MGCL.

General

     Our charter provides that we may issue up to 250,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.001 per share. Upon the completion of this offering,           shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. Our board of directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

     All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Power to Reclassify Shares of Our Stock

     Our charter authorizes our board of directors to reclassify any unissued shares of common stock, classify any unissued shares of preferred stock or reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

     We believe that the power of our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

     In order to qualify as a REIT under the Internal Revenue Code for each taxable year beginning after December 31, 2005, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2005, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

     Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.5% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. For this purpose, the value and number of our outstanding shares of capital stock is determined both by disregarding the notes and treating the notes as stock on a fully converted basis. GSC Partners is subject to an ownership limit that provides that it may not own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 20% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock, determined by disregarding the notes and by treating the notes as stock on a fully converted basis. Our board of directors has the discretion to decrease the ownership limits for GSC Partners and to increase the ownership limits for our other stockholders if GSC Partners owns less than 20% (calculated in accordance with the attribution provisions of the Internal Revenue Code) of our common stock at any time. The ownership of GSC Partners is such that no one individual owns greater than 25% of the entity which would have the effect of reducing individual ownership below 5%. Our board of directors has increased the ownership limit for each of Tetral SA and Glenview Capital Management, LLC, each of whom owns approximately 10% of our common stock.

     Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

     Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

     Any attempted transfer of our securities which, if effective, would result in a violation of the foregoing restrictions will cause the number of securities causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such securities. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any securities held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

     Within 20 days of receiving notice from us that the securities have been transferred to the trust, the trustee will sell the securities to a person designated by the trustee, whose ownership of the securities will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the securities sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the securities or, if the proposed transferee did not give value for the securities in connection with the event causing the securities to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the securities on the day of the event causing the securities to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the securities. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that the securities have been transferred to the trust, the securities are sold by the proposed transferee, then (i) the securities shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the securities that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

     In addition, the securities held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the securities. Upon a sale to us, the interest of the charitable beneficiary in the securities sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing the securities will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

     These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

Registration Rights

     Pursuant to (i) a registration rights agreement between us and Deutsche Bank Securities Inc. and the other initial purchasers/placement agents for the benefit of the initial purchasers/placement agents and certain holders of our common stock, and (ii) a registration rights agreement between us and Deutsche Bank Securities Inc., as initial purchaser, for the benefit of the initial purchaser and certain holders of our notes, each entered into on July 11, 2005 in connection with our July 2005 private offering, which we refer to collectively as the registration rights agreements, we are required, among other things, to (A) file with the Commission (1) by February 6, 2006, a registration statement providing for the resale of the registrable shares and (2) concurrently with the filing of any registration statement relating to an initial public offering, a registration statement providing for the resale of the registrable securities, (B) use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act as soon as practicable after the filing and (C) to maintain the registration statement’s effectiveness under the Securities Act until there are no “registrable shares” or “registrable securities” outstanding. The registration rights agreements define “registrable shares” as all shares of our common stock sold in the July 2005 private offering and shares issued pursuant to our management agreement and “registrable securities” as all notes sold in the July 2005 private offering and the shares of common stock underlying such notes, until, in the case of each such share or note, the earliest to occur of:

     (i) the date on which such shares or notes have been sold pursuant to a registration statement or distributed to the public pursuant to Rule 144;

     (ii) the date on which, in the opinion of our counsel, such shares or notes not held by our affiliates are sellable pursuant to subparagraph (k) of Rule 144; or

(iii) the date on which such shares or notes are sold to us or any of our subsidiaries.

     All holders of (i) our common stock sold in the July 2005 private offering and (ii) our notes sold in the July 2005 private offering who elect to convert their notes into shares of common stock, and each of their respective direct and indirect transferees may elect to participate in this offering in order to resell their shares in this offering, subject to compliance with the registration rights agreements, full cutback rights on the part of the underwriters and other conditions and limitations that may be imposed by the underwriters. We are including           shares of our common stock in this offering to be sold by selling stockholders and noteholders. The holders of our common stock and notes that are beneficiaries of the registration rights agreements and that do not sell all their shares, including shares issuable upon conversion of the notes, in this offering will not be able to sell any remaining securities not included in this offering for a lock-up period of up to 60 days (and in the case of any subsequent underwritten offering in which a holder’s shares are included, any remaining shares not included in the underwritten offering for a lock-up period of up to 60 days) as determined between us and the underwriters. Notwithstanding the foregoing, we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods,” if:

  the lead underwriter in any underwritten public offering by us of our common stock advises us that an offer or sale of shares or notes covered by the registration statement would have a material adverse effect on our offering;

  our board of directors determines in good faith that the sale of registrable shares or registrable securities covered by the registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving our company; or

  our board of directors determines in good faith that it is in our best interests or it is required by law that we supplement the registration statement or file a post-effective amendment to the registration statement in order to ensure that the prospectus included in the registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the prospectus or discloses any material information with respect to the plan of distribution that was not disclosed in the registration statement or any material change to that information, and we provide the stockholders and noteholders notice of the suspension. The cumulative blackout periods in any 12- month period commencing on the closing of the offering may not exceed an aggregate of 90 days and furthermore may not exceed 45 consecutive days, except as a result of a refusal by the SEC to declare any post-effective amendment to the registration statement as effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

     We filed a resale shelf registration statement on Form S-11 (File number 333-131308) with respect to all registrable shares and registrable securities on January 27, 2006.

     The registration rights agreement provides that, prior to our becoming subject to the reporting requirements of the Exchange Act, we will provide to each holder of our common stock and notes audited annual financial statements within 90 days of the end of our fiscal year and unaudited quarterly financial statements within 45 days of the end of each of our first three fiscal quarters.

     A holder that sells our common stock or notes pursuant to a registration statement or as a selling stockholder pursuant to an underwritten public offering generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreements that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock or notes may be required to deliver information to be used in connection with the registration statement in order to have such holder’s common stock or notes included in the registration statement and to benefit from the provisions of the next paragraph.

     Each common stock certificate or note issued to existing holders of our common stock or notes may contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the applicable registration rights agreements. In that regard, each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is part of the registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the applicable registration rights agreement, such holder will suspend the sale of our common stock or notes, as the case may be, pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock or notes may be resumed.

     The summary herein of certain provisions of the registration rights agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreements filed with Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus forms a part.

SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

     Prior to this offering, we had 4,016,622 shares of our common stock outstanding, or 7,932,622 shares assuming full conversion of the notes. Upon the completion of this offering, we will have outstanding an aggregate of approximately           shares of our common stock. The shares of common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless the shares are held by any of our "affiliates," as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The shares of common stock issued in connection with our July 2005 private offering and not sold in this offering and all shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

     In general, under Rule 144, a person who owns shares of our common stock that are restricted securities and that were acquired from us or any of our affiliates at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  1% of the total number of shares of our common stock then outstanding; or

  the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

     Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which will require us to file periodic reports under the Exchange Act). If two years have elapsed since the date of acquisition of restricted stock from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     No assurance can be given as to (i) the likelihood that an active market for our common stock will develop, (ii) the liquidity of any such market, (iii) the ability of the stockholders to sell the securities or (iv) the prices that stockholders may obtain for any of the securities. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the common stock. See “Risk Factors—Risks Related To Our Common Stock.”

Lock-up Agreements

     We, each of our executive officers and directors, members of our Investment Committee, our Manager, GSC Secondary Interest Fund, LLC and GSC Partners have agreed not to offer, sell, pledge, contract to sell (including any short sale), grant any options to purchase or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. In addition, the holders of our common stock and notes that are beneficiaries of the registration rights agreements and that are not our affiliates have agreed, for a period of at least 60 days after the completion date of this offering, that they will not, without the prior written consent of Deutsche Bank Securities Inc., directly or indirectly offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock or our other capital stock, other than the shares of our common stock (including shares issuable upon conversion of the notes) sold by such holders in this offering.

     Notwithstanding the foregoing, if (1) during the last 17 days of the lock-up periods described above, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the lockup periods, we announce that we will release earnings results during the 16-day period following the last day of the lock-up periods, then in each case the lock-up periods will be extended until the expiration of the lock-up periods beginning on the date of the release of the earnings results or the occurrence of material news or a material event relating to us, as the case may be, unless the representative of the underwriters waives, in writing, such extension.

Registration Rights

     In connection with our July 2005 private offering, we entered into two registration rights agreements with Deutsche Bank Securities Inc. on behalf of the holders of common stock and notes issued in such private offering. Pursuant to those agreements, we have included in the registration statement of which this prospectus is a part shares of common stock, including shares to be issued upon conversion of the notes, proposed to be offered by certain selling stockholders and noteholders who purchased securities originally issued and sold in the July 2005 private offering. Pursuant to the registration rights agreements, on January 27, 2006 we filed a shelf registration statement for the benefit of the holders of the shares of our common stock, including shares to be issued upon conversion of the notes, issued in the private offering and not being registered in this offering (includes 78,522 shares of restricted stock and 117,783 shares of common stock underlying options issued to our Manager in connection with the completion of our July 2005 private offering). We agreed to cause this shelf registration statement to remain effective until the first to occur of (a) the disposition of all registrable shares and registrable securities sold in the private offering under a registration statement or pursuant to Rule 144, (b) the date on which, in the opinion of our counsel, the registrable shares and registrable securities sold in the private offering are saleable pursuant to subparagraph (k) of Rule 144 or (c) the date on which such securities are sold to us or any of our subsidiaries. We have also agreed to register shares of common stock issued to our Manager as incentive compensation under our management agreement.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS;
INDEMNIFICATION AND ADVANCE OF EXPENSES

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

     Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

     Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

     Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR
CHARTER AND BYLAWS

     THE FOLLOWING DESCRIPTION OF THE TERMS OF OUR STOCK AND OF CERTAIN PROVISIONS OF MARYLAND LAW IS ONLY A SUMMARY. FOR A COMPLETE DESCRIPTION, WE REFER YOU TO THE MGCL, OUR CHARTER AND OUR BYLAWS, COPIES OF WHICH ARE FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART. SEE “WHERE YOU CAN FIND MORE INFORMATION.”

     The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Board of Directors

     Pursuant to our charter, our directors will be elected for one-year terms upon the expiration of their current terms and every year all of our directors will be elected by our stockholders. Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of the successors of the directors whose terms expire at the meeting.

Number of Directors; Vacancies; Removal

     Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL, nor more than fifteen (15). Except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

     Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

     Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

     Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii)

provided that the board of directors has determined that directors will he elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

     The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

     Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

     Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

     Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

     As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that such rights will apply.

Control Share Acquisitions

     The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  one-tenth or more but less than one-third;

  one-third or more but less than a majority; or

  a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Certain Restrictions on Ownership and Transfer of Our Capital Stock

     To attempt to prevent our assets from being treated as plan assets under ERISA, our charter generally limits equity participation in any class of our capital stock by benefit plan investors to less than 25% in the aggregate, disregarding for such purposes any stock held by persons or their affiliates who have discretionary authority or control over our assets or who provide investment advice for a fee with respect to our assets. In this regard, our charter provides that we will have the power, in our sole discretion, to take certain actions to avoid having our assets characterized as “plan assets” under the Plan Assets Regulation, including the right, without limitation, to cause an investor that is a benefit plan investor to withdraw a portion or all of their investment in our stock. In addition, our charter also contains other restrictions, including a restriction on the transfer or assignment of any interest in our common stock to any “benefit plan investor” or “controlling person” (each term as described under the Plan Assets Regulation. This restriction will lapse if and when this Registration Statement with respect to our common stock becomes effective. In addition, our charter contains various other restrictions on the ownership and transfer of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Business Combinations

     Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

     A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

     After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

     These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

     Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

  a classified board;

  a two-thirds stockholder vote requirement for removing a director;

  a requirement that the number of directors be fixed only by vote of the directors;

  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

  a majority requirement for the calling of a special meeting of stockholders.

     Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require such removal be for cause (as defined in our charter), (b) unless called by our chairman of the board, our president, our chief executive officer or the board, require the request of holders of a majority of outstanding shares to call a special meeting and (c) vest in the board of exclusive power to fix the number of directorships. Pursuant to Subtitle 8, our charter provides that, our board will have the exclusive power to fill vacancies on the board, by a vote of the remaining directors, and that such vacancies will be filled for the remainder of the full term of the directorship in which the vacancy occurred.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the material United States federal income tax consequences relating to the ownership and disposition of our common stock is for general information only and is not tax advice. For purposes of this section, the terms “GSC Capital Corp.,” “we,” “us,” and “our” refer only to GSC Capital Corp. and not to its subsidiaries, except as otherwise indicated. This discussion does not describe all of the tax consequences that may be relevant to a holder of our common stock in light of its particular circumstances or to holders subject to special rules, such as:

  certain financial institutions;

  insurance companies;

  regulated investment companies;

  broker-dealers;

  persons that hold our common stock as part of a straddle, hedge or other integrated transaction;

  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

  persons subject to the alternative minimum tax;

      and, except to the extent discussed below,

  tax-exempt organizations; and

  foreign corporations and persons who are not citizens or residents of the United States.

     This summary assumes that investors will hold their common stock as capital assets (generally property held for investment) and is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein.

     THIS SUMMARY IS LIMITED TO THE FEDERAL TAX ISSUES ADDRESSED BELOW. ADDITIONAL ISSUES MAY EXIST THAT ARE NOT ADDRESSED IN THIS DISCUSSION AND THAT COULD AFFECT THE FEDERAL TAX TREATMENT OF US OR OUR STOCKHOLDERS. PROSPECTIVE INVESTORS ARE URGED TO SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of GSC Capital Corp.

     The REIT provisions of the Code are highly technical and complex. The following discussion sets forth the material aspects of the provisions of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change and which changes may apply retroactively.

     We intend to elect to be taxed as a REIT under the Code, effective for our taxable year ended December 31, 2005 upon filing our federal tax return. We believe that, commencing with that short taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. However, no assurance can be given that we will qualify or remain qualified as a REIT.

     In connection with this offering, Davis Polk & Wardwell has rendered an opinion to the effect that, commencing with our short taxable year ended December 31, 2005, we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by us as to factual matters, including the factual representations made by us in this prospectus concerning our business, investments, organization and structure. This opinion is expressed as of the date issued, and Davis Polk & Wardwell has no obligation to advise holders of our common stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed upon REITs under the Code as discussed below, the results of which will not be reviewed by Davis Polk & Wardwell. Qualification as a REIT also requires the satisfaction of certain asset tests, some of which depend upon the fair market value of assets we directly or indirectly own. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that our actual results of operations for any one taxable year will satisfy such tests. See “— Failure to Qualify” below. An opinion of counsel is not binding on the Internal Revenue Service (the “IRS”), and no assurance can be given that the IRS will not challenge GSC Capital Corp.’s eligibility for taxation as a REIT.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation. However, if we qualify as a REIT, we will nevertheless be subject to federal income tax as follows:

  We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

  Under certain circumstances, we may be subject to the “alternative minimum tax” on items of tax preference.

  If we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below. If we elect, however, to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

  If we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “— Gross Income Tests”), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% gross income test or 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

  If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which corporate income tax has been paid.

  Pursuant to provisions in recently enacted legislation that take effect in 2005, in the event of a more than de minimis failure of the asset tests, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file with the IRS a schedule describing the assets that caused the failure, and we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the relevant quarter, we may elect to pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification.”

  We will be subject to a 100% tax on transactions between us and a taxable REIT subsidiary (“TRS”) that are not conducted on an arm’s-length basis.

  If we acquire assets from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we may be subject to tax at the highest regular corporate rate applicable (currently 35%) if we recognize gain on the sale or disposition of the asset during the 10- year period after we acquire the asset (assuming that the C corporation will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired).

  If we own a residual interest in a real estate mortgage investment conduit (“REMIC”), we could be taxable at the highest corporate federal income tax rate on the portion of any excess inclusion income that we derive from the REMIC residual interest equal to the percentage of our stock that is held by certain “disqualified organizations.” Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool (“TMP”). To the extent that we own a REMIC residual interest or a TMP through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “— Taxable Mortgage Pools.”

     In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. As further described below, any domestic TRS in which we own an interest will be subject to federal corporate income tax on its taxable income. We could also be subject to tax in certain situations and on transactions not presently contemplated.

Requirements for Qualification

     To qualify as a REIT, we must elect to be treated as a REIT and we must meet the organizational requirements described below as well as certain (i) annual gross income requirements, (ii) quarterly asset tests, and (iii) annual distribution requirements.

      The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and

(7)	which meets certain other tests described below (including with respect to the nature of its income and assets).

     The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will apply to us beginning with our 2006 taxable year.

     We believe that we are issuing sufficient common stock with sufficient diversity of ownership to satisfy the share ownership requirements described in conditions (5) and (6). Our charter restricts the ownership and transfer of our common stock in a manner designed to assure our continued satisfaction of these requirements. These transfer restrictions are described in “Description of Common Stock — Restrictions on Ownership and Transfer.”

     To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

     We must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.

Ownership of Subsidiary Entities

     Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of the assets, liabilities and items of income, deduction and credit of any partnership, entity or other arrangement that is treated as a partnership for federal income tax purposes, in which we acquire an interest, will be treated as our assets, liabilities and items of income, deduction and credit for purposes of applying the various REIT qualification requirements.

     Qualified REIT Subsidiaries and Other Disregarded Entities. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary generally is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities wholly-owned by us, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the gross income and asset tests.

     Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A TRS is a fully taxable corporation that may earn income that would not qualify for purposes of the gross income tests if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

     We may establish one or more TRSs. We have elected to treat GSC Capital Corp. TRS Delaware Holdings, Inc. as a TRS as of January 1, 2006. Any domestic TRS that we establish will be subject to federal income tax, and state and local income tax where applicable, on its taxable income. To the extent that a TRS is required to pay taxes, it will have less cash available for distribution to us. If we receive dividends from a domestic TRS, then a corresponding amount of the dividends we pay to our stockholders that are taxed as individuals, will generally be eligible to be taxed at the reduced 15% rate currently applicable to qualified dividend income. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders.”

     We may be required to include in our income, on an annual basis, the earnings of any TRS not incorporated in the United States (including CDO issuers), regardless of whether those earnings are actually distributed to us. In addition, any such inclusions will not constitute qualifying income for purposes of the 75% gross income test described below and may not constitute qualifying income for the purposes of the 95% gross income test described below. See “—Gross Income Tests.”

     We may elect in the future to treat one or more of the REIT’s investments in CDO issuers as TRSs. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We intend that any of the CDO issuers that are non-U.S. TRSs will rely on that exemption or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. If the IRS were to succeed in challenging that tax treatment, it could greatly reduce the amount that those CDO issuers would have available to distribute to us and to pay to their creditors.

Gross Income Tests

     We must satisfy two gross income tests annually to maintain qualification as a REIT. First, in general, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive from investments relating to real property or mortgages on real property, or from qualified temporary investments. Qualifying income for purposes of the 75% gross income test generally includes:

  rents from real property;

  interest on debt secured by a mortgage on real property or on interests in real property;

  dividends or other distributions on, and gain from the sale of, shares in other REITs;

  gain from the sale of real estate assets;

  income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

  income derived from certain temporary investments.

     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (provided that such stock or securities are not inventory property, i.e., property held primarily for sale to customers in the ordinary course of business) or any combination of these.

     We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests.

     Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales, and (ii) an amount that is based on the income or profits of a borrower, where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

     If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

     Interest on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e., the amount by which the loan exceeds the value of the real estate that is security for the loan).

     The interest income that we receive from our real estate related investments generally will be qualifying income for purposes of both gross income tests. However, many of our investments will not be secured by mortgages on real property or interests in real property. Our interest income from those investments will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our investments is less than the principal amount of the underlying loan, a portion of the income from that investment will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

     Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% gross income and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests.

     Dividends. Our share of any dividends received from any corporation (including any TRS, but excluding any REIT and any qualified REIT subsidiary) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

     Rents from Real Property. We currently do not intend to acquire real property but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rental income that we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several requirements are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Also, rental income will qualify as rents from real property only to the extent that we do not, directly or constructively, hold a 10% or greater interest at any time during the taxable year, as measured by vote or value, in the lessee’s equity. Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue. However, we are permitted to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property.

     Hedging Transactions. We may, from time to time, enter into hedging transactions with respect to the interest rate risk associated with our borrowings. To the extent that we enter into a contract to hedge interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income and gain from such hedging transaction will be excluded from gross income for purposes of the 95% gross income test but will be treated as nonqualifying income for purposes of the 75% gross income test. To the extent that we hedge for other purposes, the resultant income or gain will be treated as income that does not qualify under the 95% gross income or 75% gross income test unless certain requirements are met. We intend to structure any hedging transaction in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS, the income from which may be subject to federal income tax if such TRS is established as a domestic corporation, rather than participating in the arrangements directly or through a partnership, qualified REIT subsidiary or other disregarded subsidiary. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

     Other Transactions. We may, from time to time, enter into derivative, swap, repurchase or other transactions in connection with out investment activities. We intend to structure such transactions in a way that does not jeopardize our status as a REIT. The character of some such transactions for federal income tax purposes may be subject to uncertainty, however. No assurances can be given that such transactions will not give rise to income or assets that do not qualify for purposes of one or more of the REIT qualification requirements.

     Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. These relief provisions will be generally available if (i) our failure to meet such tests was due to reasonable cause and not due to willful neglect, and (ii) we file with the IRS a schedule describing the sources of our gross income in accordance with Treasury regulations. We cannot predict, however, whether in all circumstances, we would qualify for the benefit of these relief provisions. In addition, as discussed above under “— Taxation of GSC Capital Corp.,” even if the relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

     To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of some combination of “real estate assets,” cash, cash items, government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property (including leaseholds and options to acquire real property and leaseholds), stock of other corporations that qualify as REITs and interests in mortgage loans secured by real property (including certain types of mortgage backed securities). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

     Second, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or 10% of the value of any one issuer’s outstanding securities. Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. For purposes of the second and third asset tests, the term “securities” does not include securities of TRSs, and, for purposes of the 10% value test, does not include certain “straight debt” securities.

     Notwithstanding the general rule that, for purposes of the gross income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a partnership in which it holds a partnership interest, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt.” Similarly, although stock of another REIT qualifies as a real estate asset for purposes of the REIT asset tests, non-mortgage debt issued by another REIT may not so qualify.

     Any interests that we hold in a REMIC will generally qualify as real estate assets and the income derived from such interests will generally be treated as qualifying income for purposes of the gross income tests. However, if less than 95% of the assets of a REMIC consist of assets that qualify as real estate assets, then we will be treated as holding directly our proportionate share of the assets of such REMIC, and its income derived from such interest, for purposes of the asset and income tests.

     If a REIT holds a “residual interest” in a REMIC from which it derives “excess inclusion income,” the REIT is generally required either to distribute the excess inclusion income or to pay tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income received by a REIT that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in the REIT’s hands, whether or not it is distributed. See “—Taxable Mortgage Pools.”

     We expect to hold certain participation interests in mortgage loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of the participants’ investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participants typically have no recourse against the originator of the loan. The originator often retains a senior positioning on the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that the participation interests that we expect to hold will qualify as real estate assets for purposes of the REIT asset tests described above, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of these participation interests. In the event of a determination that such participation interests do not to qualify as real estate assets, or that income therefrom does not qualify as mortgage interest, for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “— Taxation of GSC Capital Corp.,” “— Gross Income Tests,” — Asset Tests,” and “— Failure to Qualify.”

     We believe that most of the real estate-related securities that we expect to hold will be qualifying assets for purposes of the 75% asset test. However, our investment in other asset-backed securities, bank loans and other instruments that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test.

     We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of our assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and would fail to qualify as a REIT.

     Failure to Satisfy Asset Tests. If we fail to satisfy the asset tests as the end of a quarter, we will not lose our REIT qualification if:

  we satisfied the asset tests at the end of the preceding calendar quarter; and

  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non- qualifying assets.

     If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     In the event that we violate the second or third asset tests described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million), and (ii) we dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter, and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

     To avoid an inadvertent violation of the second or third asset tests described above, we have formed a trust the sole beneficiary of which will be a wholly owned TRS. Upon an uncured violation of the second or third asset tests described above, the asset or assets causing the violation will be deemed automatically to have been transferred to the trust prior to the occurrence of the violation. Once a deemed transfer occurs, we would have no further ownership interest in the assets transferred, and all income subsequently accruing with respect to the transferred assets would be reported on the TRS’s tax returns. Similar trusts are currently under review by the IRS and there can be no assurances that the IRS would respect the deemed transfer of assets to the trust.

     We believe that the real estate-related securities and other investments that we hold satisfy the foregoing asset test requirements. We will monitor our future acquisitions of assets in order to comply with the asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Annual Distribution Requirements

     In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

      (A) the sum of

(i)	90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gains), and

(ii)	90% of the net income (after tax), if any, from foreclosure property (as described below), minus

      (B) the sum of certain items of non-cash income.

     Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration, or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

     We will pay federal income tax at corporate tax rates on our taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during each calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We generally intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

     We may elect to retain, rather than distribute, our net capital gain and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed capital gains in income and to receive a corresponding credit or refund as the case may be, for their share of the tax paid by us. Stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts of capital gains from us that they include in their taxable income, and the tax paid on their behalf by us with respect to that income.

     To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “— Taxation of Stockholders, — Taxation of Taxable Domestic Stockholders.”

     It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between (i) the actual receipt of income (including the receipt of distributions from our subsidiaries) and actual payment of deductible expenses, and (ii) the inclusion of such income and deduction of such expenses in arriving at our REIT taxable income. See, for example, the discussion below of excess inclusion income under “— Taxable Mortgage Pools.” In addition, we may recognize non-cash taxable income or “phantom” income from investments in (i) REMICs, (ii) mortgage or other asset-backed securities issued with original issue discount and which require the accrual of taxable economic interest in advance of its receipt in cash, and (iii) distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the annual REIT distribution requirements, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends or in-kind distributions of property.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty to the IRS based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

     If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate stockholders may be eligible for the dividends received deduction, and individual stockholders and other non-

corporate stockholders may be eligible to be taxed at the reduced 15% rate currently applicable to qualified dividend income (through 2008). Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot predict whether in all circumstances we would be entitled to such statutory relief.

Prohibited Transactions

     Net income derived by a REIT from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held “primarily for sale to customers in the ordinary course of a trade or business.” Although we do not expect that our assets will be held primarily for sale to customers or that a sale of any of our assets will be in the ordinary course of our business, these terms are dependent upon the particular facts and circumstances, and we cannot assure you that we will never be subject to this tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

     A REIT is subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, including gain from the disposition of such foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as result of the REIT having bid on such property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not expect to receive income from foreclosure property that is not qualifying income for purposes of the 75% gross income test. However, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Taxable Mortgage Pools

     An entity, or a portion of an entity, may be classified as a TMP under the Code if (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgage loans, interests in real estate mortgage loans or interests in REMICs as of specified testing dates, (iii) the entity has issued debt obligations that have two or more maturities, and (iv) the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

     We expect to make investments or enter into financing and securitization transactions that will give rise to our being considered to own an interest in one or more TMPs. Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a TMP. The portion of the REIT’s assets, held directly or through a qualified REIT subsidiary that qualifies as a TMP is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the TMP classification does not affect the tax status of the REIT. Instead, the consequences of the TMP classification would generally, except as described below, be limited to the REIT’s stockholders under regulations prescribed the Treasury Department. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a TMP.

     A portion of our income from a TMP arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of the TMP interest (or REMIC residual interest), over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the TMP interest (or REMIC residual interest) at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “— Annual Distribution Requirements.”

     Any excess inclusion income that we derive will be allocated among our stockholders. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income (“UBTI”) in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “— Taxation of Stockholders.” The manner in which such income is to be reported to stockholders is not clear under current law. Prospective tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult with their tax advisors.

     If we own a residual interest in a REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interest equal to the percentage of our stock that is held by disqualified organizations. “Disqualified organizations” include domestic and foreign governments and governmental agencies, as well as other organizations that are exempt from the federal income tax and not subject to the UBTI rules. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, may bear a portion of such tax cost. Although the law is unclear, similar rules may apply if we own an equity interest in a TMP. To the extent that we own a REMIC residual interest or an equity interest in a TMP through a TRS, we will not be subject to this tax.

     If we own less than 100% of the ownership interests in a subsidiary that is a TMP, the foregoing rules would not apply. Rather the entity would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. This could adversely affect our compliance with the REIT gross income and asset tests described above. We currently do not have, and currently do not intend to acquire, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become TMPs, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Taxation of Stockholders

   Taxation of Taxable Domestic Stockholders

     Distributions. As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. A corporate stockholder will not be eligible for the dividends received deduction with respect to such distributions. In addition, distributions made to individual stockholders and other non-corporate stockholders generally will not be eligible for the 15% reduced rate of tax currently in effect for “qualified dividend income.” However, provided certain holding period and other requirements are met, an individual stockholder and other non-corporate stockholders will be eligible for the 15% reduced rate with respect to (i) distributions attributable to dividends received by us from certain non-REIT corporations, such from any TRS we may establish, and (ii) distributions attributable to income upon which we have paid corporate income tax.

     Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of stockholders who are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted tax basis of the stockholder’s shares, but rather will reduce the adjusted tax basis of such shares. To the extent that such distributions exceed the adjusted tax basis of a stockholder’s shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less). In addition, any distribution declared by us in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

     To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “Taxation of GSC Capital Corp.—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that a REIT has current or accumulated earnings and profits.

     If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable to the stockholder, including tax-exempt stockholders, as ordinary income and will not be offset by any operating losses of the stockholder that would otherwise be available. A tax-exempt stockholder’s allocable share of any excess inclusion income that we recognize also will be subject to tax as UBTI. See “— Taxable Mortgage Pools.”

     Dispositions of Our Stock. Gain or loss realized by a stockholder upon the sale or other disposition of shares of our common stock will generally be capital gain or loss for federal income tax purposes, and will be long-term capital gain or loss if the stockholder held the common stock for more than one year. In addition, any loss realized upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by such stockholder as long-term capital gain.

     If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, recently enacted legislation imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

     Information Reporting and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of 28% with respect to distributions unless the holder:

  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

     Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. For a discussion of the backup withholding rules as applied to foreign stockholders, see “— Taxation of Foreign Stockholders.”

   Taxation of Tax-Exempt Stockholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their UBTI. Provided that (i) a tax-exempt stockholder has not held its shares of our common stock as “debt financed property” within the meaning of the Code, and (ii) our common stock is not otherwise used by the tax-exempt entity in an unrelated trade or business, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, a tax-exempt stockholder’s allocable share of any excess inclusion income that we recognize will be subject to tax as UBTI. See “— Taxable Mortgage Pools.”

     To the extent, however, that we (or a part of us, or one of our disregarded subsidiaries) are a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as UBTI. If, however, excess inclusion income is allocable to a stockholder that is a “disqualified organization”, we may be subject to corporate level tax on such income. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, may bear a portion of such tax cost. See “—Taxable Mortgage Pools.”

     Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans, exempt from taxation under special provisions of the federal income tax laws, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

     In certain circumstances, a qualified employee pension trust or profit sharing trust that owns more than 10% of our stock could be required to treat a percentage of the dividends that it receives from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (a) one pension trust owns more than 25% of the value of our stock, or (b) a group of pension trusts individually holding more than 10% of our stock collectively owns more than 50% of the value of our stock. However, the restrictions on ownership and transfer of our stock, as described under “Description of Capital Stock — Restrictions on Ownership and Transfer” are designed among other things to prevent a tax-exempt entity from owning more than 10% of the value of our stock thus making unlikely that we will become a pension-held REIT.

   Taxation of Foreign Stockholders

     The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to Non-U.S. Holders of such stock.

     If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership having Non-U.S. Holders as partners should consult its tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

     The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

     Ordinary Dividend Distributions. The portion of dividends received by Non-U.S. Holders payable out of our current and accumulated earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable tax treaty). In general, a Non-U.S. Holder will not be considered engaged in a U.S. trade or business solely as a result of its ownership of our common stock. In cases where the dividend income from a Non-U.S. Holder’s investment in our common stock is (or is treated as) effectively connected with the Non-

U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Non-U.S. Holder unless:

  a lower treaty rate applies and the Non-U.S. Holder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

  the Non-U.S. Holder provides us with an IRS Form W-8ECI certifying that the distribution is effectively connected income.

     Reduced treaty rates are not available to the extent that income is excess inclusion income allocated to a Non-U.S. Holder. See “— Taxable Mortgage Pools.”

     Non-Dividend Distributions. Distributions made by us that are not dividends out of our earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of current and accumulated earnings and profits. Notwithstanding the foregoing, if our stock constitutes a USRPI, as described below, distributions in excess of our current and accumulated earnings and profits will be subject to 10% withholding and may also be subject to tax under the FIRPTA.

     Capital Gain Dividends. Under FIRPTA, a distribution made by us to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs beneficially owned by us (“USRPI Disposition Gains”), will be considered effectively connected with a U.S. trade or business of the Non-U.S. holder and subject to U.S. income tax at the rate applicable to U.S. individuals and corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of such USRPI Disposition Gains to the extent they constitute capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. Holder that is a foreign corporation. A “USRPI” includes interests in real property located in the United States and stock of domestic corporations at least 50% of whose assets consist of interests in real property located in the United States. USRPIs generally do not include mortgage loans and mortgage-backed securities. As a result, we do not expect to generate material amounts of gain that would be subject to tax under FIRPTA. Moreover, a distribution made by us to a Non-U.S. Holder that is attributable to USRPI Disposition Gains, will not be subject to tax under FIRPTA if (i) our stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market, and (ii) during the taxable year in which the distribution is received, the Non-U.S. Holder held (actually or constructively) no more than 5% of our outstanding stock. We anticipate that our common stock will be treated as being regularly traded on an established securities market following this offering. Instead, the distribution will be taxed as described above under “— Ordinary Dividend Distributions.”

     Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. We do not expect that our stock will constitute a USRPI. Our stock will not constitute a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in the capacity as a creditor. Even if the foregoing test is not met, our stock will not constitute a USRPI if we are a domestically controlled REIT. A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders.

     Even if we do not constitute a domestically controlled REIT, a Non-U.S. Holder’s sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) our stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market, and (ii) the selling Non-U.S. Holder held (actually or constructively) 5% or less of our outstanding stock at all times during a specified testing period.

We anticipate that our common stock will be treated as being regularly traded on an established securities market following this offering.

     If gain on the sale of our stock were subject to taxation under FIRPTA, the Non-U.S. Holder would generally be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases. First, if the Non-U.S. Holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will generally be subject to the same treatment as a U.S. stockholder with respect to such gain. Second, if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

     Estate Tax. Shares of our stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual’s estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

Other Tax Consequences

     Possible Legislative or Other Actions Affecting Tax Consequences. Prospective investors should recognize that the present federal income tax treatment of an investment in our common stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our common stock.

     State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative Deutsche Bank Securities Inc., have severally agreed to purchase from us and the selling stockholders the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Number
Underwriters		of Shares

Deutsche Bank Securities Inc

Total

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     We have been advised by the representative of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $           per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $           per share to other dealers. After the initial public offering, the representative of the underwriters may change the offering price and other selling terms.

     We and the selling stockholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to           additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We and the selling stockholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the           shares are being offered.

     The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are           % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees

		Without Exercise of	With Full Exercise of
	Fee per share	Over-Allotment Option	Over-Allotment Option

Discounts and commissions paid by us	$	$	$
Discounts and commissions paid by the
selling stockholders

     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $           million.

     We and the selling stockholders have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     Each of our executive officers and directors, members of our Investment Committee, our Manager, GSC Secondary Interest Fund, LLC and GSC Partners have agreed not to offer, sell, pledge, contract to sell (including any short sale), grant any options to purchase or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. The holders of our common stock and notes that are beneficiaries of the registration rights agreements and that are not our affiliates have agreed, for a period of at least 60 days after the completion date of this offering, that they will not, without the prior written consent of Deutsche Bank Securities Inc., directly or indirectly offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock or our other capital stock, other than the shares of our common stock (including shares issuable upon conversion of the notes) sold by such holders in this offering. In addition, pursuant to the registration rights agreement we entered into in connection with our July 2005 private offering, the stockholders who own common stock sold in that private offering and do not sell those shares in this offering, who in the aggregate will own approximately           shares of our common stock immediately after this offering, have agreed, to the extent requested by us or an underwriter of our securities, not to sell any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock owned by them for a period ending 60 days following the date of any underwritten offering pursuant to the resale shelf registration statement filed on January 27, 2006. Transfers or dispositions may be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement.

     We have entered into a similar agreement for a 180-day period with the representative of the underwriters except that without such consent we may grant options and issue shares pursuant to our 2005 Stock Incentive Plan.

     There are no agreements between the representative of the underwriters and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the lock-up periods, except those permitting sale of shares in this offering. The stockholders who purchased in our July 2005 private offering will be allowed any concession or proportionate release from these lock-up agreements allowed to any executive officer or director that entered into similar agreements.

     Notwithstanding the foregoing, if (1) during the last 17 days of the lock-up periods described above, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the lockup periods, we announce that we will release earnings results during the 16-day period following the last day of the lock-up periods, then in each case the lock-up periods will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of material news or a material event relating to us, as the case may be, unless the representative of the underwriters waives, in writing, such extension.

     The representative of the underwriters has advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

     Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us and the selling shareholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

     Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

     Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     At our request, the underwriters have reserved for sale at the initial public offering price up to 5% of our common stock being sold in this offering for our vendors, employees, family members of employees, customers and other third parties. The number of shares of our common stock available for the sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

     A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

     Deutsche Bank Securities Inc., The Seidler Companies Incorporated and Stifel, Nicolaus & Company, Incorporated served as the initial purchasers/placement agents in connection with our July 2005 private offering, for which they received customary fees. Such initial purchasers/placement agents and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, including acting as agent or principal in connection with our investments in targeted assets. Concurrently with our July 2005 private offering, an affiliate of Deutsche Bank Securities Inc. purchased $7 million of Series A redeemable limited partnership interests of GSCP (NJ) Holdings, L.P., an affiliate of our Manager, which were redeemed in the first quarter of 2006. The proceeds from this purchase was used by GSC Partners to enhance its capital base in order to assist it to undertake various business initiatives, including its investment in us.

      As of March 31, 2006, we had no repurchase agreements with Deutsche Bank Securities Inc.

Pricing of this Offering

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us, the selling stockholders and the representative of the underwriters. Among the primary factors that will be considered in determining the public offering price are:

  prevailing market conditions;

  our results of operations in recent periods;

  the present stage of our development;

  the market capitalizations and stages of development of other companies that we and the representative of the underwriters believe to be comparable to our business; and

  estimates of our business potential.

LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by Davis Polk & Wardwell. Venable LLP will pass upon the validity of the shares of common stock sold in this offering and certain other matters under Maryland law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

     The consolidated financial statements as of December 31, 2005 and for the period from July 11, 2005 (commencement) to December 31, 2005 included in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website at www.sec.gov.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

GSC Capital Corp. and Subsidiaries

For the period from July 11, 2005
(commencement of operations) to December 31, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors of GSC Capital Corp.:

     We have audited the accompanying consolidated balance sheet of GSC Capital Corp. and Subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statement of income, changes in shareholders’ equity, and cash flows for the period from July 11, 2005 (commencement of operations) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GSC Capital Corp. and Subsidiaries at December 31, 2005, and the consolidated results of their operations and their cash flows for the period from July 11, 2005 (commencement of operations) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

New York, New York
February 13, 2006
 Except for Note 14 as to which the date is March 31, 2006

GSC Capital Corp. and Subsidiaries
Consolidated Balance Sheet

December 31, 2005

(U.S. Dollars in thousands, except share and per share information)

Assets
Cash and cash equivalents	$1,442
Restricted cash and cash equivalents	10,264
Securities available-for-sale, at fair value:
Residential mortgage backed securities — agency backed	1,321,900
Residential mortgage backed securities — non-agency backed	235,272
Corporate bonds	39,222
REIT common stock	10,275
Loans held for investment, at amortized cost	172,480
Derivative assets, at fair value	4,515
Principal receivable	23,814
Interest receivable	9,539
Dividend receivable	263
Deferred bond issuance costs, net	5,173
Other assets	434
Receivable from related party	91

Total assets	$1,834,684

Liabilities and stockholders’ equity
Liabilities
Secured borrowings:
Repurchase agreements	$1,286,616
ABS warehouse facility	194,962
CLO warehouse facility	154,370
7.25% convertible senior notes due 2010	97,900

Total borrowings	$1,733,848

Derivative liabilities, at fair value	412
Due to broker	15,435
Interest payable	7,162
Payable to manager	1,389
Dividend payable	1,118
Accounts payable, accrued expenses and other liabilities	882

Total liabilities	1,760,246

Stockholders’ equity
Common stock, $.001 par value, 250,000,000 shares authorized and
3,994,100 shares issued and outstanding at December 31, 2005	4
Additional paid-in capital	89,488
Accumulated other comprehensive loss	(13,380)
Accumulated deficit	(1,674)

Total stockholders’ equity	74,438

Total liabilities and stockholders’ equity	$1,834,684

The accompanying notes are an integral part of these consolidated financial statements.

GSC Capital Corp. and Subsidiaries
Consolidated Statement of Operations

Period from July 11, 2005
 (commencement of operations) to December 31, 2005

(U.S. Dollars in thousands, except share and per share information)

Net investment income
Securities interest income	$34,823
Loan interest income	3,046
Dividend income	650

Total investment income	38,519

Interest expense	32,404
Other investment expenses	857

Net investment income	5,258
Other income (loss)
Net realized loss on investments	(2,184)
Net unrealized gain on derivatives	366

Total other loss	(1,818)
Non-investment expenses
Management fee	1,516
Deferred management fee	344
Organization costs	560
Professional fees	1,304
Insurance expense	316
Directors expense	80
Other general and administrative expenses	994

Total non-investment expenses	5,114

Net loss	$(1,674)
Net loss per common share:
Basic and diluted	$(0.42)

Weighted-average number of common shares outstanding:
Basic and diluted	3,994,100

The accompanying notes are an integral part of these consolidated financial statements.

GSC Capital Corp. and Subsidiaries
 Consolidated Statement of Changes in Stockholders’ Equity

Period from July 11, 2005
 (commencement of operations) to December 31, 2005

(U.S. Dollars in thousands, except share and per share information)

	Shares of Common Stock	Common Stock at Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Loss	Total Stockholders’ Equity	Comprehensive Loss

Balance at July 11, 2005		$–	$–	$–	$–	$–	$–
Net loss					(1,674)	(1,674)	(1,674)
Net change in unrealized gain on cash
flow hedges	–	–	–	2,997	–	2,997	2,997
Net change in unrealized loss on
securities available-for-sale	–	–	–	(16,377)	–	(16,377)	(16,377)

Comprehensive loss	–	–	–	–	–	–	$(15,054)

Issuance of common stock, net of
expenses	3,994,100	4	91,380	–	–	91,384
Amortization of restricted stock options	–	–	76	–	–	76
Amortization of restricted common
stock	–	–	268	–	–	268
Dividends declared	–	–	(2,236)	–	–	(2,236)

Balance at December 31, 2005	3,994,100	$4	$89,488	$(13,380)	$(1,674)	$74,438

The accompanying notes are an integral part of these consolidated financial statements.

     GSC Capital Corp. and Subsidiaries
Consolidated Statement of Changes in Cash Flows

Period from July 11, 2005
 (commencement of operations) to December 31, 2005

(U.S. Dollars in thousands, except share and per share information)

Cash Flows from operating activities
Net loss	$(1,674)
Adjustments to reconcile net loss to cash provided by operating activities:
Unrealized gain on derivatives	(366)
Deferred management fee	344
Amortization of premium on loans and securities, net	506
Amortization of deferred bond issuance costs	516
Loss on sale of securities available for sale, net	2,161
Gain on sale of loans, net	(3)
Loss on principal payments on loans, net	26
Changes in assets and liabilities:
Interest receivable	(9,539)
Dividend receivable	(263)
Other assets	(434)
Receivable from related party	(91)
Interest payable	7,162
Payable to manager	1,389
Accounts payable, accrued expenses and other liabilities	882

Net cash provided by operating activities	616
Cash Flows from investing activities
Due to broker	15,435
Purchase of securities available-for-sale	(1,911,986)
Principal payments on securities available-for-sale	92,478
Proceeds from securities available-for-sale	169,981
Purchase of loans	(185,035)
Principal payments on loans	9,929
Proceeds from sale of loans	2,603
Net additions to restricted cash and cash equivalents	(10,264)

Net cash used in investing activities	(1,816,859)
Cash Flows from financing activities
Net proceeds from issuance of common shares	91,384
Dividends paid	(1,118)
Proceeds from borrowings:
Repurchase agreements	7,472,567
ABS credit facility	194,962
CLO credit facility	164,480
Convertible debt	97,900
Repayments of borrowings:
Repurchase agreements	(6,185,951)
CLO credit facility	(10,110)

GSC Capital Corp. and Subsidiaries
 Consolidated Statement of Changes in Cash Flows (continued)

Period from July 11, 2005
 (commencement of operations) to December 31, 2005

(U.S. Dollars in thousands, except share and per share information)

Payment of deferred bond issuance costs	(5,689)
Purchase of derivatives	(740)

Net cash provided by financing activities	1,817,685

Net increase in cash and cash equivalents	1,442
Cash and cash equivalents, beginning of the period	–

Cash and cash equivalents, end of the period	$1,442

Supplemental cash flow information
Cash paid for interest	$24,726

The accompanying notes are an integral part of these consolidated financial statements.

GSC Capital Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2005

(U.S. Dollars in thousands, except share and per share information)

Note 1. Organization

     References herein to “we,” “us” or “our” refer to GSC Capital Corp. and its subsidiaries unless the context specifically requires otherwise.

     We are a Maryland corporation that was formed on May 19, 2005 as a specialty finance company that invests in multiple asset classes and uses leverage to generate competitive leveraged risk-adjusted returns. We commenced operations on July 11, 2005, which we refer to as inception, when we completed a private offering of 3,926,100 shares of common stock and $97,900 aggregate principal of 7.25% convertible senior notes due 2010, the notes. We are advised by GSCP (NJ), L.P., which we refer to as our Manager and is more fully explained in Note 13.

     We currently invest in the following asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate middle market loans and debt securities; (iii) asset-backed securities; and (iv) equity securities. We will also make investments in other asset classes from time to time.

     We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, and to comply with the provisions of the Internal Revenue Code of 1986, or the Code, as amended with respect thereto. As a REIT, we generally will not be subject to federal income tax on that portion of income that is distributed to stockholders if at least 90% of our REIT taxable income is distributed to our stockholders.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

     The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, or GAAP. The consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries: GSC Capital Corp. TRS Holdings, Inc., which we refer to as GSCCC TRS, GSC Capital Corp. TRS Delaware Holdings, Inc., GSC Capital Corp. ABS Funding 2005-1, which we refer to as ABS 2005-1, and GSC Capital Corp. Loan Funding 2005-1, which we refer to as CLO 2005-1.

     As of December 31, 2005, GSCCC TRS and GSC Capital Corp. TRS Delaware Holdings, Inc. were qualified REIT subsidiaries.

     ABS 2005-1 is an entity established to complete collateralized debt obligation, or CDO, secured financing transactions. As of December 31, 2005, ABS 2005-1 was in the warehousing stage.

     CLO 2005-1 is an entity established to complete collateralized loan obligation, or CLO secured financing transactions. As of December 31, 2005, CLO 2005-1 was in the warehousing stage.

     The entities consolidated by us are either wholly owned subsidiaries or entities established to complete secured financing transactions that are considered to be variable interest entities and for which we are the primary beneficiary. For additional information, see “Consolidation” below.

Consolidation

     We consolidate all entities in which we hold a greater than 50 percent voting interest or ownership and have control over significant operating, financial and investing decisions of the entity. We also consolidate all variable interest entities, or VIEs, for which we are considered to be the primary beneficiary pursuant to Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities-an interpretation of

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

ARB No. 51, as revised, which we will refer to as FIN 46R. In general, FIN 46R requires an enterprise to consolidate a VIE when the enterprise holds a variable interest in the VIE and is deemed to be the primary beneficiary of the VIE. An enterprise is the primary beneficiary if it absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both.

     ABS 2005-1 and CLO 2005-1 were wholly owned subsidiaries at December 31, 2005. When securitization was completed in January 2006, ABS 2005-1 and CLO 2005-1 became VIEs and were not considered to be qualifying special-purpose entities as defined by Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. We have determined that we are the primary beneficiary of these entities and will continue to include these entities in our consolidated financial statements.

     All inter-company balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

     Highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. These include cash on hand, cash held in banks and highly liquid investments. Interest income earned on cash and cash equivalents is recorded in interest and dividend income based on the money market instrument in which the cash is invested.

     Cash equivalents consisting of money market instruments are held with three major financial institutions to which we are exposed to credit risk.

     Cash equivalents are carried at cost, which approximates market value.

Restricted Cash and Cash Equivalents

     Restricted cash and cash equivalents represent amounts that are held by third parties under certain of our debt obligations and derivative transactions.

     Cash equivalents consisting of money market instruments are held with two major financial institutions to which we are exposed to credit risk. Restricted cash equivalents are carried at cost, which approximates market value.

Securities and Real Estate Loans

     We invest in U.S. Agency and Non-Agency residential mortgage backed securities, or RMBS, and other debt and equity instruments in the United States. We have classified our securities as available-for-sale as we may dispose of them prior to maturity in response to changes in the market, liquidity needs or other events, even though we do not hold the securities for the purpose of selling them in the near future. We account for these securities as available-for-sale securities in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”.

     Available-for-sale securities are carried at estimated fair value, based on quoted market prices provided by independent pricing sources, when available, or from quotes provided by dealers who make markets in certain securities, or from management’s estimates in cases where investments are illiquid. In making these estimates, management utilizes pricing information obtained from dealers who make markets in these securities, but may, under certain circumstances, adjust these valuations based on management’s knowledge of the securities and the underlying collateral. Unrealized gains and losses recorded as a component of accumulated other comprehensive income/(loss) in stockholders’ equity. Upon the sale of a security, the realized net gain or loss is included in income on a specific identification basis.

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

     Periodically, all available-for-sale securities are evaluated for other than temporary impairment in accordance with Statement of Financial Accounting Standards No. 115 and Emerging Issues Task Force No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”. Other than temporary impairment is a decline in the fair value of an investment below its amortized cost attributable to factors that indicate the decline will not be recovered over the investment’s remaining life. Other than temporary impairments result in reducing the security’s carrying value to its fair value through the statement of income, which also creates a new carrying value for the investment. A revised yield is computed based on the future estimated cash flows as described in “Revenue Recognition” below. Significant judgments are required in determining impairment, which include making assumptions regarding the estimated prepayments, loss assumptions and the changes in interest rates.

Loans Held for Investment

     We purchase participations in corporate leveraged loans in the secondary market. We account for these loans in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases”.

     Loans are held for investment and we initially record loans at their purchase prices. We subsequently account for loans at purchase price plus or minus accreted discount or amortized premiums, respectively. In certain instances, where the credit fundamentals underlying a particular loan have materially changed in such a manner that our expected return on the investment may decrease, the Company may elect to sell a loan held for investment due to adverse changes in credit fundamentals. Once the determination has been made by us that we will no longer hold the loan for investment, we account for the loan at the lower of amortized cost or estimated fair value.

Allowance and Provision for Loan Losses

     Loans held for investment are evaluated for possible impairment on a periodic basis in accordance with Statement of Financial Accounting Standards No. 114 “Accounting by Creditors for Impairment of a Loan an Amendment of FASB Statement No. 5 and 15”.

     We maintain our allowance for loan losses at a level that our management considers adequate based on an evaluation of known and inherent risks in the loan portfolio, including historical and industry loss experience, economic conditions and trends, collateral estimated fair values and quality, estimated fair values of our loans and other relevant factors.

     To estimate the allowance for loan losses, we first identify impaired loans. Loans are generally evaluated for impairment individually, but loans purchased on a pooled basis with relatively smaller balances and substantially similar characteristics may be evaluated collectively for impairment. We consider a loan to be impaired when, based on current information and events, our management believes it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its estimated fair value and a corresponding charge to the income statement is recorded through a provision for loan losses. Significant judgments are required in determining impairment, which include making assumptions regarding the value of the loan and the value of the real estate, partnership interest or other collateral that secure the loans. Estimated fair value may be determined based on (i) observable market quotes, if available; (ii) the estimated sales price of the collateral less estimated disposition costs; or (iii) the present value of projected future cash flows. Increases in the allowance for loan losses are recognized in the statements of operations as a provision for loan losses. A charge-off or write-down of a loan is recorded, and the allowance for loan losses is reduced, when the loan or a portion thereof is considered uncollectible and of such little value that further pursuit of collection is not warranted.

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

     An impaired loan may be left on accrual status during the period we are pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as: (i) management believes that scheduled debt service payments will not be met within the coming 12 months; (ii) the loan becomes 90 days delinquent; (iii) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (iv) the net realizable value of the underlying collateral securing the loan approximates our carrying value of such loan. While on non-accrual status, interest income is recognized only upon actual receipt.

Revenue Recognition

     Interest income on available-for-sale securities and loans held for investment is recognized over the life of the investment using the effective interest method. Interest income on mortgage-backed securities is recognized using the effective interest method as described by Statement of Financial Accounting Standards No. 91 for securities of high credit quality and Emerging Issues. Task Force No. 99-20 for all other securities. Interest income on loans held for investment is recognized based on the contractual terms of the loan instruments. Any loan fees or acquisition costs on originated loans or securities are capitalized and recognized as a component of interest income over the life of the investment using the effective interest method.

     Under Statement of Financials Accounting Standards No. 91 and Emerging Issues Task Force No. 99-20, management estimates, at the time of purchase, the future expected cash flows and determines the effective interest rate based on these estimated cash flows and our purchase price. As needed, these estimated cash flows are updated and a revised yield is computed based on the current amortized cost of the investment. In estimating these cash flows, there are a number of assumptions that are subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass-through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans, and the timing of the magnitude of credit losses on the mortgage loans underlying the securities have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and our interest income.

     Security transactions are recorded on the trade date. Realized gains and losses from security transactions are determined based upon the specific identification method and recorded as gain (loss) on sale of available for sale securities and loans held for investment in the statement of income.

     The Company accounts for accretion of discounts or premiums on available-for-sale securities and real estate loans using the effective interest yield method. Such amounts have been included as a component of interest income in the income statement.

Derivative Financial Instruments

     We account for derivative and hedging activities in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. Statement of Financial Accounting Standards No. 133 requires recognizing all derivative instruments as either assets or liabilities on the balance sheet at fair value. The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, we must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. We have no fair value hedges and no hedges of a net investment in foreign operations.

     For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings (for example, in “interest expense” when the hedged transactions are interest cash flows associated with floating-rate debt). The remaining gain or loss on the derivative instrument in excess of the cumulative changes in the present value of future cash flows of the hedged item, if any, is recognized in the unrealized gain (loss) on derivatives in current earnings during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in realized and unrealized gain (loss) on derivatives in the current earnings during the period of change. Income and/or expense from interest rate swaps are recognized as an adjustment to interest expense. We account for income and expense from interest swaps on an accrual basis over the period to which the payments and/or receipts relate.

Borrowings

     We finance the acquisition of our investments, including loans and securities available-for-sale, primarily through the use of secured borrowings in the form of repurchase agreements, securitization transactions structured as secured financings, warehouse facilities, and other secured and unsecured borrowings, and these borrowings are carried at their contractual amounts. Accrued interest payable is recorded as a separate line item on the consolidated balance sheet.

     We may, from time to time, purchase securities and simultaneously finance the acquisition of the securities through repurchase agreements (collateralized with the same securities purchased) with the selling broker. We currently record the acquisition of these securities as assets (at fair value) and the related repurchase agreements as liabilities (at contract value) on the statement of assets and liabilities. Interest income earned on the securities and interest expense incurred on the repurchase obligations are reported on a gross basis on the statement of operations.

     Presently, the accounting for these transactions is being discussed among the standard setters which may be resolved through a FASB Staff Position (FSP) or other guidance addressing an alternative view that under SFAS 140 such transactions, as described above, may not qualify as purchases because the securities purchased may not be deemed legally isolated from the counterparty after they are transferred under the repurchase agreement. Under this view, we would present the net investment in these transactions as derivatives on the statement of assets and liabilities, with the corresponding change in fair value being recorded in the statement of operations. The fair value of the derivative would reflect not only any changes in the value of the underlying securities, but also changes in the value of the underlying credit provided by the counterparty.

     This alternate view would not have a material impact on our total capital or net income. However, it may materially reduce balances in securities owned and repurchase agreements, and may materially reduce interest income and interest expense.

Dividends to Stockholders

     We record our dividends to stockholders on the declaration date. The actual dividend and its timing are at the discretion of our board of directors. We intend to pay sufficient dividends to avoid incurring any income or excise tax.

Manager Compensation

     Our Management Agreement provides for the payment of a base management fee to the Manager, as well as an incentive fee if our financial performance exceeds certain benchmarks. See Note 13 for further discussion of the specific terms of the computation and payment of the incentive fee. The base management fee and the incentive fee are accrued and expensed during the period for which they are earned by our Manager.

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

Share-Based Payments

     We account for share-based compensation issued to our Manager using the fair value based methodology prescribed by Emerging Issues Task Force Issue 96-18, “Accounting for equity instruments that are issued to other than employees for acquiring, or in conjunction with selling, goods or services”. Compensation cost related to restricted common stock and common stock options issued to our Manager is initially measured at estimated fair value at the grant date, and is re-measured quarterly to the extent the awards are unvested. We are amortizing the total compensation expense for the restricted common shares and common stock options granted to our Manager on a straight line basis, pursuant to Emerging Issues Task Force Issue 96-18. We classify the share based compensation cost as deferred management fee in the financial statements as it is issued to the Manager.

Income Taxes

     We intend to elect and qualify to be taxed as a REIT and to comply with the relevant federal income tax provisions. Accordingly, we will generally not be subject to federal or state income tax to the extent that we make qualifying distributions to our stockholders, and provided we satisfy the REIT requirements including certain asset, income, distribution and stock ownership tests. If we were to fail to meet these requirements, we would be subject to federal, state and local income taxes which could have a material adverse impact on its results of operations and amounts available for distribution to the stockholders.

     The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using our taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles. Some of the significant differences in 2005 between taxable income and net income reported on the financial statements included the inability to deduct capital losses in excess of capital gains for tax purposes and differences in timing of deductions related to the grant of restricted stock.

Earnings per Share

     In accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share,” we present both basic and diluted earnings (loss) per share, or EPS in its consolidated financial statements and footnotes thereto. Basic earnings (loss) per share, or Basic EPS, excludes dilution and is computed, pursuant to Emerging Issues Task Force No. 03-06, by dividing net income or loss allocable to common stockholders by the weighted average number of shares, including restricted common shares, outstanding for the period. Diluted earnings per share, or Diluted EPS, reflects the potential dilution of common stock options, if they are not anti-dilutive. See Note 8 for earnings per share computation.

Use of Estimates

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and revenues and expenses for the periods presented in the statement of operations. Actual results could differ from these estimates and assumptions and could be material. Significant estimates in the consolidated financial statements include interest income recognition from investments in securities and loans, valuation of securities and loans, derivative instruments, share-based payments, and prepayment rates for certain securities and loans.

GSC Capital Corp. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

Recent Accounting Pronouncements

     In June 2004, the Financial Accounting Standards Board, or FASB, issued Emerging Issues Task Force Abstract 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. Emerging Issues Task Force Abstract 03-1 provides authoritative guidance regarding determining when an investment is considered impaired and the impairment is other-than-temporary. Emerging Issues Task Force Abstract 03-1 requires that we evaluate whether an impairment is other-than-temporary, and, if the impairment is other-than-temporary, recognize an impairment loss equal to the excess of the amortized cost over the estimated fair value of the investment. Emerging Issues Task Force Abstract 03-1 also provides guidance regarding accounting considerations subsequent to the recognition of an other-than-temporary impairment and guidance on the disclosure regarding unrealized losses that have not been recognized as other-than-temporary impairments. Emerging Issues Task Force Abstract 03-1 was originally effective for reporting periods beginning after June 15, 2004. In September 2004, the FASB proposed additional guidance related to debt securities that are impaired because of interest rate and/or credit spread increases and delayed the effective date for the implementation of certain provisions of Emerging Issues Task Force Abstract 03-1. On July 5, 2005, the FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment and stated that the proposed FASB Staff Position on Emerging Issues Task Force Abstract Issue No. 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of Emerging Issues Task Force Abstract Issue No. 03-1,” will be issued as final. The final FSP will supersede Emerging Issues Task Force Abstract 03-1. We do not expect the adoption of the FASB Staff Position, as contained in its current draft form, to have a material effect on our consolidated financial condition, consolidated results of operations, or liquidity because our current method of accounting for impairments is in accordance with Emerging Issues Task Force Abstract 03-1 and the FSP.

Note 3. Securities Available-for-Sale

     The following table summarizes our securities classified as available-for-sale as of December 31, 2005, which are carried at estimated fair value:

						Weighted Average
			Gross Unrealized

Asset Type	Current Face Amount	Amortized Cost Basis	Gains	Losses	Estimated Fair Value	Coupon	Actual Maturity (Years)

Agency 3/1 hybrid
adjustable rate
RMBS	$355,591	$355,910	$–	$(4,120)	$351,790	4.4%	29.5
Agency 5/1 hybrid
adjustable rate
RMBS	575,237	577,143	–	(6,377)	570,766	4.8	29.4
Agency 7/1 hybrid
adjustable rate
RMBS	402,118	404,699	–	(5,355)	399,344	5.0	29.5
Non-Agency
RMBS	235,170	234,913	472	(113)	235,272	4.9	30.3
Corporate Bonds	42,250	40,162	467	(1,407)	39,222	8.9	5.8
REIT common
stock	N/A	10,219	56	–	10,275	N/A	N/A

Total	$1,610,366	$1,623,046	$995	$(17,372)	$1,606,669

Residential Mortgage Backed Securities

     Investments include residential mortgage backed securities, or RMBS. Agency Adjustable Rate RMBS, or Agency ARMs, are securities that represent participations in, and are secured by or payable from, mortgage loans secured by residential property. They include Agency mortgage pass-through certificates which are securities issued

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

or guaranteed by the Federal National Mortgage Association, or Fannie Mae, and Federal Home Loan Mortgage Corporation, or Freddie Mac and Non-Agency pass-through certificates which are rated classes in senior/subordinated structures.

     The following is a summary of our Agency RMBS as of December 31, 2005:

Weighted Average
Gross Unrealized

Rating	Amortized Cost Basis	Gains	Losses	Estimated Fair Value	Yield	Coupon	Actual Maturity (Years)

AAA	$1,337,752	$–	$(15,852)	$1,321,900	4.8%	4.8%	29.4
AA	–	–	–	–	–	–	–
A	–	–	–	–	–	–	–
BBB	–	–	–	–	–	–	–
BB	–	–	–	–	–	–	–
B	–	–	–	–	–	–	–
Not rated	–	–	–	–	–	–	–

Total	$1,337,752	$–	$(15,852)	$1,321,900	4.8%	4.8%	29.4

The following is a summary of our Non-Agency RMBS as of December 31, 2005:

						Weighted Average
		Gross Unrealized

Rating	Amortized Cost Basis	Gains	Losses	Estimated Fair Value	Yield	Coupon	Actual Maturity (Years)

AAA	$79,744	$–	$(87)	$79,657	5.2%	4.8%	29.9
AA	92,643	277	–	92,920	5.2	5.0	31.1
A	62,526	195	(26)	62,695	5.3	5.1	29.8
BBB	–	–	–	–	–	–	–
BB	–	–	–	–	–	–	–
B	–	–	–	–	–	–	–
Not rated	–	–	–	–	–	–	–

Total	$234,913	$472	$(113)	$235,272	5.2%	4.9%	30.3

     Actual maturities of RMBS are generally shorter than stated contractual maturities, as they are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal. The stated contractual final maturity of the mortgage loans underlying our portfolio of RMBS ranges up to 30 years, but the expected maturity is subject to change based on the prepayments of the underlying loans. As of December 31, 2005, the average final contractual maturity of the mortgage portfolio is 2035.

Corporate Bonds

     Investments include corporate bonds. Corporate bonds are debt obligations of corporations and nongovernmental entities. A significant portion of such investments is generally not secured by mortgages or liens on assets. A substantial portion may have an interest-only payment schedule, with the principal amount remaining outstanding until the bond’s maturity. The coupon on these bonds may be fixed or floating at a spread above the underlying reference rate, usually LIBOR, the London Inter Bank Offer Rate.

     The following is a summary of our corporate bonds as of December 31, 2005:

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

						Weighted Average
		Gross Unrealized

Rating	Amortized Cost Basis	Gains	Losses	Estimated Fair Value	Yield	Coupon	Actual Maturity (Years)

AAA	$ –	$–	$–	$–	–%	–%	–
AA	–	–	–	–	–	–	–
A	–	–	–	–	–	–	–
BBB	–	–	–	–	–	–	–
BB	3,698	20	–	3,718	8.6	8.0	7.4
B	18,638	223	(217)	18,644	9.6	8.6	6.6
CCC	11,829	–	(749)	11,080	10.1	9.3	4.3
CC	3,241	–	(441)	2,800	15.9	10.5	7.2
Not rated	N/A	224	–	2,980	16.7	8.8	3.1

Total	$40,162	$467	$(1,407)	$39,222	10.8%	8.9%	5.8

REIT Common Stock

     As of December 31, 2005, we held 750,000 shares of common stock of Deerfield Triarc Capital Corp., a real estate investment trust.

Unrealized Losses

     As we commenced operations in July 2005, all of our securities in an unrealized loss position at December 31, 2005 have been in an unrealized loss position for less than one year. Our review of such securities indicates that the decrease in estimated fair value was not due to permanent changes in the underlying credit fundamentals or in the amount of principal and interest expected to be received. In addition, we have the financial capacity and the intention to hold the securities for a period of time sufficient for a recovery in the estimated fair value. Therefore, management does not believe any of the securities held at December 31, 2005 are other-than-temporarily impaired.

Note 4. Loans Held for Investment

The following is a summary of our loans held for investment as of December 31, 2005:

						Weighted Average
			Gross Unrealized

Asset Type	Current Principal Amount	Amortized Cost Basis	Gains	Losses	Estimated Fair Value	Coupon	Actual Maturity (Years)

Corporate Loans	$172,499	$172,480	$658	$(90)	$173,048	7.1%	5.7

     We invest in senior secured bank loans to middle market companies. Middle market loans generally have wider credit spreads than those on larger institutional loans, are part of more conservative capital structures and have more competitive security packages. These loans may also include revolving credit facilities. The loans generally have maturities of five to eight years and have limited amortization of principal. These loans usually include restrictive financial and operating covenants and have a floating rate of interest tied to either the prime rate or LIBOR.

     We also invest in more broadly syndicated, larger leverage loans. These loans are typically publicly rated and have greater liquidity than middle market loans. These loans may also include revolving credit facilities. A significant number of these loans are secured by liens on assets. The loans generally have maturities of five to eight years and have limited amortization of principal. These loans usually include restrictive financial and operating covenants and have a floating rate of interest tied to either the prime rate or LIBOR.

     At December 31, 2005, corporate loans with an estimated fair value of $173,048 (amortized cost of $172,480) were owned by CLO 2005-1.

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

     As of December 31, 2005 we had not recorded an allowance for loan losses. In reviewing our portfolio of loans and the observable secondary market prices, we did not identify any loans that exhibit characteristics indicating that impairment had occurred.

Note 5. Secured Borrowings

     We leverage our portfolio of securities and loans through the use of repurchase agreements and warehouse facilities. Each of the borrowing vehicles used by us bears interest at floating rates based on a spread above LIBOR.

     Certain information with respect to our secured borrowings as of December 31, 2005 is summarized in the following table:

	Repurchase Agreements(1)	ABS 2005-1 Warehouse Facility(1)	CLO 2005-1 Warehouse Facility(1)	Total

Outstanding borrowings	$1,286,616	$194,962	$154,370	$1,635,948
Weighted-average borrowing rate	4.46%	4.37%	4.76%
Weighted-average remaining maturity	87 days	153 days	18 days
Fair value of collateral	$1,315,773	$205,366	$192,627	$1,713,766

(1)	Each of the borrowings listed is contractually due in one year or less.

     As of December 31, 2005, we had repurchase agreements outstanding in the amounts of $1,286,616 as summarized below:

Asset Type	Counterparty	Fair Value of collateral	Principal Balance	Weighted Average Interest Rate	Maturity Range (in days)

RMBS	Deutsche Bank	$478,569	$469,851	4.42%	37-75
RMBS	Lehman Brothers	310,332	301,678	4.40	38-80
RMBS	Greenwich Capital	300,744	295,000	4.65	13-306
RMBS	Bear Stearns	226,128	220,087	4.36	3-37

	Total	$1,315,773	$1,286,616	4.46%	3-306

     During July 2005 the Company formed CLO 2005-1 and began borrowing from a warehouse facility, in the form of a repurchase agreement, to purchase middle market senior secured loans and certain other loans and securities. The warehouse facility bears interest at a spread of 45 basis points over 30-day LIBOR and had an outstanding balance of $154,370 as of December 31, 2005.

     During August 2005 the Company formed ABS 2005-1, which entered into a warehousing agreement with Goldman Sachs Mortgage Company in October 2005. ABS 2005-1 began borrowing from the warehousing facility, in the form of a repurchase agreement, to accumulate a portfolio of eligible residential and commercial mortgage backed securities. The repurchase facility bears interest at a spread of 37 basis points over the Federal Funds Rate and had an outstanding balance of $194,962 as of December 31, 2005.

Note 6. Convertible Notes

     On July 11, 2005, we issued $97,900 aggregate principal of 7.25% Convertible Senior Notes due 2010, which we refer to as the Convertible Notes. The Convertible Notes pay interest on a semiannual basis (each January 15th and July 15th) at a coupon rate of 7.25% and are due July 15, 2010. In connection with the issuance of the Convertible Notes, we incurred $5,689 of issuance costs, including placement fees, legal, accounting and other

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

costs, which were capitalized and are reported on the balance sheet as deferred convertible note issuance costs. These costs are being amortized over the life of the Convertible Notes.

     Holders of the notes have the right to require that we repurchase their notes, in whole or in part, at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest up to but not including the date of repurchase, if no Qualifying IPO is consummated prior to January 15, 2008, by giving us a revocable notice no later than twenty (20) business days following such date. We will repurchase any notes tendered and not withdrawn prior to the end of such 20 business-day period on the 23rd business day following January 15, 2008.

     In addition, if we do not consummate a Qualifying IPO on or prior to January 15, 2008, we will pay, on January 17, 2008, to holders of record of the notes on January 15, 2008 (including holders that elected to require us to repurchase their notes) a cash payment equal to 4% of the principal amount of the notes.

     Upon the occurrence of the circumstances described below, holders may convert any outstanding Convertible Notes into shares of our common stock at an initial “Conversion Price” per share of $25.00, which represents an initial “Conversion Rate” of 40 shares of common stock per $1,000 principal amount of Convertible Notes. Holders of the Convertible Notes may surrender their notes for conversion into shares of our common stock prior to the maturity date:

  Immediately prior to the consummation of our initial public offering (“IPO”), provided that any shares issued upon such conversion are offered in the IPO;

  At any time following the date which is sixty (60) days after consummation of an IPO;

  If we give notice of redemption, at any time prior to redemption; or

  Upon the occurrence of specified corporate transactions including certain mergers, consolidations and sale of substantially all of our assets.

     We have incurred interest expense on the convertible notes of $3,323 for the period from July 11, 2005 to December 31, 2005 and have amortized deferred convertible note issuance costs of $516 during the same period.

Note 7. Derivative Financial Instruments

     Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by Statement of Financial Accounting Standards No. 133, we record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

     For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings.

     Our policies permit us to enter into derivative contracts. Our objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, we primarily use interest rate swaps and options to enter into swaps, or swaptions, as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During 2005, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt, or existing lines of credit, or forecasted issuances of debt.

     As of December 31, 2005, no derivatives were designated as fair value hedges or hedges of net investments in foreign operations. Additionally, we do not use derivatives for trading or speculative purposes. Derivatives not designated as hedges or “free standing derivatives” are not speculative and are used to manage our exposure to interest rate movements and other identified risks. As of December 31, 2005 we had one swaption designated as a “free standing derivative” which did not meet the strict hedge accounting requirements of Statement of Financial Accounting Standards No. 133.

     At December 31, 2005, derivatives with a net fair value of $4,103 were included in derivative assets and derivative liabilities. The change in net unrealized gains of $2,997 in 2005 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in shareholders’ equity and included in other comprehensive income. The increase in fair value of derivatives not designated as hedges of $312 is included in unrealized gain on derivatives in 2005. Hedge ineffectiveness of $54 on cash flow hedges due to reset mismatch was recognized in unrealized gain on derivatives during 2005.

     Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. The change in net unrealized gains/losses on cash flow hedges reflects a reclassification of $621 of net unrealized gains/losses from accumulated other comprehensive income to interest expense during 2005. During the next 12 months, we estimate that an additional $1,810 will be reclassified, $1,931 as interest expense and $121 as interest income. We are hedging our exposure to the variability in future cash flows for forecasted transactions over a maximum period of 12 months (excluding forecasted transactions related to the payment of variable interest on existing financial instruments).

     The following table summarizes the estimated net fair value of the derivative instruments held at December 31, 2005:

Hedge	Type	Notional	Interest Rate	Maturity	Fair Value

Interest Rate Swap	Cash Flow Hedges	$300,000	4.10%	Jul 2007	$2,884
Interest Rate Swap	Cash Flow Hedges	125,000	4.64	Aug 2010	579
Interest Rate Swap	Cash Flow Hedges	100,000	4.85	Jan 2011	(412)
Interest Rate
Swaption	Free-Standing Derivative	200,000			1,052

	Net fair value				$4,103

Note 8. Earnings per Share (“EPS”)

     We calculate basic net income per share, pursuant to Emerging Issues Task Force No. 03-06, by dividing net income for the period by the weighted-average shares of its common stock outstanding, including restricted common stock, for the period. Diluted net income per share takes into account the effect of dilutive instruments, such as convertible notes, common stock options and unvested restricted common stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

shares outstanding. For the period from inception through December 31, 2005, we reported a basic and diluted net loss per share of $0.42. Inclusion of the shares to which the convertible notes can be converted, unvested common stock options and unvested restricted common stock in the diluted loss per share calculation would reduce the net loss per share amount and, is therefore, considered anti-dilutive. As a result, our diluted loss per share is equivalent to its basic loss per share for such period.

	For the Period from July 11, 2005 (commencement of operations) to December 31, 2005

	Basic	Diluted

Net loss	$(1,674)	$(1,674)
Weighted-average number of shares outstanding	3,994,100	3,994,100

Basic net loss per share	$(0.42)	$(0.42)

Note 9. Accumulated Other Comprehensive Income (Loss)

     The components of accumulated other comprehensive loss were:

As of December 31, 2005

Net unrealized losses on available-for-sale securities	$(16,377)
Net unrealized gains on cash flow hedges	2,997

Accumulated other comprehensive loss	$(13,380)

Note 10. Stockholders Equity

     On July 11, 2005, we completed the private offering of 3,926,100 shares of common stock, $0.001 par value. We received proceeds from the transaction of $91,384, net of underwriting commissions, placement agent fees and other offering costs totaling $6,768. We have the authority to issue up to 250,000,000 shares of common stock.

     All shares of our common stock have equal rights as to earnings, assets, dividends and voting. Shares of common stock have no preemptive, appraisal, preferential exchange, conversion, or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in the company’s charter. Subject to charter restrictions on the transfer and ownership of our stock, each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of our common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

     We have the authority to issue 100,000,000 shares of preferred stock. As of December 31, 2005, there were no shares of preferred stock issued and outstanding.

Note 11. Stock Options and Restricted Stock

     We have adopted a stock incentive plan (the “2005 Stock Incentive Plan”). The Board of Directors administers the plan. Stock options may be granted to our Manager, directors, and any key employees of our Manager and to any other individual or entity performing services for us.

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

     The exercise price for any stock option granted under the 2005 Stock Incentive Plan may not be less than 100% of the fair market value of the shares of common stock at the time the common stock option is granted. Each option must terminate no more than ten years from the date it is granted. The 2005 Stock Incentive Plan authorizes that a total of 10,000,000 shares may be used to satisfy awards under the plan. We made initial grants under the 2005 Stock Incentive Plan on July 11, 2005, the date that we closed our initial private placement of common stock.

     The following table summarizes restricted common stock transactions:

Manager

Unvested shares as of July 11, 2005	–
Issued	68,000
Vested	–
Forfeited	–

Unvested shares as of December 31, 2005	68,000

     The shares of restricted common stock granted to our Manager were valued using the fair market value at the time of grant, $25.00 per share, and are re-valued quarterly to determine the expense for the following quarter. Pursuant to Emerging Issues Task Force Issue 96-18, we are required to value any unvested shares of restricted common stock granted to our Manager at the current market price. We valued the unvested restricted common stock at $25.00 per share at December 31, 2005 or $1,700. For the period from July 11, 2005 to December 31, 2005, we have expensed $268 of the cost through the income statement and the remaining amount (as adjusted for future changes in value) will be amortized over the remaining 30.33 months. None of the restricted shares issued to our Manager have vested as of December 31, 2005.

     The following table summarizes common stock option transactions:

	Number of Options	Weighted Average Exercise Price

Outstanding as of July 11, 2005	–	–
Granted	102,000	25.00
Exercised	–	–
Forfeited	–	–

Outstanding as of December 31, 2005	102,000	25.00

     None of the common stock options outstanding were exercisable at December 31, 2005. The common stock options were valued using the Black-Scholes model and had an estimated fair value of $4.83 each at December 31, 2005. The stock options are also re-valued quarterly to determine the expense for the following quarter. For the period from July 11, 2005 to December 31, 2005, we have expensed $76 of the cost through the income statement and the remaining amount (as adjusted for future changes in value) will be amortized over the remaining 30.33 months to final vesting.

Note 12. Fair Value of Financial Instruments

     For certain financial instruments that we own, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated for these instruments using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate and credit spread environments as of

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

December 31, 2005 and do not take into consideration the effects of subsequent interest rate or credit spread fluctuations.

     The carrying values and estimated fair values of our financial instruments at December 31, 2005 were as follows:

	Carrying Value December 31, 2005	Principal Balance or Notional Amount December 31, 2005		Estimated Fair Value December 31, 2005

Assets
Real Estate Securities, available for sale	$1,557,172	$1,568,116		$1,557,172
Other securities, available for sale	49,497	42,250	(1)	49,497
Interest rate swap, treated as a hedge	3,463	425,000		3,470
Interest rate swaption, treated as a free-standing derivative	1,052	200,000		1,052
Middle Market senior secured loans	172,480	172,499		173,048
Liabilities
Repurchase agreements	1,286,616	1,286,616		1,286,616
ABS 2005-1 warehouse facility	194,962	194,962		194,962
CLO 2005-1 warehouse facility	154,370	154,370		154,370
7.25% Convertible Senior notes due 2010	97,900	97,900		97,900
Interest rate swap, treated as hedges	412	100,000		412

(1) Excludes 750,000 shares of REIT common stock held as investment.

Note 13. Management Agreement and Related Party Transactions

     Our Manager manages our day-to-day operations, subject to the direction and oversight of our Board of Directors. The Management Agreement was entered into on July 11, 2005. The initial term expires on December 31, 2008 and shall be automatically renewed for a one-year term through each anniversary date thereafter. Following the initial term, the Management Agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock.

     The Management Agreement provides, among other things, that we pay to our Manager, in exchange for managing our day-to-day operations, certain fees and reimbursements, consisting of a base management fee, an incentive compensation fee, and reimbursement for out-of-pocket and certain other costs incurred by our Manager and related directly to us. All rent incurred by our Manager is paid by us as a component of the reimbursement of expenses.

     The Management Agreement contains certain provisions requiring us to indemnify our Manager with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct, or gross negligence. We have evaluated the impact of these guarantees on our consolidated financial statements and determined that they are immaterial.

     For the period from July 11, 2005 (commencement of operations) to December 31, 2005, we incurred $1,516 in base management fees and recognized share-based compensation expense, related to common stock options and restricted common stock granted to our Manager, of $344 (see Note 11). A payable to our Manager in the amount of $1,389 was outstanding on December 31, 2005. This is comprised of $799 in management fees, and $590 in expense reimbursement for our portion of the overhead expenses paid by our Manager. A base management fee calculated in an amount equal to ¼ of the equity multiplied by 1.75% is paid quarterly in arrears. We established a stock incentive

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

plan for the purpose of rewarding and incentivizing those who provide services to the company, including the directors, our Manager, and our Manager’s executive officers. Base management fees incurred and share-based compensation expense relating to common stock options and restricted common stock granted to our Manager are included in ‘Management fee’ and ‘Deferred management fee’, respectively, on the consolidated statement of operations. Expenses incurred by our Manager and reimbursed by us are reflected in the respective consolidated statement of operations non-investment expense category based on the nature of the expense.

     No incentive compensation was earned or paid to our Manager during the period from July 11, 2005 to December 31, 2005. Our Manager shall receive quarterly incentive compensation in an amount equal to the product of: (i) twenty-five percent (25%) of the dollar amount by which (A) our net income (determined in accordance with GAAP), which includes realized and unrealized gains and losses, and before non-cash equity compensation expense and before incentive compensation plus interest expense related to the notes and, to the extent not included in interest related to the notes, amortization of debt discount and issuance costs with respect to the notes, for the quarter per share (assuming full conversion of all outstanding notes into common shares at the beginning of the quarter at the then applicable conversion rate) exceeds (B) an amount equal to (1) the weighted average of the price per share of the common shares in the initial offering and any subsequent offerings of our common stock, including common shares issuable upon conversion of the notes assuming a conversion price of $25 per share, and the prices per common share in any subsequent offerings by us, in each case at the time of issuance thereof, multiplied by (2) the greater of (a) 2.25% and (b) 0.75% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of common shares outstanding during the quarter, further assuming full conversion of the notes into common shares at the beginning of the quarter at the then applicable conversion rate; provided, that for the purpose of determining the incentive compensation fee, the notes will include those issued in connection with the exercise of the option granted to the initial purchasers in the July 2005 private offering and provided, that the foregoing calculation of incentive compensation shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by our majority of our independent directors in the case of non-cash charges.

     Each independent director will receive an annual retainer of $40. We will also reimburse the directors for their travel expenses incurred in connection with their attendance at full board and committee meetings. For the period from July 11, 2005 (commencement of operations) to December 31, 2005, we paid a total of $80 in annual retainers to independent directors.

     In the ordinary course of our business, we may enter into contract or agreements that contain indemnification warranties. Future events could occur that lead to the execution of these provisions against us. Based on its history and experience, management feels that the likelihood of such an event is remote.

14. Subsequent Events

     TRS Election. On January 1, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc., which was formed on December 22, 2005, made the election to be treated as a taxable REIT subsidiary or TRS.

     GSC ABS CDO 2005-1. On January 12, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $25,000 in aggregate principal amount, or 100%, of the Subordinated Notes Due 2045 issued by GSC ABS CDO 2005-1, Ltd. and GSC ABS CDO 2005-1, Corp., as co-issuers. These notes are the lowest-ranking securities of a CDO transaction secured by $315,000 of deposits in a guaranteed investment contract, representing all the proceeds from the sale of the securities and subordinated notes. The trust has entered or will enter into up to $500,000 of credit default swaps on mezzanine asset-backed obligations, with ABS, RMBS, CMBS and other CDO securities as reference obligations. GSC Partners serves as the collateral manager for the trust and will receive collateral management fees for which we will receive a credit against our management fees due to them. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

GSC Capital Corp. and Subsidiaries
 Notes to Consolidated Financial Statements (continued)

(U.S. Dollars in thousands, except share and per share information)

     GSC Capital Corp. Loan Funding 2005-1. On January 18, 2006, we purchased $21,300 and $16,200 in aggregate principal amount, or 100%, of Class E and Class F Deferrable Floating Rate Notes, issued by GSC Capital Corp. Loan Funding 2005-1 and GSC Loan Funding 2005-1, Corp., as co-issuers. The Class E and Class F notes are the two lowest-ranking classes of notes of a CLO transaction secured by a pool of asset-backed loans and bonds. Simultaneously with our purchase of the notes, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $24,000 in aggregate amount, or 100%, of the Preferred Shares issued by the trust. GSC Partners serves as the collateral manager for the trust and will receive collateral management fees for which we will receive a credit against our management fees due to them. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

     GSC Capital Corp. Mortgage Trust 2006-1. On March 22, 2006, we purchased 100% of the four lowest classes of notes issued by GSC Capital Corp. Mortgage Trust 2006-1 representing $9,756 in aggregate principal amount. We also made an additional investment of $8,083 to acquire the residual interest in the trust. We sponsored the trust and purchased a pool of residential whole loans with a par value of $433,625 from affiliates of Countrywide Home Loans, Inc. and issued notes totaling $421,917 to third parties. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

     GSC ABS CDO 2006-1c. On March 31, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $25,000 in aggregate principal amount, or 100%, of the Subordinated Notes issued by GSC ABS CDO 2006-1c. These notes are the lowest-ranking securities of a CDO transaction secured by $165,000 of deposits in a Market Value Swap Account with Citigroup, representing all the proceeds from the sale of the securities and subordinated notes. The trust has entered or will enter into up to $550,000 of credit default swaps on mezzanine asset-backed obligations, with midprime and subprime RMBS and CMBS as reference obligations. GSC Partners serves as the collateral manager for the trust and will receive collateral management fees for which we will receive a credit against our management fees due to them. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

     On January 3, 2006, the Board approved and we granted 6,000 shares of common stock to the independent directors.

     On January 10, 2006, we granted to our Manager 10,522 shares and options to purchase 15,783 shares of common stock at $25.00 per share in connection with the exercise of the option granted to the initial purchasers/placement agents in the July 2005 private offering.

     On January 23, 2006, the Board approved and we granted 6,000 shares of common stock to the independent directors.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.		GSC Capital Corp.

TABLE OF CONTENTS
	Page

PROSPECTUS SUMMARY	1	Shares
RISK FACTORS	16
SPECIAL NOTE REGARDING FORWARD LOOKING
STATEMENTS	43
USE OF PROCEEDS	44
INSTITUTIONAL TRADING OF OUR COMMON STOCK	45	Common Stock
DISTRIBUTION POLICY	46
CAPITALIZATION	47
DILUTION	49
RATIO OF EARNINGS TO FIXED CHARGES	50
SELECTED CONSOLIDATED FINANCIAL
INFORMATION	51
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS	53
BUSINESS	73
MANAGEMENT	97
PRINCIPAL STOCKHOLDERS AND NOTEHOLDERS	118
CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS	120	Deutsche Bank Securities
SELLING STOCKHOLDERS	122
DESCRIPTION OF CAPITAL STOCK	124
SHARES ELIGIBLE FOR FUTURE SALE	129
LIMITATION ON LIABILITY OF DIRECTORS AND
OFFICERS; INDEMNIFICATION AND ADVANCE OF
EXPENSES	131
CERTAIN PROVISIONS OF THE MARYLAND GENERAL
CORPORATION LAW AND OUR CHARTER AND
BYLAWS	132
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS1		Prospectus
UNDERWRITING	152
LEGAL MATTERS	156
EXPERTS	156
WHERE YOU CAN FIND MORE INFORMATION	156
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS 1
		, 2006
Until , 2006 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Amount
To Be Paid
Securities and Exchange Commission registration fee		$21,400
NASD filing fee		20,500
NYSE listing fee		*
Transfer agent’s fees		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total	$	*

_____________
* To be filed by subsequent amendment.

     Each of the amounts set forth above, other than the Securities and Exchange Commission Registration fee, the NYSE listing fee and the NASD filing fee, is an estimate.

Item 32. Sales to Special Parties

      See the response to Item 33 below.

Item 33. Recent Sales of Unregistered Securities.

     On July 11, 2005, the company sold 1,298,480 shares of its Common Stock to a group of initial purchasers for which Deutsche Bank Securities Inc. served as representative (the "Initial Purchasers"). The company issued these shares of Common Stock to the Initial Purchasers in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The Initial Purchasers paid the company a purchase price of $23.25 per share for these shares of Common Stock, for total proceeds to the company of $30,189,660. The Initial Purchasers resold all of these shares of Common Stock to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per share of Common Stock to Qualified Institutional Buyers under Rule 144A and non-United States persons under Regulation S was $25.00 per share for gross proceeds of $32,462,000 and the aggregate initial purchasers' discount was $2,272,340.

     On July 11, 2005, the company sold 2,101,520 shares of its Common Stock in a concurrent private offering to "accredited investors" (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchasers acting as placement agents. 1,761,520 of these shares were sold for a purchase price of $23.25 per share and 340,000 of these shares were sold for a purchase price of $25.00 per share. The placement agents received a commission of $1.75 per share with respect to 1,761,520 of these shares of Common Stock and no commission with respect to 340,000 of these shares of Common Stock. The total proceeds to the company from the private offering of these shares was $49,455,340 and total commissions paid to the placement agents was $3,082,660.

     On July 11, 2005, the company sold $76,500,000 aggregate principal amount of 7.25% convertible senior notes due 2010 (“notes”) to Deutsche Bank Securities Inc. The company issued these notes to Deutsche Bank Securities

Inc. in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. Deutsche Bank Securities Inc. paid the company a purchase price of 94% of the principal amount thereof, for total proceeds to the company of $71,910,000. Deutsche Bank Securities Inc. resold all of these notes to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act. The offering price to Qualified Institutional Buyers under Rule 144A was 100% of the principal amount thereof for gross proceeds of $76,500,000 and the aggregate initial purchasers' discount was $4,590,000.

     On July 11, 2005, the company sold $8,500,000 principal amount of notes in a concurrent private offering to "accredited investors" (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with Deutsche Bank Securities Inc. as placement agent. Deutsche Bank Securities Inc. paid the company a purchase price of 100% of the principal amount thereof, for total proceeds to the company of $8,500,000.

     On July 11, 2005, the company granted a total of 68,000 restricted shares of Common Stock and options to purchase 102,000 shares of our common stock with an exercise price of $25.00 per share to GSCP (NJ), LP, as manager of the company, pursuant to the 2005 Stock Incentive Plan of the company (the "Incentive Plan"). Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. For a more detailed description of the Incentive Plan, see "Management--Incentive Plan" in this Registration Statement.

     On July 22, 2005, the company sold 419,700 shares of its Common Stock to the Initial Purchasers. The company issued these shares of Common Stock to the Initial Purchasers in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The Initial Purchasers paid the company a purchase price of $23.25 per share for these shares of Common Stock, for total proceeds to the company of $9,758,025. The Initial Purchasers resold all of these shares of Common Stock to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per share of Common Stock to Qualified Institutional Buyers under Rule 144A and non-United States persons under Regulation S was $25.00 per share for gross proceeds of $10,492,500 and the aggregate initial purchasers' discount was $734,475.

     On July 22, 2005, the company sold 96,000 shares of its Common Stock to "accredited investors" (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchasers acting as placement agents. The placement agents received a commission of $1.75 per share. The total proceeds to the company from the private offering of these shares was $2,400,000 and total commissions paid to the placement agents was $168,000.

     On July 22, 2005, the company sold $12,900,000 aggregate principal amount of notes to Deutsche Bank Securities Inc. The company issued these notes to Deutsche Bank Securities Inc. in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. Deutsche Bank Securities Inc. paid the company a purchase price of 94% of the principal amount thereof, for total proceeds to the company of $12,126,000. Deutsche Bank Securities Inc. resold all of these notes to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act. The offering price to Qualified Institutional Buyers under Rule 144A was 100% of the principal amount thereof for gross proceeds of $12,900,000 and the aggregate initial purchasers' discount was $774,000.

     On July 27, 2005, the company sold 10,400 shares of its Common Stock to "accredited investors" (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchasers acting as placement agents. The placement agents received a commission of $1.75 per share. The total proceeds to the company from the private offering of these shares was $260,000 and total commissions paid to the placement agents was $18,200.

     On January 3, 2006, the Board approved, and the Company granted, 6,000 shares of common stock to the independent directors.

     On January 10, 2006, the Company granted to the Manager 10,522 shares of common stock and options to purchase 15,783 shares of our common stock with an exercise price of $25.00 per share in connection with the exercise of the option granted to the initial purchasers/placement agents in the July 2005 private offering.

     On January 23, 2006, the Board approved and the Company granted 6,000 shares of common stock to the independent directors.

Item 34. Indemnification of Directors and Officers.

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

  actual receipt of an improper benefit or profit in money, property or services; or

  active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

     Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

     Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

     Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

     Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or are threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services,

  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

     However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

     We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We have also entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. In addition, officers and directors of GSC Partners are indemnified by GSC Partners pursuant to GSC Partners’ organizational documents and directors and officers liability insurance relating thereto. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provide for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 35. Treatment of Proceeds from Stock Being Registered

      None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits

      (a) The following exhibits are filed as part of this Registration Statement:

Exhibit
Number		Description
1.1	*	Form of Underwriting Agreement among GSC Capital Corp. and the underwriters named therein
3.1	**	Articles of Amendment and Restatement of GSC Capital Corp.
3.2	**	Bylaws of GSC Capital Corp.
4.1	**	Form of Certificate for Common Stock for GSC Capital Corp.
4.2		Indenture between GSC Capital Corp, Issuer and Wachovia Bank, National Association, Trustee,
dated July 11, 2005
5.1	*	Opinion of Venable LLP as to legality of the securities being issued
8.1	*	Opinion of Davis Polk & Wardwell as to certain U.S. federal income tax matters
10.1	**	Registration Rights Agreement among GSC Capital Corp. and Deutsche Bank Securities Inc., as
representative of the Initial Purchasers/Placement Agents, for the benefit of certain holders of the common stock of GSC Capital Corp., dated as of July 11, 2005
10.2	**	Registration Rights Agreement among GSC Capital Corp. and Deutsche Bank Securities Inc., as
Initial Purchaser, for the benefit of certain holders of the 7.25% convertible senior notes due 2010 of
GSC Capital Corp., dated as of July 11, 2005
10.3	**	Management Agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated as of July 11, 2005
10.4	**	License Agreement between GSC Capital Corp. and GSCP (NJ), L.P. dated as of July 11, 2005
10.5	**	Stock Incentive Plan

Exhibit
Number		Description
10.6	**	Amended and Restated Stock Award Agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated July 11, 2005
10.7	**	Stock Option Agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated July 11, 2005
10.8	**	Form of Stock Award Agreement for Non-Employee Directors
10.9	**	Master Repurchase Agreement between GSC Capital Corp and Deutsche Bank Securities dated as of
June 16, 2005
10.10	**	Master Repurchase Agreement between Greenwich Capital Markets, Inc. and Greenwich Street
Capital Corp. dated as of July 8, 2005
10.11	**	Master Repurchase Agreement between Liquid Funding, Ltd. and GSC Capital Corp. dated as of July
22, 2005
10.12	**	Master Repurchase Agreement between Bear Stearns & Co, Inc. and GSC Capital Corp. dated as of
July 7, 2005.
10.13	**	Master Repurchase Agreement between Lehman Brothers Inc., Lehman Commercial Paper Inc. and
GSC Capital Corp. dated as of August 4, 2005
10.14	**	Forward Purchase Agreement between Goldman Sachs International, and GSC Capital Corp. Loan
Funding 2005-1, dated as of August 2, 2005
10.15	**	Master Participation Agreement, between Goldman Sachs Credit Partners L.P. and GSC Capital
Corp. Loan Funding 2005-1, dated as of July 22, 2005
10.16	**	Amended And Restated Warehouse Agreement, between Goldman Sachs Credit Partners L.P.,
Goldman Sachs International, GSC Capital Corp. Loan Funding 2005-1, GSCP (NJ), L.P., and GSC
Capital Corp. TRS Holdings, Inc., dated as of August 2, 2005.
12	*	Computation of earnings to fixed charges
21.1	**	List of Subsidiaries of GSC Capital Corp.
23.1	*	Consent of Venable LLP (included in Exhibit 5.1)
23.2		Consent of Ernst & Young LLP
23.3	*	Consent of Davis Polk & Wardwell (included in Exhibit 8.1)
24.1	**	Power of Attorney (included on Signature Page of the Registrant’s initial filing)

* To be filed by subsequent amendment.
** Filed previously.

Item 37. Undertakings

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby further undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the

Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of May, 2006.

GSC Capital Corp.

By:		/s/ Frederick H. Horton

	Name:	Frederick H. Horton

	Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors	May 15, 2006

Joseph H. Wender

/s/ Frederick H. Horton
Chief Executive
Frederick H. Horton	Officer and Director
	(Principal Executive Officer)	May 15, 2006
Chief Financial Officer, Secretary
/s/ Brian H. Oswald	and
Treasurer (Principal Financial and
Brian H. Oswald	Accounting Officer)	May 15, 2006

*

Stacy Cooper	Director	May 15, 2006

*

Robert F. Cummings, Jr.	Director	May 15, 2006

*

William K. Komperda	Director	May 15, 2006

*

Richard T. Millard	Director	May 15, 2006

*

Barry L. Zubrow	Director	May 15, 2006

/s/ David L. Goret

*by David L. Goret, as Attorney-in-Fact	General Counsel	May 15, 2006

EXHIBIT INDEX

Exhibit
Number		Description
1.1	*	Form of Underwriting Agreement among GSC Capital Corp. and the underwriters named therein
3.1	**	Articles of Amendment and Restatement of GSC Capital Corp.
3.2	**	Bylaws of GSC Capital Corp.
4.1	**	Form of Certificate for Common Stock for GSC Capital Corp.
4.2	**	Indenture between GSC Capital Corp, Issuer and Wachovia Bank, National Association, Trustee,
dated July 11, 2005
5.1	*	Opinion of Venable LLP as to legality of the securities being issued
8.1	*	Opinion of Davis Polk & Wardwell as to certain U.S. federal income tax matters
10.1	**	Registration Rights Agreement among GSC Capital Corp. and Deutsche Bank Securities Inc., as
representative of the Initial Purchasers/Placement Agents, for the benefit of certain holders of the common stock of GSC Capital Corp., dated as of July 11, 2005
10.2	**	Registration Rights Agreement among GSC Capital Corp. and Deutsche Bank Securities Inc., as
Initial Purchaser, for the benefit of certain holders of the 7.25% convertible senior notes due 2010 of
GSC Capital Corp., dated as of July 11, 2005
10.3	**	Management Agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated as of July 11, 2005
10.4	**	License Agreement between GSC Capital Corp. and GSCP (NJ), L.P. dated as of July 11, 2005
10.5	**	Stock Incentive Plan
10.6	**	Amended and Restated Stock Award Agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated July 11, 2005
10.7	**	Stock Option Agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated July 11, 2005
10.8	**	Form of Stock Award Agreement for Non-Employee Directors
10.9	**	Master Repurchase Agreement between GSC Capital Corp and Deutsche Bank Securities dated as of
June 16, 2005
10.10	**	Master Repurchase Agreement between Greenwich Capital Markets, Inc. and Greenwich Street
Capital Corp. dated as of July 8, 2005
10.11	**	Master Repurchase Agreement between Liquid Funding, Ltd. and GSC Capital Corp. dated as of July
22, 2005
10.12	**	Master Repurchase Agreement between Bear Stearns & Co, Inc. and GSC Capital Corp. dated as of
July 7, 2005.
10.13	**	Master Repurchase Agreement between Lehman Brothers Inc., Lehman Commercial Paper Inc. and
GSC Capital Corp. dated as of August 4, 2005
10.14	**	Forward Purchase Agreement between Goldman Sachs International, and GSC Capital Corp. Loan
Funding 2005-1, dated as of August 2, 2005
10.15	**	Master Participation Agreement, between Goldman Sachs Credit Partners L.P. and GSC Capital
Corp. Loan Funding 2005-1, dated as of July 22, 2005
10.16	**	Amended And Restated Warehouse Agreement, between Goldman Sachs Credit Partners L.P.,
Goldman Sachs International, GSC Capital Corp. Loan Funding 2005-1, GSCP (NJ), L.P., and GSC
Capital Corp. TRS Holdings, Inc., dated as of August 2, 2005.
12.	*	Computation of ratio of earnings to fixed charges
21.1	**	List of Subsidiaries of GSC Capital Corp.
23.1	*	Consent of Venable LLP (included in Exhibit 5.1)
23.2		Consent of Ernst & Young LLP
23.3	*	Consent of Davis Polk & Wardwell (included in Exhibit 8.1)
24.1	**	Power of Attorney (included on Signature Page of the Registrant’s initial filing)
______________
* To be filed by subsequent amendment.
** Filed previously.